   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1995

                REGISTRATION NOS. 33-59737 AND 33-59737-01
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                          JOINT REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
 SANTA ANITA REALTY ENTERPRISES, INC.       SANTA ANITA OPERATING COMPANY
(EXACT NAME OF REGISTRANT AS SPECIFIED (EXACT NAME OF REGISTRANT AS SPECIFIED
            IN ITS CHARTER)                        IN ITS CHARTER)
               DELAWARE                               DELAWARE
    (STATE OR OTHER JURISDICTION OF        (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)         INCORPORATION OR ORGANIZATION)
              95-3520818                             95-3419438
 (I.R.S. EMPLOYER IDENTIFICATION NO.)   (I.R.S. EMPLOYER IDENTIFICATION NO.)
 301 WEST HUNTINGTON DRIVE, SUITE 405         285 WEST HUNTINGTON DRIVE
       ARCADIA, CALIFORNIA 91007              ARCADIA, CALIFORNIA 91007
            (818) 574-5550                         (818) 574-7223
     (ADDRESS, INCLUDING ZIP CODE,          (ADDRESS, INCLUDING ZIP CODE,
    AND TELEPHONE NUMBER, INCLUDING        AND TELEPHONE NUMBER, INCLUDING
   AREA CODE, OF PRINCIPAL EXECUTIVE      AREA CODE, OF PRINCIPAL EXECUTIVE
               OFFICES)                               OFFICES)

           BRIAN L. FLEMING                      KATHRYN J. MCMAHON
  EXECUTIVE VICE PRESIDENT AND CHIEF        GENERAL COUNSEL AND SECRETARY
           FINANCIAL OFFICER                  285 WEST HUNTINGTON DRIVE
 301 WEST HUNTINGTON DRIVE, SUITE 405              P.O. BOX 60014
            P.O. BOX 60025                 ARCADIA, CALIFORNIA 91066-6014
    ARCADIA, CALIFORNIA 91066-6025                 (818) 574-7223
            (818) 574-5550               (NAME, ADDRESS, INCLUDING ZIP CODE,
  (NAME, ADDRESS, INCLUDING ZIP CODE,   AND TELEPHONE NUMBER, INCLUDING AREA
 AND TELEPHONE NUMBER, INCLUDING AREA                   CODE,
                 CODE,                          OF AGENT FOR SERVICE)
         OF AGENT FOR SERVICE)
                                --------------
                                   COPIES TO:
          FREDERICK B. MCLANE                      JOHN D. HUSSEY
           O'MELVENY & MYERS             SHEPPARD, MULLIN, RICHTER & HAMPTON
   400 SOUTH HOPE STREET, 15TH FLOOR      333 SOUTH HOPE STREET, 48TH FLOOR
  LOS ANGELES, CALIFORNIA 90071-2899     LOS ANGELES, CALIFORNIA 90071-1448

                                --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the Joint Registration Statement becomes effective.

                                --------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            PROPOSED     PROPOSED
                                            MAXIMUM       MAXIMUM
 TITLE OF EACH CLASS OF                  OFFERING PRICE  AGGREGATE   AMOUNT OF
       SECURITIES          AMOUNT TO BE       PER        OFFERING   REGISTRATION
    TO BE REGISTERED       REGISTERED(1)    UNIT(2)      PRICE(2)      FEE(4)
- --------------------------------------------------------------------------------
Convertible Notes Due Oc-
tober 1, 1995 of Santa
Anita Realty Enterprises,
Inc. and Santa Anita Op-
erating Company.........    $53,906,250       100%
- --------------------------------------------------------------------------------
Santa Anita Realty Enter-
prises, Inc. Common
Stock (par value                                        $53,906,250   $18,589
$.10)(3)................     3,450,000
       paired with         paired shares    $15 5/8
Santa Anita Operating
Company Common Stock
(par value $.10)........

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Shares of paired Common Stock are issuable upon conversion of the Notes.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Includes rights ("Rights") issuable pursuant to that certain Rights
    Agreement, dated June 15, 1989, among Santa Anita Realty Enterprises, Inc., Santa Anita Operating Company and Union Bank, as Rights Agent. One Right will be issued with respect to each share of Santa Anita Realty
    Enterprises, Inc. Common Stock.

(4) Previously paid.

                                --------------
  The Registrants hereby amend this Joint Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Joint Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Joint Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JUNE 27, 1995

[LOGO OF THE SANTA ANITA COMPANIES APPEARS HERE]

                                3,000,000 SHARES

                            THE SANTA ANITA COMPANIES

                              PAIRED COMMON STOCK

                                   --------

  The Santa Anita Companies (the "Companies" or "Santa Anita") are comprised of two companies, Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company. The Companies are engaged in thoroughbred horse racing at Santa Anita Park and own commercial real estate investments. Realty is a self-administered equity real estate investment trust. The shares of common stock of the Companies are paired and traded as units consisting of one share of each company, and are herein referred to as "paired Common Stock." The last reported sale price of the paired Common Stock on the New York Stock Exchange Composite Tape on May 31, 1995 was $15.875 per share.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                UNDERWRITING
                                              PRICE TO            DISCOUNTS          PROCEEDS TO
                                               PUBLIC         AND COMMISSIONS(1)     COMPANIES(2)
- -------------------------------------------------------------------------------------------------
Per Share of paired Common Stock (3)          $                   $                   $
- -------------------------------------------------------------------------------------------------
Total (4)                                   $                   $                   $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses payable by the Companies estimated at $750,000.

(3) The paired Common Stock offered hereby will be issued automatically upon conversion of convertible notes being acquired by the Underwriters from the Companies. The price per share of paired Common Stock equals the conversion price of the convertible notes (see "Description of Securities--Convertible Notes").

(4) The Companies have granted the Underwriters a 30-day option to purchase notes convertible into up to an additional 450,000 shares of paired Common Stock to cover over-allotments, if any. See "Underwriting." If all such convertible notes are purchased, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to Companies will be $      , $
         , and $      , respectively.

                                   --------

  The shares of paired Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that the shares of paired Common Stock offered hereby will be available for delivery at the offices of Smith Barney Inc., 388 Greenwich Street, New York, New York 10013 on or about July , 1995.

                                   --------

SMITH BARNEY INC.                                   DONALDSON, LUFKIN & JENRETTE
                                                        SECURITIES CORPORATION

     , 1995

                    [INSIDE COVER PHOTOGRAPH APPEARS HERE]




IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PAIRED COMMON STOCK OF THE COMPANIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

              [INSIDE GATEFOLD MATERIAL:

              (i)   DRAWING DEPICTING ARTIST'S
                    RENDERING OF ALL PHASES OF PROPOSED ENTERTAINMENT AND RETAIL CENTER (CAPTIONED "ARTIST'S RENDERING OF ALL PHASES OF THE PROPOSED ENTERTAINMENT
                    AND RETAIL CENTER.");


              (ii) PHOTOGRAPH DEPICTING NORDSTROM STORE AND PORTION OF SANTA ANITA FASHION PARK (CAPTIONED
                    "SANTA ANITA FASHION PARK WITH RECENTLY COMPLETED NORDSTROM.");


              (iii) PHOTOGRAPH DEPICTING AERIAL VIEW OF SANTA
                    ANITA PARK (CAPTIONED "AERIAL VIEW OF
                    SANTA ANITA PARK.");


              (IV) MAP DEPICTING LOCATION OF SANTA ANITA PARK IN RELATION TO MAJOR AREA FREEWAYS AND AIRPORTS (UNCAPTIONED);


              (V) DRAWING DEPICTING OVERHEAD VIEW OF LAYOUT OF PHASE I OF PROPOSED ENTERTAINMENT AND RETAIL CENTER (CAPTIONED "PHASE I OF THE PROPOSED ENTERTAINMENT AND RETAIL CENTER."); AND


              (VI)  PHOTOGRAPH DEPICTING FACADE OF SANTA ANITA
                    RACETRACK AND FOUNTAIN (CAPTIONED
                    "HISTORIC SANTA ANITA PARK'S BEAUTIFUL
                    ART DECO INSPIRED FACADE AND KINGSBURY FOUNTAIN.")]

THE SANTA ANITA COMPANIES

                      [Photograph depicting aerial view of Santa
                       Anita Park captioned "Aerial view of
                       Santa Anita Park."]

                      [Drawing depicting overhead view of layout of
                       phase I of proposed entertainment and retail center captioned "Phase I of the proposed entertainment and retail center."]

                      [Photograph depicting facade of Santa Anita
                       Racetrack and fountain captioned
                       "Historic Santa Anita Park's beautiful
                       art deco inspired facade and Kingsbury Fountain."]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. The Santa Anita Companies (the "Companies") are comprised of Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating Company"). The shares of common stock of the Companies trade as a single unit under a pairing arrangement. As used herein, the terms "Realty" and "Operating Company" include wholly owned subsidiaries of Realty and Operating Company unless the context requires otherwise. References to "Santa Anita" or the "Companies" refer to Realty and Operating Company, individually or collectively, as the context requires.

                           THE SANTA ANITA COMPANIES

GENERAL

  The Companies own and operate Santa Anita Racetrack (the "Racetrack"), one of the premier thoroughbred horse racing venues in North America. Santa Anita has conducted a winter live thoroughbred horse racing meet at the Racetrack since 1934. In addition, the Racetrack has been the site of a fall meet conducted by Oak Tree Racing Association ("Oak Tree"), an independent not-for-profit racing association, which has leased the Racetrack from Santa Anita since 1969. The Racetrack was the location of the 1986 and 1993 Breeders' Cup Championships.

  The most recent 17-week Santa Anita winter meet, which concluded April 24, 1995, generated average daily wagering of $11.2 million, the largest average daily handle ever achieved in North American thoroughbred horse racing. Further, average daily purses during the same meet were the largest distributed in North American thoroughbred horse racing history. Santa Anita's exceptional purse structure enables it consistently to attract top thoroughbred horses, owners, trainers and jockeys. Santa Anita's live races are simulcast to 16 satellite wagering sites in Southern California, 15 sites in Northern California and 812 sites in 37 other states and 7 foreign countries.

  The Racetrack is part of Santa Anita Park, the Companies' approximately 400-acre property located in Arcadia, California, 14 miles from downtown Los Angeles and close to major Southern California freeways leading to Orange County and connecting the San Fernando, San Gabriel and Pomona valleys. Santa Anita Park's location offers access to more than 13 million people within a fifty-mile radius and more than 5 million people within a twenty-mile radius. In addition to the Racetrack, Santa Anita Park also includes Santa Anita Fashion Park ("Fashion Park"), a one million square foot regional mall. Fashion Park completed a significant expansion in August 1994, including the addition of Nordstrom as an anchor store, and upgraded its tenant mix to include, among others, The Disney Store, Williams Sonoma, Ann Taylor and California Pizza Kitchen. Following completion of the expansion, sales per square-foot for pre-expansion retail mall space increased 15% during the last four months of 1994 over the comparable period in 1993. In addition to Santa Anita Park, Santa Anita has a number of other commercial real estate investments including six neighborhood shopping centers, three office buildings and a partial interest in another major regional mall.

  Santa Anita has announced the proposed development of a 1.5 million leasable square-foot entertainment and retail center (the "Entertainment Center") within Santa Anita Park. The first phase of the development ("Phase I") is expected to comprise approximately 440,000 leasable square feet and to include a 25-screen American Multi-Cinema, Inc. ("AMC") movie theater complex, large screen and virtual reality theaters, music and book superstores and other specialty retail stores and restaurants.

BUSINESS STRATEGY

 Overview

  Having recently implemented several key initiatives which have strategically positioned the Companies for growth, Santa Anita's business strategy is to capitalize on its superior horse racing operations, excellent geographic location and broad name recognition to become a premier gaming and entertainment enterprise with thoroughbred horse racing at its core.

 Thoroughbred Horse Racing

  Santa Anita is engaged in a variety of activities designed to increase revenues from its horse racing operations, both from on-track activities and satellite wagering. As an industry leader in thoroughbred horse racing and pari-mutuel wagering, Santa Anita believes that it will continue to benefit as smaller racetracks and other wagering sites import satellite signals from larger racetracks that have strong regional and national reputations.

  The Racetrack operates approximately 49 weeks per year, consisting of 17 weeks as a live racing site for the Santa Anita winter meet, 5 to 6 weeks as a live racing site for the Oak Tree fall meet and 26 to 27 weeks as a satellite wagering facility for Hollywood Park, Del Mar and other racetracks. Santa Anita is pursuing a number of initiatives to promote on-track attendance and wagering, including expanding its database marketing programs to encourage repeat patronage. Santa Anita is also focusing its marketing efforts on group sales and programs targeted to attract additional patrons. Further, Santa Anita believes that the development of the Entertainment Center will present new opportunities for Santa Anita and its tenants to pursue joint and cross-marketing initiatives.

  Santa Anita believes that it is well positioned to benefit from the industry trend toward satellite wagering, which has been driven by technological developments, legislative changes and customers' desire for convenience. Santa Anita began simulcasting its races via satellite during the 1987-88 Santa Anita winter meet, permitting patrons located at other California or out-of-state sites to wager on races run at Santa Anita. In order to provide its satellite sites with a signal that has outstanding production values and picture quality, Santa Anita has invested over $5 million to build a state-of-the-art broadcasting center at the Racetrack. Santa Anita derives revenues from satellite wagering based upon, in most cases, a percentage of the amount wagered at the satellite site. Revenues to Santa Anita from wagering at satellite sites have grown from $4.5 million during the 1987-88 Santa Anita winter meet to $16.6 million during its recently completed 1994-95 winter meet as Santa Anita has expanded the number of sites receiving its signal. Santa Anita is actively seeking opportunities to increase its satellite wagering revenues by simulcasting to additional sites in North America and Latin America and, together with other members of the horse racing industry, is also exploring future potential opportunities in interactive home wagering.

 Real Estate Development--Entertainment Center

  The Companies believe that the opportunity to develop portions of Santa Anita Park provides significant potential for enhancement of shareholder value. The Entertainment Center, to be situated on approximately 120 acres within Santa Anita Park, will be styled to complement the Racetrack's art deco facade and will be organized around a "village center," including pedestrian-only promenades. The Companies have engaged The Jerde Partnership Inc., which designed MCA's Universal CityWalk in Universal City, California, Horton Plaza in San Diego and Mall of America in Bloomington, Minnesota, to design a comprehensive development plan for the Entertainment Center.

  In March 1995, Santa Anita submitted zoning and general plan amendment applications to the City of Arcadia to commence the entitlement process for the development of the Entertainment Center. While the applications provide for the development of as many as 1.5 million leasable square feet, Santa Anita presently plans to develop the Entertainment Center in a number of separate, independently viable phases. It is currently Santa Anita's expectation to receive necessary governmental approvals and begin construction in 1996, with Phase I operations to commence in mid-1997. However, there can be no assurance at this time that the applications will be approved as submitted, if at all, or that if they were to be so approved, that operations would commence at such time or on such scale. Current plans for later phases of the development contemplate expanded entertainment, restaurant and retail uses. The site plan calls for generous buffers from city streets and residential areas and provides for private roadways and walks which will permit Santa Anita to supervise on-site activities.

  On May 2, 1995, Realty entered into a 20-year lease (with two ten-year options) with AMC for an approximately 102,000 square-foot movie theater complex at the Entertainment Center. The theater complex will be the largest developed by AMC to date, and is expected to include 25 screens and 5,500 seats and feature state-of-the-art sound systems, stadium style seating and deluxe amenities. Santa Anita is currently in lease discussions with several other potential Entertainment Center tenants, including a number of well-recognized entertainment, restaurant and specialty retail entities. However, there can be no assurance at this time that any of such discussions will lead to the execution of binding lease agreements. Santa Anita anticipates that it will participate in the revenues derived from the Entertainment Center by a number of different means, including leases to owner-operators, participations on a joint venture basis and direct ownership and operation of certain venues.

  Realty has received a commitment from First Interstate Bank of California ("First Interstate") to act as agent and lead lender for $70 million of revolving credit facilities that will be available to finance a portion of the development of Phase I. Funding under the credit facilities will be conditioned upon, among other things, Realty's receipt of all required approvals from the City of Arcadia to develop the Entertainment Center, pre-leasing of 75% of the total square footage of Phase I, approval of the Phase I budget, successful completion of the offering made hereby and, under certain circumstances, syndication of $25 million of the credit facilities. Advances under the credit facilities will be secured by liens on the Racetrack and certain other real property collateral. Part of the proceeds of the offering made hereby will also be applied to fund the development of a portion of Phase I. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Use of Proceeds."

 Other Gaming Interests

  Santa Anita has positioned itself to diversify into gaming activities other than thoroughbred horse racing if enabling legislation is enacted. In February 1995, Santa Anita acquired for $2 million a five-year option to purchase for an additional $3 million a 50% interest in Bell Jackpot Casino, a fully licensed card club located in the City of Bell, California, approximately 15 miles southwest of Santa Anita Park. The casino, which opened in February 1995, is a 42,000 square foot, fully-equipped facility which operates 24 hours per day, 365 days a year, and offers food and beverage services. The exercise of the option is contingent upon the enactment of legislation in California permitting publicly-held corporations, including the Companies, to be licensed under the California Gaming Registration Act without requiring each of their shareholders to be so licensed, and the receipt of other approvals necessary for the Companies to own an interest in and operate card club facilities. There can be no assurance that any such legislation will be enacted during the term of the option or, if it were enacted, that Santa Anita would be able to obtain the necessary licenses and approvals or would elect to exercise the option.

RECENT KEY INITIATIVES

  Santa Anita recently implemented several key initiatives to increase Santa Anita's financial flexibility and operating efficiency. During the past two years, Santa Anita has:

 . Reduced its annual dividend from $1.36 per share to $.80 per share to make available additional funds for reinvestment;

 . Sold certain of its non-core assets, including all of its multifamily and industrial properties, to Pacific Gulf Properties Inc., a newly-formed real estate investment trust ("Pacific");

 . Reduced total debt from approximately $188 million at December 31, 1993 to approximately $112 million at December 31, 1994;

 . Significantly increased its operating efficiency by strengthening its budgeting processes and implementing certain cost control measures, which contributed to a reduction in horse racing operating costs as a percentage of horse racing revenues from 76.6% in 1992 to 72.7% in 1994;

 . Enhanced its management team with the addition of individuals with extensive experience and expertise in real estate development and finance; and

 .  Augmented its Board of Directors by adding William D. Schulte, formerly
   Vice-Chairman of KPMG Peat Marwick LLP, J. Terrence Lanni, President and Chief Executive Officer of MGM Grand, Inc. and formerly President and Chief Operating Officer of Caesars World Inc., and Thomas J. Barrack, Jr., Chief Executive Officer of Colony Capital, Inc. and Colony Advisors, Inc., real estate investment firms, and formerly partner of the Robert M. Bass Group, Inc.

STRUCTURE AND ORGANIZATION OF THE COMPANIES

  Realty is a self-administered equity real estate investment trust ("REIT"). Realty owns Santa Anita Park, including the Racetrack, the land underlying Fashion Park and a 50% interest in the partnership which operates the mall, a 32.5% interest in Towson Town Center (a 980,000-square foot regional mall located in Towson, Maryland), six neighborhood shopping centers in Southern California and Arizona, three office buildings in Southern California and 16.3% of the outstanding shares of Pacific. Operating Company, through its subsidiary, Los Angeles Turf Club, Incorporated ("LATC"), leases the Racetrack from Realty and conducts thoroughbred horse racing meets at the Racetrack. LATC also operates the Racetrack as a satellite wagering facility for horse racing meets held at other racetracks. Realty's executive offices are located at 301 West Huntington Drive, Suite 405, Arcadia, California 91007, and its telephone number is (818) 574-5550. Operating Company's executive offices are located at 285 West Huntington Drive, Arcadia, California 91007, and its telephone number is (818) 574-7223.

                                  THE OFFERING


 Shares outstanding prior to the offering (a).... 11,270,500 shares of paired
                                                  Common Stock
 Shares offered by the Companies (b)............. 3,000,000 shares of paired
                                                  Common Stock
 Shares outstanding after the offering (a)(b).... 14,270,500 shares of paired
                                                  Common Stock
 New York Stock Exchange Symbol.................. SAR
 Use of Proceeds:................................ Santa Anita intends to use the net proceeds of the
                                                  offering to repay outstanding
                                                  indebtedness, to finance a
                                                  portion of the development of
                                                  Phase I of the Entertainment
                                                  Center and for general
                                                  corporate purposes. See "Use
                                                  of Proceeds."

- --------
(a) Includes 126,647 shares of paired Common Stock issued June 1995 pursuant to exchange agreements with certain executive officers. Excludes 112,500 additional shares of unpaired Realty Common Stock outstanding as a result of the purchase of such shares by Operating Company to be paired with authorized but unissued shares of Operating Company Common Stock in connection with awards under Operating Company's employee benefit plans.
(b) Assumes Underwriters' over-allotment option is not exercised.

                     SUMMARY COMBINED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE FIGURES)

  The summary financial data set forth below includes combined information for the Companies as of and for each of the five fiscal years ended December 31, 1994 and the three months ended March 31, 1994 and 1995.

                                                                          AS OF AND FOR THE
                                                                            THREE MONTHS
                                 AS OF AND FOR THE FISCAL YEAR             ENDED MARCH 31,
                                       ENDED DECEMBER 31,                    (UNAUDITED)
                          ----------------------------------------------- -----------------
                            1990      1991      1992     1993    1994(A)    1994     1995
                          --------  --------  -------- --------  -------- -------- --------
COMBINED STATEMENTS OF
 OPERATIONS DATA:
 Revenues
 Horse racing...........  $ 66,255  $ 65,329  $ 66,272 $ 60,776  $ 64,584 $ 34,338 $ 35,206
 Rental property(b).....    30,162    32,771    37,018   41,354    27,030    7,930    5,182
 Interest and other.....     7,511     5,714     3,712    5,405     2,448      459      725
                          --------  --------  -------- --------  -------- -------- --------
                           103,928   103,814   107,002  107,535    94,062   42,727   41,113
                          --------  --------  -------- --------  -------- -------- --------
 Costs and expenses
 Horse racing operating
  costs.................    50,619    50,214    50,758   45,284    46,921   22,663   22,250
 Rental property
  operating expenses....    10,636    12,039    13,533   16,522     9,714    3,118    1,646
 Depreciation and
  amortization..........     8,789     9,875    10,753   11,392    10,087    3,549    3,711
 General and
  administrative........     8,879     9,594    10,310   10,045     9,813    3,533    3,459
 Interest and other.....    10,616    12,170    12,525   12,970    11,317    3,046    2,516
 Losses (earnings) from
  unconsolidated joint
  ventures..............    (1,311)       83     1,446    1,993     2,236      451      730
 Minority interest in
  earnings (losses) of
  consolidated joint
  ventures..............       (97)     (114)      458      477       617      260       21
 Write-down of land held
  for development.......       --        --        --       --      1,043      --       --
 Loss on disposition of
  multifamily and
  industrial properties.       --        --        --    10,974       --       --       --
                          --------  --------  -------- --------  -------- -------- --------
                            88,131    93,861    99,783  109,657    91,748   36,620   34,333
                          --------  --------  -------- --------  -------- -------- --------
 Income (loss) before
  income taxes..........    15,797     9,953     7,219   (2,122)    2,314    6,107    6,780
 Income tax (expense)
  benefit...............      (206)      (37)      158    2,523       --       --       --
                          --------  --------  -------- --------  -------- -------- --------
 Net income.............  $ 15,591  $  9,916  $  7,377 $    401  $  2,314 $  6,107 $  6,780
                          ========  ========  ======== ========  ======== ======== ========
 Weighted average number
  of common shares
  outstanding...........    11,092    11,141    11,141   11,141    11,143   11,141   11,144
                          ========  ========  ======== ========  ======== ======== ========
 Net income per common
  share(c)..............  $   1.41  $    .89  $    .66 $    .04  $    .21 $    .55 $    .61
                          ========  ========  ======== ========  ======== ======== ========
 Dividends declared per
  common share..........  $   2.08  $   1.90  $   1.36 $   1.36  $    .94 $    .34 $    .20
                          ========  ========  ======== ========  ======== ======== ========
 EBITDA(d)..............  $ 33,891  $ 33,181  $ 33,183 $ 32,970  $ 26,258 $ 13,153 $ 13,737
                          ========  ========  ======== ========  ======== ======== ========
COMBINED BALANCE SHEET
 DATA:
 Total assets...........  $255,987  $263,646  $288,931 $308,266  $210,648 $243,742 $226,351
 Loans payable..........   113,491   136,718   168,505  187,898   112,301  120,085  116,099
 Shareholders' equity...   109,461    98,051    90,274   75,522    67,443   77,941   71,993

- --------
(a) Reflects disposition of the Companies' multifamily and industrial properties in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations-- General."
(b) A portion of rental income earned by the Companies from the Oak Tree fall meet and from charity days is reported as rental property revenue in the Combined and Realty Statements of Operations. Rental income so reported from the Oak Tree fall meet and from charity days for each of the five years ended December 31, 1994 totaled: 1990--$2,069; 1991--$1,889; 1992--
    $1,728; 1993--$2,401; and 1994--$1,844.
(c) Figures for the years ended December 31, 1993 and 1994 and for the three months ended March 31, 1995 reflect certain non-recurring charges and credits (See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Combined Results of Operations--General"). Absent such non-recurring charges and credits, net income per common share for such years would have been $.59 and $.50, respectively and for the 1995 three month period would have been $.65.
(d) EBITDA represents operating income before mortgage and other interest, income taxes, depreciation, amortization and non-recurring items. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP"), should not be considered as an alternative to net income or any other GAAP measurement of operating performance and is not necessarily indicative of cash available to fund obligations. The Companies have included EBITDA herein because they believe it is one measure used by certain investors to measure performance.

                        LIVE RACING OPERATING STATISTICS
                             (DOLLARS IN THOUSANDS)

  The following table reports certain key operating statistics for the 1991-1995 Santa Anita winter meets and the 1990-1994 Oak Tree fall meets. Santa Anita's races are held during portions of December through April. Oak Tree's races are held during portions of October and November. Accordingly, in order to present information relating to the most recent twelve months of racing at the Racetrack (and comparable prior periods), the following table reports data for the twelve month period ended April 30 in each year. The 1994-95 Santa Anita winter meet ended on April 24, 1995.

                              RACE MEETS HELD DURING TWELVE MONTHS ENDED APRIL
                                                     30,
                              -------------------------------------------------
                                1991      1992      1993      1994      1995
                              --------- --------- --------- --------- ---------
SANTA ANITA WINTER MEET:
 Number of racing days               88        94        83        90        88
 Wagering (a)
  On-track................... $ 470,471 $ 323,223 $ 250,729 $ 270,452 $ 244,271
  Southern California
   satellite locations.......   133,791   315,851   267,346   315,731   333,630
  Northern California
   satellite locations(b)....       --        --        --     37,639    96,187
  Out-of-state locations(c)..    72,239   112,871   135,815   263,235   309,305
                              --------- --------- --------- --------- ---------
  Total...................... $ 676,501 $ 751,945 $ 653,890 $ 887,057 $ 983,393
                              ========= ========= ========= ========= =========
  Average daily.............. $   7,688 $   7,999 $   7,878 $   9,856 $  11,175
                              ========= ========= ========= ========= =========
 Attendance
  On-track................... 2,014,618 1,531,538 1,215,208 1,257,909 1,144,568
  Southern California
   satellite locations.......   666,611 1,576,763 1,332,126 1,523,220 1,388,249
                              --------- --------- --------- --------- ---------
  Total...................... 2,681,229 3,108,301 2,547,334 2,781,129 2,532,817
                              ========= ========= ========= ========= =========
 Average daily...............    30,469    33,067    30,691    30,901    28,782
                              ========= ========= ========= ========= =========
OAK TREE FALL MEET:
 Number of racing days(d)            27        32        27        31        27
 Wagering (a)(e)
  On-track................... $ 133,644 $ 102,740 $  79,162 $  99,789 $  74,319
  Southern California
   satellite locations.......    33,555    88,699    75,714    80,024    86,237
  Northern California
   satellite locations(b)....       --        --        --      6,403    21,715
  Out-of-state locations(c)..    12,979    24,935    28,581    75,426    65,107
                              --------- --------- --------- --------- ---------
  Total...................... $ 180,178 $ 216,374 $ 183,457 $ 261,642 $ 247,378
                              ========= ========= ========= ========= =========
  Average daily.............. $   6,673 $   6,762 $   6,795 $   8,440 $   9,162
                              ========= ========= ========= ========= =========
 Attendance(e)
  On-track...................   590,743   506,833   425,774   499,617   377,007
  Southern California
   satellite locations.......   171,177   454,264   390,088   444,932   378,256
                              --------- --------- --------- --------- ---------
  Total......................   761,920   961,097   815,862   944,549   755,263
                              ========= ========= ========= ========= =========
  Average daily..............    28,219    30,034    30,217    30,469    27,973
                              ========= ========= ========= ========= =========

- --------
(a) Includes wagering on races originating at other racetracks.
(b) Northern California satellite wagering was introduced on a limited basis in October 1993 and was expanded to full card in August 1994.
(c) Includes commingled and separate pool wagering.
(d) Oak Tree races five weeks in even-numbered years and six weeks in odd-numbered years.
(e) Oak Tree hosted the Breeders' Cup Championships in October 1993.

                                USE OF PROCEEDS

  The net proceeds of the offering to Santa Anita at an assumed offering price of $15.875 per share of paired Common Stock and after deducting estimated underwriting discounts and commissions and expenses of the offering payable by Santa Anita, are expected to be approximately $44,303,000 ($51,061,000 assuming the Underwriters' over-allotment option is exercised in full).

  Approximately $40,926,000 and $3,377,000 of the net proceeds of the offering will be allocated to Realty and to Operating Company, respectively, based on the relative values of the shares of common stock of Realty and Operating Company determined by Santa Anita as required by the Pairing Agreement (see "Description of Securities--Capital Stock--The Pairing"). Realty intends to use approximately $27,044,000 of its net proceeds of the offering to repay indebtedness under a number of different credit facilities. At April 30, 1995, the weighted average interest rate of the loans to be repaid was 8.0% and the maturity dates of the various loans ranged from November 1995 to November 2009. Each of such loans that was incurred within the past year was incurred in connection with the refinancing of then-existing working capital facilities. Realty intends to apply the balance of its net proceeds from the offering (approximately $13,882,000) to finance the development of a portion of Phase I. The remainder of the funds necessary for such purpose will be obtained from credit facilities from First Interstate (approximately $70,000,000) and from cash flow from Realty's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending such uses, Realty will invest the balance of its net proceeds from the offering in short-term, interest-bearing, investment grade securities. Operating Company intends to use its net proceeds from the offering for general corporate purposes.

                                 CAPITALIZATION

  The following table sets forth the combined capitalization of the Companies as of March 31, 1995 (i) on an actual basis and (ii) as adjusted at that date to reflect the results of the public offering of 3,000,000 shares of paired Common Stock by the Companies at an assumed offering price of $15.875 per share and after deducting estimated underwriting discounts and commissions and expenses of the offering payable by the Companies and the application of the net proceeds therefrom.

                                                          AS OF MARCH 31, 1995
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Debt
  Real estate loans payable.............................. $102,162   $ 86,718
  Bank loans payable.....................................   13,937      2,337
Shareholders' equity
  Preferred stock, $.10 par value; authorized 6,000,000
   shares; none issued...................................      --         --
  Common stock, $.10 par value; authorized 19,000,000
   shares; 11,143,853 and 14,143,853 (as adjusted) shares
   issued and outstanding(a).............................    2,227      2,827
  Additional paid-in capital.............................  134,615    178,318
  Retained earnings (deficit)............................  (64,849)   (64,849)
                                                          --------   --------
    Total shareholders' equity...........................   71,993    116,296
                                                          --------   --------
    Total capitalization................................. $188,092   $205,351
                                                          ========   ========

- --------
(a) Does not include 697,153 shares issuable as of March 31, 1995 pursuant to grants under stock option programs.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The paired Common Stock is traded on the New York Stock Exchange under the name Santa Anita Realty Enterprises and the symbol SAR. The following table sets forth the high and low sales prices for the paired Common Stock on the New York Stock Exchange Composite Tape and the cash dividends declared by Realty for the periods indicated. Operating Company has not declared cash dividends.

                                                                       CASH
                                                                     DIVIDENDS
                                                      HIGH     LOW   DECLARED
                                                     ------- ------- ---------
1993
  1st Quarter.......................................   $22   $17 1/4   $ .34
  2nd Quarter.......................................  20 1/2  15 1/2     .34
  3rd Quarter.......................................  19 3/8  16 5/8     .34
  4th Quarter.......................................  19 5/8  16 3/4     .34
                                                                       -----
                                                                       $1.36(a)
                                                                       =====
1994
  1st Quarter....................................... $20 3/4 $16 3/4   $ .34
  2nd Quarter.......................................  19 3/4  16 1/2     .20
  3rd Quarter.......................................  18 1/8  16 5/8     .20
  4th Quarter.......................................  17 1/4  13 1/4     .20
                                                                       -----
                                                                       $ .94(b)
                                                                       =====
1995
  1st Quarter....................................... $17 3/4 $13 1/4   $ .20
  2nd Quarter (through May 31)......................  17 3/8  15 1/4

- --------
(a) $.56 of the dividends paid per share during 1993 represented a return of capital.
(b) $.60 of the dividends paid per share during 1994 represented a return of capital.

  The closing price of the paired Common Stock on the New York Stock Exchange Composite Tape on May 31, 1995 was $15.875 per share. As of May 31, 1995, there were approximately 22,000 holders of the paired Common Stock, including the beneficial owners of shares held in nominee accounts.

  The Board of Directors of Realty presently intends to declare and pay regular quarterly dividends equal to the greater of $.20 per share (provided sufficient funds are legally available and not required for other purposes and provided further that such dividend payments are not prohibited by the terms of any applicable credit agreements) or an amount calculated to maintain Realty's qualification as a REIT. See "Federal Income Tax Matters--REIT Requirements."

  Realty's existing revolving credit facility restricts, and Realty's new revolving credit facility will restrict, the payment of dividends to the greater of $.80 per share or the minimum amount required to maintain its REIT status. Realty's current dividend policy is in compliance with this dividend restriction.

  In order to retain earnings to finance its capital improvement program and for the growth of its business, Operating Company has not paid cash dividends since its formation and does not expect to pay cash dividends in the foreseeable future.

                    SELECTED COMBINED FINANCIAL INFORMATION

  The combined statements of operations of the Companies for each of the five fiscal years ended December 31, 1994, and the combined balance sheets of the Companies as of December 31 in each such year, have been audited by Kenneth Leventhal & Company, independent certified public accountants, as set forth in their report appearing elsewhere in this Prospectus, and the following selected financial information for such periods for the Companies combined has been derived from such audited financial statements. The selected combined financial information for the three months ended March 31, 1995 and for the same period in 1994 has been derived from unaudited financial statements of the Companies for such periods. In the opinion of management, the financial information as of and for the three months ended March 31, 1994 and 1995 includes all adjustments necessary to present fairly the information set forth herein. The results of operations for the first quarter are not indicative of results that may be expected in the suceeding quarters in the year. The selected combined financial information should be read in conjunction with the other financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                         AS OF AND FOR THE
                                                                           THREE MONTHS
                                AS OF AND FOR THE FISCAL YEAR             ENDED MARCH 31,
                                      ENDED DECEMBER 31,                    (UNAUDITED)
                         ----------------------------------------------- -----------------
                           1990      1991      1992     1993    1994(A)    1994     1995
                         --------  --------  -------- --------  -------- -------- --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE FIGURES)
COMBINED STATEMENTS OF
 OPERATIONS DATA:
 Revenues
  Horse racing.......... $ 66,255  $ 65,329  $ 66,272 $ 60,776  $ 64,584 $ 34,338 $ 35,206
  Rental property(b)....   30,162    32,771    37,018   41,354    27,030    7,930    5,182
  Interest and other....    7,511     5,714     3,712    5,405     2,448      459      725
                         --------  --------  -------- --------  -------- -------- --------
                          103,928   103,814   107,002  107,535    94,062   42,727   41,113
                         --------  --------  -------- --------  -------- -------- --------
 Costs and expenses
  Horse racing operating
   costs................   50,619    50,214    50,758   45,284    46,921   22,663   22,250
  Rental property
   operating expenses...   10,636    12,039    13,533   16,522     9,714    3,118    1,646
  Depreciation and
   amortization.........    8,789     9,875    10,753   11,392    10,087    3,549    3,711
  General and
   administrative.......    8,879     9,594    10,310   10,045     9,813    3,533    3,459
  Interest and other....   10,616    12,170    12,525   12,970    11,317    3,046    2,516
  Losses (earnings) from
   unconsolidated joint
   ventures.............   (1,311)       83     1,446    1,993     2,236      451      730
  Minority interest in
   earnings
   (losses) of
   consolidated joint
   ventures.............      (97)     (114)      458      477       617      260       21
  Write-down of land
   held for development.      --        --        --       --      1,043      --       --
  Loss on disposition of
   multifamily and
   industrial
   properties...........      --        --        --    10,974       --       --       --
                         --------  --------  -------- --------  -------- -------- --------
                           88,131    93,861    99,783  109,657    91,748   36,620   34,333
                         --------  --------  -------- --------  -------- -------- --------
 Income (loss) before
  income taxes..........   15,797     9,953     7,219   (2,122)    2,314    6,107    6,780
 Income tax (expense)
  benefit...............     (206)      (37)      158    2,523       --       --       --
                         --------  --------  -------- --------  -------- -------- --------
 Net income............. $ 15,591  $  9,916  $  7,377 $    401  $  2,314 $  6,107 $  6,780
                         ========  ========  ======== ========  ======== ======== ========
 Weighted average number
  of common shares
  outstanding...........   11,092    11,141    11,141   11,141    11,143   11,141   11,144
                         ========  ========  ======== ========  ======== ======== ========
 Net income per common
  share(c).............. $   1.41  $    .89  $    .66 $    .04  $    .21 $    .55 $    .61
                         ========  ========  ======== ========  ======== ======== ========
 Dividends declared per
  common share.......... $   2.08  $   1.90  $   1.36 $   1.36  $    .94 $    .34 $    .20
                         ========  ========  ======== ========  ======== ======== ========
COMBINED BALANCE SHEET
 DATA:
 Total assets........... $255,987  $263,646  $288,931 $308,266  $210,648 $243,742 $226,351
 Loans payable..........  113,491   136,718   168,505  187,898   112,301  120,085  116,099
 Shareholders' equity...  109,461    98,051    90,274   75,522    67,443   77,941   71,993

- --------
(a) Reflects disposition of the Companies' multifamily and industrial properties in 1994. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Combined Results of Operations-- General."
(b) A portion of rental income earned by the Companies from the Oak Tree fall meet and from charity days is reported as rental property revenue in the Combined and Realty Statements of Operations. Rental income so reported from the Oak Tree fall meet and from charity days for each of the five years ended December 31, 1994 totaled: 1990--$2,069; 1991--$1,889; 1992--
    $1,728; 1993--$2,401; and 1994--$1,844.
(c) Figures for the years ended December 31, 1993 and 1994 and for the three months ended March 31, 1995 reflect certain non-recurring charges and credits (See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Combined Results of Operations--General"). Absent such non-recurring charges and credits, net income per common share for such years would have been $.59 and $.50, respectively and for the 1995 three month period would have been $.65.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMBINED RESULTS OF OPERATIONS--GENERAL

  The Companies' results for the three months ended March 31, 1995 and the fiscal years ended December 31, 1994 and 1993 reflect several non-recurring charges and credits, the most significant of which resulted from the disposition of the Companies' multifamily and industrial properties, which make comparison of the results of operations in these periods difficult. Management believes, therefore, that net income before non-recurring items provides a more meaningful measure of the results of operations of the Companies during these periods. Net income before such non-recurring items reconciles to net income as follows:

                                   FISCAL YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                         ------------------------------------------------------  ----------------------------------
                               1992             1993                1994               1994             1995
                         ---------------- ------------------  -----------------  ---------------- -----------------
                                     PER                PER                PER               PER               PER
                         NET INCOME SHARE NET INCOME   SHARE  NET INCOME  SHARE  NET INCOME SHARE NET INCOME  SHARE
                         ---------- ----- -----------  -----  ----------  -----  ---------- ----- ----------  -----
Net income before non-
 recurring items........ $7,377,000 $0.66 $ 6,615,000  $0.59  $5,522,000  $0.50  $6,107,000 $0.55 $7,212,000  $0.65
Non-recurring items:
 Write-down of land held
  for development.......                                      (1,043,000) (0.09)
 Debt repayment costs on
  Fashion Park
  financing, net of
  minority interest.....                                        (739,000) (0.07)
 Write-down of turf
  course................                                      (1,426,000) (0.13)                    (432,000) (0.04)
 Franchise tax refund
  and related interest
  income................                    5,734,000   0.53
 Special deferred
  compensation charge...                     (974,000) (0.09)
 Loss on disposition of
  multifamily and
  industrial properties.                  (10,974,000) (0.99)
                         ---------- ----- -----------  -----  ----------  -----  ---------- ----- ----------  -----
Net income as reported.. $7,377,000 $0.66 $   401,000  $0.04  $2,314,000  $0.21  $6,107,000 $0.55 $6,780,000  $0.61
                         ========== ===== ===========  =====  ==========  =====  ========== ===== ==========  =====

COMBINED RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1995 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1994

  Total combined revenues for the three months ended March 31, 1995 were $41,113,000 compared with $42,727,000 for the three months ended March 31, 1994, a decrease of 3.8%. The lower revenues in the first quarter of 1995 were primarily due to the sale of the Companies' multifamily and industrial properties, partially offset by an increase in horse racing revenues.

  Horse racing revenues increased by 2.5%, growing from $34,338,000 in the first quarter of 1994 to $35,206,000 in the first quarter of 1995 due to an increase in total wagering, partially offset by revenue declines from fewer race days and lower on-track attendance. Total wagering from all sources during the first quarter of 1995 increased 9.1% and average daily wagering increased 12.5%. These increases were attributable to increased wagering at Southern California satellite locations (up 7.6%), at Northern California locations (up 160.6%) and at out-of-state locations (up 21.5%). However, on-track wagering decreased 10.4%, total on-track attendance at live racing events decreased 9.3% and average daily attendance decreased

6.5% during the same period. Management believes that these declines resulted from inclement weather during much of the quarter, which caused the cancellation of three full race days in January (although the races lost in two of the cancelled race days were "made up" by running an additional race on certain other race days) as well as the general trend toward satellite wagering. Live thoroughbred horse racing at the Racetrack totaled 64 days in the first quarter of 1995 compared with 66 days in the first quarter of 1994.

  Rental property revenues from real estate investments were $5,182,000 in the first quarter of 1995, a decrease of 34.7% from revenues of $7,930,000 in the comparable period in 1994. The decrease was attributable to the sale of the Companies' multifamily and industrial properties in February 1994, partially offset by an 8.6% increase in rental revenues from other properties.

  Total costs and expenses were $34,333,000 in the first quarter of 1995, compared with $36,620,000 in the first quarter of 1994, a decrease of 6.2%. The lower first quarter 1995 costs and expenses were primarily due to lower horse racing operating costs, lower rental property operating costs and lower interest and other expenses.

  Horse racing operating costs were $22,250,000 (or 63.2% of horse racing revenues) in the first quarter of 1995 versus $22,663,000 (or 66.0% of horse racing revenues) in the comparable period in 1994. The decrease in horse racing operating costs, both on an absolute dollar basis and as a percentage of horse racing revenues, resulted from fewer race days and increased operating efficiency.

  Rental property operating costs were $1,646,000 in the first three months of 1995, compared with $3,118,000 in the comparable period in 1994. The decrease of 47.2% was primarily due to the sale of the Companies' multifamily and industrial properties.

  Depreciation and amortization expense was $3,711,000 in the first quarter of 1995, compared with $3,549,000 in the comparable period in 1994, an increase of 4.6%. The increase was primarily due to a nonrecurring write down in early 1995 attributable to the decision to replace the Racetrack's turf course with an improved surface, partially offset by the sale of the Companies' multifamily and industrial properties.

  Interest and other expense was $2,516,000 in the first three months of 1995, a decrease of 17.4% from $3,046,000 in the comparable period in 1994. The decrease was primarily due to a reduction of debt in the amount of $98,130,000 made possible by the sale of the Companies' multifamily and industrial properties, partially offset by an increase in continuing interest expense due to funding the expansion of Fashion Park.

COMBINED RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

  Combined revenues for the year ended December 31, 1994 were $94,062,000 compared with $107,535,000 for the year ended December 31, 1993, a decrease of 12.5%. The lower 1994 revenues were primarily due to the sale of the Companies' multifamily and industrial properties and lower interest and other income, partially offset by an increase in horse racing revenues.

  Horse racing revenues for 1994 increased by 6.3% over 1993, growing from $60,776,000 to $64,584,000, due to more race days and higher total wagering. Total wagering during the 1994 live racing season increased 29.1% and average daily wagering increased 19.1%. These increases were attributable to increased wagering on-track (up 4.8%), at Southern California satellite locations (up 16.4%), at Northern California locations (up 2,192%) and at out-of-state locations (up 86.1%) in 1994.

  Total attendance at both live and satellite racing events at the Racetrack in 1994 decreased .4%. Average daily attendance during the same period decreased 5.7%. In 1994, the Racetrack operated 262 total days, comprising 90 days as a live racing site for the Santa Anita winter meet, 27 days as a live racing site for the Oak Tree fall meet, 102 days as a satellite wagering facility for Hollywood Park and 43 days as a satellite wagering facility for Del Mar, compared to 255 total days in 1993 comprising 83 days as a live racing site for the Santa Anita winter meet, 31 days as a live racing site for the Oak Tree fall meet, 99 days as a satellite wagering facility for Hollywood Park and 42 days as a satellite wagering facility for Del Mar.

  Rental property revenues from real estate investments were $27,030,000 in 1994, a decrease of 34.6% from rental revenues of $41,354,000 in 1993. The decrease was attributable to the sale of the Companies' multifamily and industrial properties in February 1994, partially offset by a 3.7% increase in rental revenues from other properties.

  Interest and other income was $2,448,000 in 1994 compared with $5,405,000 in 1993, a decrease of 54.7%. The decrease was mainly attributable to a one-time event in 1993 whereby the Companies earned interest income of $3,211,000 as the result of a settlement with the California Franchise Tax Board relating to tax years prior to 1980. In addition to interest earned on the settlement, there was also an associated income tax benefit of $2,523,000 in 1993.

  Total costs and expenses for the year ended December 31, 1994 were $91,748,000, compared with $109,657,000 for the year ended December 31, 1993, a decrease of 16.3%. The lower costs and expenses in 1994 were primarily due to the impact of the sale of the Companies' multifamily and industrial properties, partially offset by an increase in horse racing operating costs and the nonrecurring items described above.

  Horse racing operating costs for 1994 were $46,921,000 (or 72.7% of horse racing revenues) versus $45,284,000 (or 74.5% of horse racing revenues) in 1993. The increase in horse racing operating costs on an absolute dollar basis resulted from more race days and higher attendance at live racing events in 1994. The decrease in horse racing operating costs as a percentage of horse racing revenues resulted from increased operating efficiency.

  Rental property operating costs were $9,714,000 in 1994, compared with $16,522,000 in 1993. The decrease of 41.2% was primarily due to the sale of the Companies' multifamily and industrial properties,

  Depreciation and amortization expense was $10,087,000 in 1994 compared with $11,392,000 in 1993, a decrease of 11.5%. The decrease was primarily due to the sale of the Companies' multifamily and industrial properties, partially offset by a non-recurring write-down attributable to the decision to replace the Racetrack's turf course with an improved surface.

  General and administrative expenses were $9,813,000 in 1994, a decrease of 2.3% from $10,045,000 in 1993 due to a non-recurring charge incurred in 1993 in respect of post retirement benefits payable as a result of the death of the former Chairman of the Board.

  Interest and other expense was $11,317,000 in 1994, compared with $12,970,000 in 1993. The decrease of 12.7% was primarily due to a reduction of debt in the amount of $98,130,000 made possible by the sale of the Companies' multifamily and industrial properties, partially offset by non-recurring debt repayment costs and an increase in continuing interest expense due to funding the expansion of Fashion Park.

COMBINED RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1993 COMPARED WITH YEAR ENDED DECEMBER 31, 1992

  Combined revenues for the year ended December 31, 1993 were $107,535,000, compared with combined revenues of $107,002,000 for the year ended December 31, 1992, an increase of .5%. The increase in 1993 revenues was primarily due to increases in rental property revenues and interest and other income, partially offset by a decrease in horse racing revenues.

  Horse racing revenues decreased by 8.3%, falling from $66,272,000 in 1992 to $60,776,000 in 1993 due to fewer race days and lower attendance and wagering at both the live racing events and as a satellite wagering facility. Total wagering from all sources during the 1993 live racing season decreased 10.6% and average daily wagering increased 1.2%. These decreases were attributable to decreased wagering at Southern California satellite locations (down 15.4%) offset by an increase in wagering at out-of-state locations (38.9%). On-track wagering and inter-track wagering decreased 20.2% and 13.6% while out-of-state wagering increased 43.8% in 1993.

  Total attendance at both live and satellite racing events at the Racetrack in 1993 decreased 15.1%. Average daily attendance during the same period decreased 9.8%. In 1993, the Racetrack operated 255 total days, comprising 83 days as a live racing site for the Santa Anita winter meet, 31 days as a live racing site for the Oak Tree meet, 99 days as a satellite wagering facility for Hollywood Park and 42 days as a satellite wagering facility for Del Mar, compared to 265 total days in 1992 comprising 94 days as a live racing site for the Santa Anita winter meet, 27 days as a live racing site for the Oak Tree meet, 101 days as a satellite wagering facility for Hollywood Park and 43 days as a satellite wagering facility for Del Mar. Total attendance and wagering as a satellite wagering facility were down 3.5% and 2.5% in 1993. Average daily attendance and wagering were down 1.4% and 0.4% in 1993.

  In addition to the weak California economy and the continued negative effect of Southern California satellite wagering on attendance and wagering on-track, management believes the declines in average daily attendance and wagering on-track were primarily the result of inclement weather during much of the 1992-1993 race meet, which caused the cancellation of two full race days and two partial race days in January.

  Rental property revenues from real estate investments were $41,354,000 in 1993, an increase of 11.7% over rental revenues of $37,018,000 in 1992. The 1993 increase was due primarily to additional revenues from a multifamily property acquisition in 1993 and the full year inclusion of several multifamily properties acquired in 1992.

  Interest and other income was $5,405,000 in 1993 compared with $3,712,000 in 1992, an increase of 45.6%. The increase was primarily attributable to interest income of $3,211,000 in 1993 related to a tax settlement with the California Franchise Tax Board relating to tax years prior to 1980. In addition to interest earned on the settlement, there was an income tax benefit of $2,523,000 in 1993.

  Total costs and expenses for the year ended December 31, 1993 were $109,657,000, compared with $99,783,000 for the year ended December 31, 1992, an increase of 9.9%. The increase in 1993 costs and expenses were primarily due to the nonrecurring loss on the sale of the Companies' multifamily and industrial properties and the increase in rental property operating costs partially offset by the decrease in horse racing operating costs.

  Horse racing operating costs were $45,284,000 (or 74.5% of horse racing revenues) in 1993 versus $50,758,000 (or 76.6% of horse racing revenues) in 1992. The decrease in horse racing operating costs, both on an absolute dollar basis and as a percentage of horse racing revenues, resulted from fewer race days, lower attendance and wagering at both the live racing events and as a satellite wagering facility and increased operating efficiency as a result of the implementation of certain cost control measures.

  Rental property operating costs were $16,522,000 in 1993, compared with $13,533,000 in 1992. The increase of 22.1% was primarily due to additional costs associated with the acquisition of multifamily properties in 1993 and 1992 (which properties have since been sold as part of the disposition of the Companies' multifamily and industrial properties).

SEASONALITY

  The Companies' horse racing operations are subject to seasonal fluctuations. The majority of the Companies' revenues are recognized in the first quarter due to live racing activity at the Racetrack. Therefore, the results of operations for the first quarter are not indicative of the results that may be expected in the succeeding quarters in the year.

LIQUIDITY AND CAPITAL RESOURCES

  The Companies have funds available from a combination of short-and long-term sources. Short-term sources included cash of $9,508,000 and short-term investments of $24,279,000 at March 31, 1995 and cash of $12,674,000 and short-term investments of $5,600,000 at December 31, 1994.

  The cash balances and related interest income from short-term investments reflect seasonal variations associated with the winter meet. During the meet, large cash balances and short-term investments are maintained, including amounts to be disbursed for payment of license fees payable to the state, purses payable to horse owners and uncashed winning pari-mutuel tickets payable to the public.

  In February 1994, in connection with the first part of the sale of properties to Pacific, Realty received 150,000 shares of the common stock of Pacific and paid down its lines of credit by $44,425,000, and Pacific assumed $44,290,000 of indebtedness associated with the apartment and industrial properties sold. Effective October 1, 1994, Realty completed the second part of the sale and received an additional 634,419 shares of the common stock of Pacific, and Pacific assumed an additional $9,415,000 of associated indebtedness. At March 31, 1995, Realty's investment in Pacific common stock totaled 784,419 shares, was carried at $12,705,000 and had a current annual dividend rate of $1.56 per share.

  In November 1994, Realty entered into a $30,000,000 revolving credit agreement with First Interstate. Borrowings under the revolving credit agreement will be due one year from the date of funding but no later than November 30, 1995 and will bear interest, at Realty's option, at the prime rate, at LIBOR plus 1%, or at a certificate of deposit rate plus 1%. The Company has requested that First Interstate extend the maturity date of this agreement to the earlier of June 30, 1996 or the date it obtains funding under the new revolving credit facility described below. At May 19, 1995, $11,600,000 was outstanding under this facility. Realty plans to repay this amount with the proceeds of the offering made hereby.

  Also in November 1994, Realty completed the refinancing of the $10,000,000 secured loan on its medical office building (one of its portfolio properties) with the existing lender. The new $8,900,000 secured loan is due in 2001, bears interest at 9.25% and provides for a 25-year amortization period.

  In December 1994, Realty obtained secured loans on each of the six neighborhood shopping centers. The secured loans, aggregating $15,500,000, have variable interest rates ranging from 8.25% to 9.0%, a 25-year amortization period and will be due in ten years. The interest rates are subject to adjustment every six months based on the six-month certificate of deposit rate in the secondary market. The maximum interest rate adjustment over the life of the loans is 5% and the increase in the monthly payment at each adjustment date is limited to 3.75%. Realty also intends to repay these loans with the proceeds of the offering made hereby.

  Realty has received a commitment from First Interstate to act as agent and lead lender for $70 million of revolving credit facilities to finance the development of a portion of Phase I of the Entertainment Center. Funding under the credit facilities will be conditioned upon, among other things, Realty's receipt of all required approvals from the City of Arcadia to develop the Entertainment Center, pre-leasing of 75% of the total square footage of Phase I, approval of the Phase I budget, successful completion of the offering made hereby and, under certain circumstances, syndication of $25 million of the credit facilities. Advances under the credit facilities will be secured by liens on the Racetrack and certain other real property collateral.

  During the 1994 second quarter, the Board of Directors established a revised annual dividend rate of $.80 per share, effective with the quarterly dividend of $.20 per share paid on July 22, 1994. Previously, the annual dividend rate was $1.36 per share. The revised annual rate reduced 1994 dividends paid by $3,152,000. Realty's existing revolving credit facility restricts, and Realty's new revolving credit facility will restrict, the payment of dividends to the greater of $.80 per share or the minimum amount required to maintain REIT status. Realty's current dividend policy is in compliance with this dividend restriction. In May 1995, Realty's existing revolving credit facility was modified to eliminate a maximum $9,200,000 annual limitation on dividends.

  The Companies have committed to spend in 1995 a total of approximately $5 million in connection with certain capital improvements, including the replacement of the Racetrack's turf course with an improved surface.

  Realty had $13,635,000 of secured real estate loans receivable at December 31, 1994, with maturities ranging from 1996 to 2002. For the year ended December 31, 1994, secured real estate loans receivable earned interest income of $955,000.

                                    BUSINESS

GENERAL

  The Companies own and operate the Racetrack, one of the premier thoroughbred horse racing venues in North America. Santa Anita has conducted a winter live thoroughbred horse racing meet at the Racetrack since 1934 (except for three years during World War II). In addition, the Racetrack has been the site of a fall meet conducted by Oak Tree which has leased the Racetrack from Santa Anita since 1969. The Racetrack was the location of the 1986 and 1993 Breeders' Cup Championships.

  The most recent 17-week Santa Anita winter meet, which concluded April 24, 1995, generated average daily wagering of $11.2 million, the largest average daily handle ever achieved in North American thoroughbred horse racing. Further, average daily purses during the same meet were the largest distributed in North American thoroughbred horse racing history. Santa Anita's exceptional purse structure enables it consistently to attract top thoroughbred horses, owners, trainers and jockeys. Santa Anita's live races are simulcast to 16 satellite wagering sites in Southern California, 15 sites in Northern California and 812 sites in 37 other states and 7 foreign countries.

  The Racetrack is part of Santa Anita Park, the Companies' approximately 400-acre property located in Arcadia, California, 14 miles from downtown Los Angeles and close to major Southern California freeways leading to Orange County and connecting the San Fernando, San Gabriel and Pomona valleys. Santa Anita Park's location offers access to more than 13 million people within a fifty-mile radius and more than 5 million people within a twenty-mile radius. In addition to the Racetrack, Santa Anita Park also includes Fashion Park, a one million square foot regional mall. Fashion Park completed a significant expansion in August 1994, including the addition of Nordstrom as an anchor store, and upgraded its tenant mix to include, among others, The Disney Store, Williams Sonoma, Ann Taylor and California Pizza Kitchen. Following completion of the expansion, sales per square-foot for pre-expansion retail mall space increased 15% during the last four months of 1994 over the comparable period in 1993. In addition to Santa Anita Park, Santa Anita has a number of other commercial real estate investments including six neighborhood shopping centers, three office buildings and a partial interest in another major regional mall.

  Santa Anita has announced the proposed development of a 1.5 million leasable square-foot Entertainment Center within Santa Anita Park. Phase I of the development is expected to comprise approximately 440,000 leasable square feet and to include a 25-screen AMC movie theater complex, large screen and virtual reality theaters, music and book superstores and other specialty retail stores and restaurants.

BUSINESS STRATEGY

 Overview

  Santa Anita's business strategy is to capitalize on its superior horse racing operations, excellent geographic location and broad name recognition to become a premier gaming and entertainment enterprise with thoroughbred horse racing at its core. Santa Anita recently implemented several key initiatives to increase Santa Anita's financial flexibility and operating efficiency and position it to execute its business strategy. During the past two years, Santa Anita has:

  . Reduced its annual dividend from $1.36 per share to $.80 per share to make available additional funds for reinvestment;

  . Sold certain of its non-core assets, including all of its multifamily and industrial properties, to Pacific;

  . Reduced total debt from approximately $188 million at December 31, 1993 to approximately $112 million at December 31, 1994;

  . Significantly increased its operating efficiency by strengthening its budgeting processes and implementing certain cost control measures, which contributed to a reduction in horse racing operating costs as a percentage of horse racing revenues from 76.6% in 1992 to 72.7% in 1994;

  . Enhanced its management team with the addition of individuals with extensive experience and expertise in real estate development and finance; and

  . Augmented its Board of Directors by adding William D. Schulte, formerly Vice-Chairman of KPMG Peat Marwick LLP, J. Terrence Lanni, President and Chief Executive Officer of MGM Grand, Inc. and formerly President and Chief Operating Officer of Caesars World Inc., and Thomas J. Barrack, Jr., Chief Executive Officer of Colony Capital, Inc. and Colony Advisors, Inc., real estate investment firms, and formerly partner of the Robert M. Bass Group, Inc.

 Thoroughbred Horse Racing

  Santa Anita is engaged in a variety of activities designed to increase revenues from its horse racing operations, both from on-track activities and satellite wagering. As an industry leader in thoroughbred horse racing and pari-mutuel wagering, Santa Anita believes that it will continue to benefit as smaller racetracks and other wagering sites import satellite signals from larger racetracks that have strong regional and national reputations.

  The Racetrack operates approximately 49 weeks per year, consisting of 17 weeks as a live racing site for the Santa Anita winter meet, 5 to 6 weeks as a live racing site for the Oak Tree fall meet and 26 to 27 weeks as a satellite wagering facility for Hollywood Park, Del Mar and other racetracks. Santa Anita is pursuing a number of initiatives to promote on-track attendance and wagering, including expanding its database marketing programs to encourage repeat patronage. Santa Anita is also focusing its marketing efforts on group sales and programs targeted to attract additional patrons. Further, Santa Anita believes that the development of the Entertainment Center will present new opportunities for Santa Anita and its tenants to pursue joint and cross-marketing initiatives.

  Santa Anita believes that it is well positioned to benefit from the industry trend toward satellite wagering, which has been driven by technological developments, legislative changes and customers' desire for convenience. Santa Anita began simulcasting its races via satellite during the 1987-88 Santa Anita winter meet, permitting patrons located at other California or out-of-state sites to wager on races run at Santa Anita. In order to provide its satellite sites with a signal that has outstanding production values and picture quality, Santa Anita has invested over $5 million to build a state-of-the-art broadcasting center at the Racetrack. Santa Anita derives revenues from satellite wagering based upon, in most cases, a percentage of the amount wagered at the satellite site. Revenues to Santa Anita from wagering at satellite sites have grown from $4.5 million during the 1987-88 Santa Anita winter meet to $16.6 million during its recently completed 1994-95 winter meet as it has expanded the number of sites receiving its signal. Santa Anita is actively seeking opportunities to increase its satellite wagering revenues by simulcasting to additional sites in North America and Latin America and, together with other members of the horse racing industry, is also exploring future potential opportunities in interactive home wagering.

 Real Estate Development--Entertainment Center

  The Companies believe that the opportunity to develop portions of Santa Anita Park provides significant potential for enhancement of shareholder value. The Entertainment Center, to be situated on approximately 120 acres within Santa Anita Park, will be styled to complement the Racetrack's art deco facade and will be organized around a "village center," including pedestrian-only promenades. The Companies have engaged The Jerde Partnership Inc., which designed MCA's Universal CityWalk in Universal City, California, Horton Plaza in San Diego and Mall of America in Bloomington, Minnesota, to design a comprehensive development plan for the Entertainment Center.

  In March 1995, Santa Anita submitted zoning and general plan amendment applications to the City of Arcadia to commence the entitlement process for the development of the Entertainment Center. While the applications provide for the development of as many as 1.5 million leasable square feet, Santa Anita presently plans to develop the Entertainment Center in a number of separate, independently viable phases. It is currently Santa Anita's expectation to receive necessary governmental approvals and begin construction in 1996, with Phase I operations to commence in mid-1997. However, there can be no assurance at this time that the applications will be approved as submitted, if at all, or that if they were to be so approved, that operations would commence at such time or on such scale. Current plans for later phases of the development contemplate expanded entertainment, restaurant and retail uses. The site plan calls for generous buffers from city streets and residential areas and provides for private roadways and walks which will permit Santa Anita to supervise on-site activities.

  On May 2, 1995, Realty entered into a 20-year lease (with two ten-year options) with AMC for an approximately 102,000 square-foot movie theater complex at the Entertainment Center. The theater complex will be the largest developed by AMC to date, and is expected to include 25 screens and 5,500 seats and feature state-of-the-art sound systems, stadium style seating and deluxe amenities. Santa Anita is currently in lease discussions with several other potential Entertainment Center tenants, including a number of well-recognized entertainment, restaurant and specialty retail entities. However, there can be no assurance at this time that any of such discussions will lead to the execution of binding lease agreements. Santa Anita anticipates that it will participate in the revenues derived from the Entertainment Center by a number of different means, including leases to owner-operators, participations on a joint venture basis and direct ownership and operation of certain venues.

  Realty has received a commitment from First Interstate to act as agent and lead lender for $70 million of revolving credit facilities that will be available to finance a portion of the development of Phase I. Funding under the credit facilities will be conditioned upon, among other things, Realty's receipt of all required approvals from the City of Arcadia to develop the Entertainment Center, pre-leasing of 75% of the total square footage of Phase I, approval of the Phase I budget, successful completion of the offering made hereby and, under certain circumstances, syndication of $25 million of the credit facilities. Advances under the credit facilities will be secured by liens on the Racetrack and certain other real property collateral. Part of the proceeds of the offering made hereby will also be applied to fund the development of a portion of Phase I. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Use of Proceeds."

 Other Gaming Interests

  Santa Anita has positioned itself to diversify into gaming activities other than thoroughbred horse racing if enabling legislation is enacted. In February 1995, Santa Anita acquired for $2 million a five-year option to purchase for an additional $3 million a 50% interest in Bell Jackpot Casino, a fully licensed card club located in the City of Bell, California, approximately 15 miles southwest of Santa Anita Park. The casino, which opened in February 1995, is a 42,000 square foot, fully- equipped facility which operates 24 hours per day, 365 days a year, and offers food and beverage services. The exercise of the option is contingent upon the enactment of legislation in California permitting publicly-held corporations, including the Companies, to be licensed under the California Gaming Registration Act without requiring each of their shareholders to be so licensed, and the receipt of other approvals necessary for the Companies to own an interest in and operate card club facilities. There can be no assurance that any such legislation will be enacted during the term of the option or, if it were enacted, that Santa Anita would be able to obtain the necessary licenses and approvals or would elect to exercise the option.

THE THOROUGHBRED HORSE RACING INDUSTRY

  Approximately 95 racetracks host live thoroughbred horse racing in the United States. The industry's larger racetracks are concentrated in California, New York, Florida, Illinois and Kentucky. In 1994, wagering on races from racetracks in these five states accounted for approximately 70% of total wagering nationwide, and wagering on races held at California racetracks amounted to approximately 28% of the total. A significant portion of thoroughbred horse racing wagering and purse distributions are concentrated at the industry's largest and best-established racetracks. In 1994, approximately 50% of total wagering nationwide was attributable to the industry's ten largest racetracks. It has been estimated that in 1994, approximately $10.2 billion was wagered on U.S. thoroughbred horse racing, compared with $9.6 billion in 1993, which represented a 5.8% increase. Total industry purse distributions in 1994 were estimated to be approximately $747 million, compared with $716 million in 1993, representing a 4.4% increase over 1993 levels.

  The establishment of satellite wagering sites has resulted in a decline in on-track attendance and on-track wagering at racetracks. The decline in on-track attendance and on-track wagering nationwide is also believed to be the result of expanded alternative gaming opportunities, including state lotteries, card clubs and Native American gaming. However, the combination of improved communications technology and regulatory changes in certain states has facilitated an increase in the number of sites receiving racing signals and the number of races available for wagering. For example, in 1994, new laws in California permitted the exchange of full card simulcasts between live race meets in Southern and Northern California. This change afforded satellite patrons the opportunity to bet on 18 races on most racing days, compared with only 9 races in prior years. Nationally, smaller racetracks are benefiting from their receipt of racing signals from larger racetracks, expanding wagering opportunities at their live race meets. Many racetrack facilities are also now able to operate year-round as a satellite wagering location by receiving racing signals from other racetracks. This benefits the industry as a whole since both senders and recipients of racing signals receive commissions on wagering. Interactive home wagering by telephone on races shown on cable television has also been introduced in New York, Pennsylvania and Kentucky.

  Santa Anita is part of the Southern California thoroughbred racing circuit which also includes Hollywood Park, Del Mar and Pomona Fairplex. Live racing is conducted at one of these racetracks from four to six days during each week in the year. During 1994, 281 total days of racing were held at these racetracks, comprising, in sequential order, the Santa Anita winter meet (90 days), the Hollywood Park spring and summer meet (68 days), the Del Mar meet (43 days), the Pomona Fairplex meet (19 days), the Oak Tree fall meet at the Racetrack (27 days) and the Hollywood Park fall meet (34 days). Wagering at the Southern California race meets approximated 20% of estimated total wagering nationwide in 1994, and individually Santa Anita ranked first, Hollywood Park second and Del Mar seventh.

OPERATIONS

 Santa Anita's Thoroughbred Horse Racing Business

  Santa Anita, through LATC, conducts the annual 17-week Santa Anita winter meet which commences the day after Christmas and continues through mid-April. Oak Tree sublets the Racetrack from LATC and conducts in October and November a thoroughbred horse racing meet of five weeks duration in even-numbered years and six weeks duration in odd-numbered years.

                       LIVE RACING OPERATING STATISTICS
                            (DOLLARS IN THOUSANDS)

  The following table reports certain key operating statistics for the 1991-1995 Santa Anita winter meets and the 1990-1994 Oak Tree fall meets. Santa Anita's races are held during portions of December through April. Oak Tree's races are held during portions of October and November. Accordingly, in order to present information relating to the most recent twelve months of racing at the Racetrack (and comparable prior periods), the following table reports data for the twelve month period ended April 30 in each year. The 1994-95 Santa Anita winter meet ended on April 24, 1995.

                              RACE MEETS HELD DURING TWELVE MONTHS ENDED APRIL
                                                     30,
                              -------------------------------------------------
                                1991      1992      1993      1994      1995
                              --------- --------- --------- --------- ---------
SANTA ANITA WINTER MEET:
  Number of racing days              88        94        83        90        88
  Wagering(a)
    On-track................. $ 470,471 $ 323,223 $ 250,729 $ 270,452 $ 244,271
    Southern California
     satellite locations.....   133,791   315,851   267,346   315,731   333,630
    Northern California
     satellite locations(b)..       --        --        --     37,639    96,187
    Out-of-state
     locations(c)............    72,239   112,871   135,815   263,235   309,305
                              --------- --------- --------- --------- ---------
    Total.................... $ 676,501 $ 751,945 $ 653,890 $ 887,057 $ 983,393
                              ========= ========= ========= ========= =========
    Average daily............ $   7,688 $   7,999 $   7,878 $   9,856 $  11,175
                              ========= ========= ========= ========= =========
  Attendance
    On-track................. 2,014,618 1,531,538 1,215,208 1,257,909 1,144,568
    Southern California
     satellite locations.....   666,611 1,576,763 1,332,126 1,523,220 1,388,249
                              --------- --------- --------- --------- ---------
    Total.................... 2,681,229 3,108,301 2,547,334 2,781,129 2,532,817
                              ========= ========= ========= ========= =========
    Average daily............    30,469    33,067    30,691    30,901    28,782
                              ========= ========= ========= ========= =========
OAK TREE FALL MEET:
  Number of racing days(d)           27        32        27        31        27
  Wagering(a)(e)
    On-track................. $ 133,644 $ 102,740 $  79,162 $  99,789 $  74,319
    Southern California
     satellite locations.....    33,555    88,699    75,714    80,024    86,237
    Northern California
     satellite locations(b)..       --        --        --      6,403    21,715
    Out-of-state
     locations(c)............    12,979    24,935    28,581    75,426    65,107
                              --------- --------- --------- --------- ---------
    Total.................... $ 180,178 $ 216,374 $ 183,457 $ 261,642 $ 247,378
                              ========= ========= ========= ========= =========
    Average daily............ $   6,673 $   6,762 $   6,795 $   8,440 $   9,162
                              ========= ========= ========= ========= =========
  Attendance(e)
    On-track.................   590,743   506,833   425,774   499,617   377,007
    Southern California
     satellite locations.....   171,177   454,264   390,088   444,932   378,256
                              --------- --------- --------- --------- ---------
    Total....................   761,920   961,097   815,862   944,549   755,263
                              ========= ========= ========= ========= =========
    Average daily............    28,219    30,034    30,217    30,469    27,973
                              ========= ========= ========= ========= =========

- --------
(a) Includes wagering on races originating at other racetracks.
(b) Northern California satellite wagering was introduced on a limited basis in October 1993 and was expanded to full card in August 1994.
(c) Includes commingled and separate pool wagering.
(d) Oak Tree races five weeks in even-numbered years and six weeks in odd-numbered years.
(e) Oak Tree hosted the Breeders' Cup Championships in October 1993.

  Santa Anita derives revenues from horse racing operations through commissions based on a percentage of amounts wagered on live and satellite races and from admissions, parking and food and beverage sales at the Racetrack. The following table shows Santa Anita's average commissions for the most recent Santa Anita winter meet on total wagers made (i) at the Racetrack both on races held at Santa Anita and at other California racetracks for which Santa Anita is acting as a satellite location and (ii) at the various categories of satellite locations on races held at the Racetrack.

                                                                      AVERAGE
                                                                    COMMISSIONS
                                                                    -----------
ON-TRACK WAGERING AT SANTA ANITA ON:
  Santa Anita Races................................................    6.233%
  Other Southern California Races..................................    2.000
  Northern California Races (during Santa Anita winter meet)(a)....    4.311
  Northern California Races (during other Southern California
   meets)..........................................................    1.700

SATELLITE WAGERING ON SANTA ANITA RACES AT:
  Southern California Locations....................................    3.159%
  Northern California Locations....................................    1.250
  Out-of-State Locations (commingled pools)........................    1.603
  Out-of-State Locations (separate pools)..........................    1.497

- --------
(a) Includes wagers at other Southern California satellite locations which receive retransmission of the Northern California signal from Santa Anita.

  On-Track Wagering. All wagering on-track is pari-mutuel, meaning literally a mutual wager, or wagering by individuals against each other. The racetrack operator acts as the broker for the wagers made by the public and deducts a "take-out" or gross commission which is fixed by the state and shared with the state, the racetrack operator, the horse owners and breeders, and the municipality in which the racetrack is located. The racetrack operator has no interest in which horse wins a given race. California law specifies the percentage distribution of pari-mutuel wagering with the percentage varying based upon, among other things, the total wagering for the meet and type of wager.

  During the Hollywood Park and Del Mar meets, Santa Anita and other Southern California racing associations and fairs and Native American gaming facilities operate as satellite facilities which allows their patrons to wager on races held at those racetracks. This network of satellite wagering systems and facilities is controlled and operated by the participating Southern California racetracks and horse owners. All such wagers are commingled into a single wagering pool along with the wagers made at the live race site. In 1994, the Racetrack operated 145 days as a satellite for Hollywood Park, Del Mar and other racetracks.

  In the fall of 1993, California law permitted a limited exchange between Southern and Northern California of televised racing signals on races with purses exceeding $20,000. In the summer of 1994, a change in California law permitted the unlimited exchange of racing signals between the Southern California zone and the Northern California zone. Racetracks operating a live thoroughbred race meet in the Southern zone and the Northern zone receive the out-of-zone racing signal and transmit the signal within the respective Southern and Northern zones. Thus, while operating live races, Santa Anita receives a live racing signal on races held in Northern California and retransmits such signal to other Southern California satellite facilities, which allows its patrons and the patrons of such facilities to wager on the Northern California races. While operating as a satellite facility for Hollywood Park or Del Mar, Santa Anita receives the retransmission of the Northern California signal from the Southern California racetrack for which it is then acting as a satellite facility. Each zone commingles its wagering on the out-of-zone race with the other zone.

  Satellite Wagering. Santa Anita sends televised racing signals to other racetracks in Southern California (such as Hollywood Park and Del Mar), non-racing fair sites in Southern California and wagering facilities on Native American reservation land in Southern California. Similarly, Santa Anita sends televised racing signals into the Northern zone. In both situations, on-track and satellite wagers are commingled.

  Legislation has been enacted in certain states permitting the transmission of pari-mutuel wagers across state lines. This format permits out-of-state patrons wagering on races held at the Racetrack to participate in the same pari-mutuel pool payouts available to Santa Anita's on-track patrons and California satellite patrons. Santa Anita receives a negotiated percentage of the pari-mutuel wagering at sites where its signal is transmitted. Out-of-state satellite wagering on races held at the Racetrack started in 1991 with total pari-mutuel wagering of $39,445,000, which increased to $185,376,000 for 1994. Santa Anita's share of the commissions from out-of-state satellite commingled wagering increased from $1,811,000 in 1993 to $3,139,000 in 1994.

  Santa Anita also transmits its live racing signal to numerous locations in the United States, Mexico, the Caribbean and Canada where out-of-state patrons do not necessarily participate in the commingled pari-mutuel pool payouts, but rather wager against each other in "separate pools." Santa Anita's share of the commissions at these sites for transmitting its racing signal for separate pool wagering increased from $1,280,000 in 1993 to $1,370,000 in 1994.

  Currently, Santa Anita transmits its signal to the following states: Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Dakota, Texas, Washington, West Virginia and Wyoming.

  Oak Tree Racing Association. Santa Anita leases the Racetrack to Oak Tree to conduct Oak Tree's annual thoroughbred horse racing meet, which is held during portions of October and November of each year. Under a lease that expires in 2000, Oak Tree makes annual rental payments to Santa Anita equal to 1.5% of the total on-track pari-mutuel wagering on live races from its racing meet and 25% of its satellite and simulcast revenues after mandated payments to the State, and to horse owners and breeders. In addition, Oak Tree reimburses Santa Anita an amount equal to 0.8% of its on-track pari-mutuel wagering for certain expenses of operating the Racetrack on behalf of Oak Tree. Santa Anita also receives supplemental rent representing adjusted profits equivalent to 79% of Oak Tree's net income before taxes and rent payments to Santa Anita and after certain negotiated revenue and cost adjustments. Santa Anita is obligated to rebate rent to Oak Tree if adjusted profits fall below certain levels.

  Certain Intercompany Relationships. Santa Anita's thoroughbred horse racing activities involve a series of affiliate transactions among Realty, Operating Company and LATC. Realty owns the Racetrack and Operating Company is engaged in thoroughbred horse racing operations through LATC, a wholly owned subsidiary of Operating Company. LATC leases the Racetrack from Realty. Under the lease terms, LATC pays to Realty a fee of 1.5% of the on-track wagering on live races at the Racetrack, which includes the Oak Tree meet. In addition, LATC pays to Realty 26.5% of its wagering commissions from satellite wagering (not to exceed 1.5% of such wagering). When LATC operates as a satellite for Hollywood Park and Del Mar, LATC pays 26.5% of its wagering commissions as additional rent to Realty.

 Santa Anita's Real Estate Investment and Development Business

  Santa Anita's portfolio of real estate investments is summarized below.

                      SUMMARY OF REAL ESTATE INVESTMENTS
                            (DOLLARS IN THOUSANDS)

                                           AS OF MARCH 31, 1995
                           ----------------------------------------------------
                           PERCENT LEASABLE   PERCENT  NET BOOK
                           LEASED   AREA(A)  OWNERSHIP VALUE(B) ENCUMBRANCES(C)
                           ------- --------- --------- -------- ---------------
RACING FACILITY:
  Santa Anita Racetrack...   100%  312 acres   100.0%  $ 7,869          --
REGIONAL MALLS:
 California
  Fashion Park(d).........    95   1,093,000    50.0    52,429      $61,760
  Land underlying Fashion
   Park...................   100    73 acres   100.0       102        3,937
 Maryland
  Towson Town
   Center(e)(f)...........    97     980,000    32.5       --           --
  Joppa Associates(f)(g)..   --      240,000    33.3       --           --
SHOPPING CENTERS:
 California
  Yorba Linda.............    90      53,000   100.0     7,651        3,483
  Orange..................   100      21,000   100.0     4,507        1,717
  Encinitas...............    89      80,000   100.0    11,228        4,310
 Arizona, Phoenix
  Tatum and Thunderbird...    98      52,000   100.0     3,541        2,872
  28th and Indian School..    97      31,000   100.0     2,119        1,673
  67th and Indian School..    97      75,000   100.0     5,494        1,389
OFFICE BUILDINGS:
 California
  Civic Center Plaza
   Towers, Santa Ana......    73     152,000   100.0    16,465       11,672
  Upland Office Center,
   Upland.................    78      36,000   100.0     4,496          --
  Medical Office Building,
   Arcadia................    95      75,000   100.0    13,053        8,869
LAND:
  Temecula, California....   N/A    24 acres    50.0       480          480

- --------
(a) Square feet except as indicated.
(b) Net book value (total cost of project less accumulated depreciation) at March 31, 1995. Amounts represent 100% of project net book value.
(c) Amounts represent project encumbrances as reported in the Companies' combined financial statements.
(d) 695,000 square feet of leasable area in the mall is subject to ground leases with anchor tenants. The remaining area is leased to tenants by Anita Associates, a limited partnership of which Realty is a 50% limited partner.
(e) Realty is entitled to receive a preferred return on its equity investment.
(f) "Net Book Value" and "Encumbrances" are omitted because this investment is an unconsolidated joint venture, the assets and liabilities of which are not reflected in the Companies' combined financial statements. However, Realty has guaranteed $74 million of debt secured by the underlying properties.
(g) A retail building adjacent to the Towson Town Center project that is expected to become part of the regional mall.

  The Racetrack. The Racetrack was opened for thoroughbred horse racing in 1934 by a group of investors led by Dr. Charles H. Strub. The physical plant consists of a large grandstand structure occupying approximately 970,000 square feet, stalls for approximately 2,000 horses, and a parking area covering approximately 128 acres which can accommodate approximately 20,000 automobiles. The grandstand facilities include clubhouse accommodations, a general admission area, and food and beverage facilities, which range from fast food stands to restaurants, both at outdoor terrace tables and indoor dining areas. The grandstand has seating capacity for 25,000 as well as standing room for additional patrons. The structure also houses Operating Company's executive and administrative offices. The grounds surrounding the grandstand are extensively landscaped and contain a European-style paddock and infield accommodations, including picnic facilities for special groups and the general public. For a discussion of the operating arrangements by which Santa Anita derives revenues from the rental of the Racetrack, see "Santa Anita's Thoroughbred Horse Racing Business--Certain Intercompany Relationships."

 Regional Malls.

  Fashion Park. Fashion Park is a completely enclosed, climate-controlled regional mall located adjacent to the Racetrack with 1,093,000 square feet of leasable area. Fashion Park, apart from space occupied by anchor tenants, is owned and operated by a partnership, Anita Associates, of which Santa Anita is a 50% limited partner. The general partner of Anita Associates is Hahn-UPI, which in turn is a limited partnership of which The Hahn Company, a developer of shopping centers, is the general partner.

  Fashion Park completed a significant expansion in August 1994, including the addition of a new 136,000 square foot Nordstrom store and an additional 40,000 square feet of mall stores. Other anchor tenants are Robinsons-May (156,000 square feet), J.C. Penney (215,000 square feet) and The Broadway (188,000 square feet). New mall tenants include The Disney Store, Williams Sonoma, Ann Taylor and California Pizza Kitchen. Sales per square foot for the pre-expansion retail mall space increased 15% during the last four months of 1994 over the comparable period in 1993. During 1993, the Robinsons-May store was expanded by approximately 40,000 square feet and a food court of approximately 13,000 square feet was completed and opened. During the past year, each of the anchor department stores has either completed or commenced a major remodeling of their stores. In January 1994, the partnership refinanced its existing debt by entering into a secured loan agreement with an insurance company. Funding under the secured loan was made in two draws of $46,577,000 at 9.0% in January 1994 and $15,778,000 at 9.25% in December 1994. The secured loan is due in January 2003. At December 31, 1994, $61,925,000 was outstanding under the agreement.

  There are currently 130 tenants operating mall stores. Leases are generally seven to ten years with clauses providing for escalation of the basic rent every three years. Typically, leases with mall tenants are structured to provide Anita Associates with overage rents upon attainment by the tenant of certain sales levels, which are specified under the individual leases of the various stores. Overage rents represent a fixed percentage of the gross sales of a tenant less its base rent. With the addition of Nordstrom, Fashion Park has been able to attract higher quality mall tenants at higher annual rental rates.

  Santa Anita has leased the land underlying Fashion Park to Anita Associates and to three of the major tenants of Fashion Park until 2037, with two additional ten-year option periods and one additional five-year option period. The ground rent is $527,000 annually until 1996 when the annual rent will increase to $794,000 through 2007. During the remaining 30-year term and the three additional option periods, the annual ground rent may be increased up to 25% based upon the appraised value of the land. Under the provisions of the ground leases, Anita Associates is responsible for real estate taxes and other operating expenses. Robinsons-May, J.C. Penney, The Broadway and Nordstrom pay their own real estate taxes.

  The land underlying Fashion Park is security for a loan maturing in 2009 with a balance at December 31, 1994 of $3,971,000. Payments on this indebtedness, which is without recourse to Santa Anita, are approximately $473,000 annually. The security to the lender also includes an assignment of the ground rents received by Santa Anita and a collateral assignment of the ground leases.

  Towson Town Center. Towson Town Center located in Towson, Maryland, is a 980,000 square foot regional mall which opened in 1991. Santa Anita is a 50% partner with The Hahn Company in H-T Associates, a joint venture which owns a 65% interest in a partnership which owns the Towson Town Center. Santa Anita has invested a total of $7.5 million in H-T Associates. The major tenants at Towson Town Center are Nordstrom (224,000 square feet) and Hecht's (193,000 square feet). There are 175 other tenants operating mall stores with original lease terms varying up to 15 years. The mall tenant leases generally provide for escalation of the basic rent every three years and are structured to provide Towson Town Center with overage rents upon attainment by the tenant of certain sales levels, which are specified under the individual leases of the various stores. Santa Anita is a joint and several guarantor of loans used to expand the Towson Town Center and property adjacent to the Towson Town Center in the amount of $74,382,000. Annually, the guarantors may request a reduction in the amount of the guaranty based on the economic performance of the mall (see "Notes to Financial Statements--Note 4-- Investments in Unconsolidated Joint Ventures").

  Neighborhood Shopping Centers. Santa Anita owns six neighborhood shopping centers. The shopping centers typically consist of a major supermarket, retail store or drugstore as a major tenant and often include a variety of general merchandise store and smaller service store tenants. In two centers the major tenant owns its building and the underlying land, while in the four other centers, the land or improvements are leased to the major tenant. Leases on the properties range from two to ten years in duration but typically are from three to five years. They are generally triple net leases (tenant pays all operating costs, insurance and property taxes) and provide for future rental increases.

  Office Buildings. Santa Anita owns three office buildings located in Arcadia, Santa Ana and Upland, California. The office buildings in Santa Ana and Upland are for general office use and the building in Arcadia is a medical office building. Office leases are typically for a period of five to ten years and are offered on a full-service gross basis. In addition, tenants are given a tenant improvement allowance and rental concessions in the form of additional tenant improvement allowances or free rent.

  Land. Santa Anita is a 50% partner in French Valley Ventures, a partnership which acquired 24 acres of unimproved land located in Temecula, California. The partnership is reviewing the possibility of developing an industrial project on the site. In December 1994, the partnership negotiated a reduction in the maturing mortgage on this property. Additionally, the carrying cost of the investment was written down to its estimated market value which equals the amount of the debt.

  Investment in Pacific Gulf Properties Inc. In June 1993, Realty's Board of Directors approved management's recommendation to recapitalize certain assets of Realty. Pursuant to this recapitalization, in November 1993, Realty entered into a Purchase and Sale Agreement to sell its multifamily and industrial properties to Pacific, in conjunction with Pacific's proposed public offering of common stock. The transaction was structured into two parts: (1) Realty would sell all of its apartments and industrial properties to Pacific with the exception of Realty's interest in the Baldwin Industrial Park joint venture; and (2) Pacific would enter into a binding agreement to buy Realty's interest in Baldwin Industrial Park.

  On February 18, 1994, Realty completed the first part of this transaction by selling to Pacific ten multifamily properties, containing 2,654 apartment units, located in Southern California, the Pacific Northwest, and Texas and three industrial properties, containing an aggregate of 185,000 leasable square feet of industrial space, located in the State of Washington (the "Transferred Properties"). Realty's corporate headquarters building and related assets were also acquired by Pacific. The sale of the Transferred Properties followed the public offerings of common stock and convertible subordinated debentures by Pacific. In consideration of the sale of the Transferred Properties, Realty received approximately $44.4 million in cash and 150,000 shares of the common stock of Pacific. In addition, Realty was relieved of approximately $44.3 million of mortgage debt on the Transferred Properties. In connection with the sale, the executive officers, various managers and most other employees of Realty resigned and became officers and employees of Pacific on February 18, 1994.

  Effective October 1, 1994, Realty completed the second part of the transaction, the sale of its interest in Baldwin Industrial Park to Pacific. As a result, effective October 31, 1994, Pacific delivered to Realty an additional 634,419 shares of Pacific common stock and Pacific assumed from Realty an additional $9,415,000 of indebtedness secured by the property.

  The two parts of the above transaction resulted in a loss of $10,974,000, which was reflected in the Realty and Combined Realty and Operating Company statements of operations for the year ended December 31, 1993. As a result of the February 18, 1994 and October 1, 1994 sales to Pacific, Realty owns approximately

16.3% of Pacific's outstanding common shares. Pacific trades on the American Stock Exchange (symbol PAG). On May 31, 1995, the closing price of Pacific's common stock was $15.50 per share.

COMPETITIVE AND OTHER CONDITIONS

  The Southern California area offers a wide range of leisure time spectator activities, including professional and college teams which participate in all major sports. Santa Anita's thoroughbred horse racing operations compete with such sporting events for their share of the leisure time market and with numerous other leisure time activities available to the community, many of which are televised.

  With the advent of satellite wagering, other Southern California racetracks (e.g., Hollywood Park and Del Mar) and other satellite wagering facilities which offer wagering on races held at the Racetrack compete directly for the business of Santa Anita's on-track patrons. Conversely, when Santa Anita operates as a satellite wagering site for other racetracks, Santa Anita faces competition for on-track satellite patronage from other satellite wagering facilities in Southern California.

  The California State Lottery Act of 1984, which provides for the establishment of a state-operated lottery, was implemented in 1985. In the opinion of management, the State lottery has had an adverse impact and will continue to have an adverse impact on total attendance and pari-mutuel wagering at the Racetrack.

  The Companies presently face competition for gaming patrons from card clubs in the Los Angeles area and Native American casinos in Southern California.

  In the future, legislation could be enacted to allow Las Vegas-style casino gaming or other forms of gaming which would provide additional competition for pari-mutuel wagering at Santa Anita Park. Under federal law, certain types of gaming are lawful on Native American lands if conducted in conformance with a Tribal-State compact, which the applicable state must negotiate with a Native American tribe in good faith. Certain Native American tribes seeking to establish gaming in California have instituted litigation against the State of California to compel the State to permit them to do so. In 1993, one federal district court held that California has a public policy prohibiting casino gaming and need not negotiate a compact with respect to casino gaming. In 1994, a federal appellate court generally affirmed the decision as to casino gaming but remanded the case to federal district court to determine whether the existing State lottery uses gaming machines in such a manner as to make gaming machines the proper subject of a compact. In March 1995, a State appellate court ruled that a version of the State lottery's keno game is the legal equivalent of a slot machine. In April 1995, the appellate court agreed to rehear the issue. The full ramifications of these rulings at this time are unclear. However, federal law provides that states must allow Native American tribes within its borders to conduct gambling activities that are otherwise legal within the state, subject to the negotiated compact. If Las Vegas-style casino gaming or other forms of gaming are permitted in California, such gaming could have an adverse impact on Santa Anita's thoroughbred horse racing operations.

  The number of thoroughbred foals born in the United States has decreased each year over the last eight years for several reasons including changes in tax laws and a decline in prices for the sale of thoroughbreds. This decrease has led to an industry-wide decline in the number of thoroughbreds available for racing. Because of such decline, racetracks increasingly compete for quality horses to participate in live racing. However, due in part to its large purse structure, Santa Anita believes that it is well-positioned to attract quality horses.

  As an outdoor activity, horse racing is more susceptible to interruption due to inclement weather than some other leisure time activities. This is particularly true of the Santa Anita winter meet. Between 1952 and 1992, LATC had never cancelled a race due to inclement weather. During the 1992-93 meet, LATC lost two full days and two partial days of racing because of inclement weather. During the 1994-95 meet, LATC lost three days of racing because of inclement weather. Management made up the 1995 lost racing days by adding one additional day of racing in April and one additional race on 17 other racing days.

  The regional shopping malls, neighborhood shopping centers and office buildings owned by Santa Anita encounter significant competition from similar or larger regional shopping malls, shopping centers and office buildings developed and owned by other companies. Santa Anita's income from its real estate assets is also affected by general economic conditions. An oversupply of commercial office space in Southern California has adversely affected vacancy rates in office buildings generally, and could continue to adversely impact vacancy rates, the nature of Santa Anita's tenants, the rents Santa Anita is able to obtain from its tenants and its financial results. Some of Santa Anita's properties are located in Southern California, which is an area subject to earthquakes. There can be no assurance that any future earthquakes will not damage Santa Anita's properties or negatively impact the financial position or results of Santa Anita.

EMPLOYEE AND LABOR RELATIONS

  Substantially all of LATC's employees are employed on a seasonal basis in connection with live thoroughbred horse racing or satellite meets at the Racetrack. During the relatively short periods when live or satellite racing meets at the Racetrack are not being conducted, LATC maintains a staff of approximately 260 employees, most of whom are engaged in maintaining or improving the physical facilities at the Racetrack or are engaged in preparing for the next live or satellite meet. During the year ended December 31, 1994, LATC employed approximately 1,600 persons on a seasonal and non-seasonal basis.

  All of LATC's employees, except for approximately 70 full-time management and clerical employees, are covered by collective bargaining agreements with labor unions. LATC's labor agreements covering Racetrack employees expire between Santa Anita's 1994-95 winter meet and Oak Tree's 1995 fall meet.

  At May 31, 1995, Realty employed 19 persons on a full-time basis, none of whom were covered by collective bargaining agreements.

GOVERNMENT REGULATION

  The State of California has vested administrative authority for racing and wagering at horse racing meets in the California Horse Racing Board ("CHRB"). The CHRB, which consists of seven members appointed by the governor of the State, is charged with the responsibility of regulating the form of wagering, the length and conduct of meets and the distribution of pari-mutuel wagering within the limits set by the California legislature. The CHRB is also charged with the responsibility of licensing horse racing associations on an annual basis to conduct horse racing meets and of licensing directors, officers and persons employed by the associations to operate such meets. The CHRB has annually licensed LATC and Oak Tree to conduct racing meets at the Racetrack. At present, the CHRB has not licensed other thoroughbred racetracks in Southern California to conduct racing during these meets. Since 1972, however, night harness racing and night quarterhorse meets have been conducted at other racetracks in Southern California during portions of these meets. LATC and Oak Tree, and, consequently, Santa Anita, could be adversely affected by legislative or CHRB action which would increase the number of competitive racing days, reduce the number of racing days available to LATC and Oak Tree, or authorize other forms of wagering. In connection with being licensed to conduct horse racing meets, Santa Anita is also subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time.

  As a condition of the issuance of a racing license, California law requires that a certain number of days be conducted as "charity days." The net proceeds from these charity days are distributed to beneficiaries through a nonprofit organization approved by the CHRB. California law limits the net proceeds to an amount equal to two-tenths of one percent of the total on-track wagering on live races. Net proceeds in excess of two-tenths of one percent are retained by LATC. LATC is required to conduct five charity days annually. Oak Tree is required to conduct three charity days annually.

  A local Arcadia ordinance limits live horse racing to daylight hours but allows the importation of a horse racing broadcast signal two evenings per week.

  The ability of Santa Anita or any other racetrack operator to transmit its live racing signal into a given state, and any conditions upon such transmission, are governed by legislation in such state. Currently, 43 states permit the importation of live racing signals. Although to date no state has terminated or materially restricted the ability to import such signals once authorized, there can be no assurances that one or more states will not do so in the future. Santa Anita's ability to increase the number of locations to which it transmits its live racing signal is dependent on, among other factors, legislation being enacted in those states which currently do not permit the importation of such signals. There can be no assurances that such legislation will be enacted.

                                   MANAGEMENT

  The following persons are directors and/or executive officers of Realty and/or Operating Company, as specified:

                                    PRINCIPAL BUSINESS EXPERIENCE DURING PAST
                                                    FIVE YEARS
             NAME              AGE     AND ALL POSITIONS WITH THE COMPANIES
             ----              --- -------------------------------------------
 Stephen F. Keller...........   56 Chairman of the Boards of Directors of
                                    Operating Company and Realty since 1993;
                                    President and Chief Executive Officer,
                                    Operating Company, since 1993; President
                                    and Chief Operating Officer, Operating
                                    Company, 1991-1993; Attorney, Fulbright &
                                    Jaworski, 1991; Attorney, Lillick &
                                    McHose, 1962-1990; Vice Chairman, Seidler
                                    Amdec Securities, Inc. 1988-1990;
                                    Director, Leslie's Poolmart, Inc.
                                    (swimming pool supplies); Trustee, The
                                    Northwestern Mutual Life Insurance
                                    Company; Director, Dai-Ichi Kangyo Bank of
                                    California.
 Sherwood C. Chillingworth...   69 Vice Chairman of the Board and Chief
                                    Executive Officer, Realty, since March
                                    1994; Executive Vice President, Oak Tree
                                    Racing Association, since 1993; Vice
                                    President and General Counsel, Oak Tree
                                    Racing Association, 1992; President,
                                    Chillingworth Corporation 1975-1992 (real
                                    estate development).
 Clifford C. Goodrich........   52 Director, Operating Company; Executive Vice
                                    President, Operating Company, since 1995;
                                    President, LATC, since 1989; Vice
                                    President, Operating Company, 1989-1995;
                                    Executive Vice President and General
                                    Manager, LATC, 1988; Vice President and
                                    Assistant General Manager, LATC, 1980-
                                    1988; President, Thoroughbred Racing
                                    Association of North America, Inc.
 William C. Baker............   62 Director, Operating Company and Realty;
                                    Chairman and Chief Executive Officer,
                                    Carolina Restaurant Enterprises, Inc.
                                    (restaurant franchisee) since 1992;
                                    President, Red Robin International, Inc.,
                                    1993-1995; Investor 1988-1993; Chief
                                    Executive Officer, Del Taco, Inc., 1976-
                                    1988; Director, Callaway Golf Company;
                                    Storage Equities, Inc. (public storage).
 Thomas J. Barrack, Jr.......   49 Director, Operating Company and Realty;
                                    Chief Executive Officer, Colony Capital,
                                    Inc. and Colony Advisors, Inc. (real
                                    estate investment) since 1991; Partner,
                                    Robert M. Bass Group, Inc. (now Keystone,
                                    Inc., real estate investment) 1987-1991;
                                    Director, Continental Airlines, Inc.
 Richard S. Cohen............   60 Director, Operating Company and Realty;
                                    Attorney, Law Offices of Richard S. Cohen
                                    and Donna Frost Cohen since 1991;
                                    President, Four Seas Restaurant, Inc.
                                    (restaurant franchisee) since 1988.
 Arthur Lee Crowe............   71 Director, Operating Company and Realty;
                                    Investor; Vice Chairman, Realty and
                                    Operating Company since 1988.
 Taylor B. Grant.............   45 Director, Realty; Receiver--Superior Court,
                                    State of California since 1993; Chief
                                    Executive Officer, Optima Asset Management
                                    Services (management consulting) 1992-
                                    1993; President, Grant Building Company
                                    1988-1992 (real estate).
 J. Terrence Lanni...........   52 Director, Operating Company and Realty;
                                    President and Chief Executive Officer, MGM
                                    Grand, Inc. 1995; President and Chief
                                    Operating Officer, Caesars World Inc.
                                    1981-1995.
 Thomas P. Mullaney..........   62 Director, Operating Company and Realty;
                                    General Partner, Matthews, Mullaney & Co.
                                    (private investment partnership) since
                                    1991; General Partner, Kidd Kamm & Co.
                                    (private investment partnership) 1986-
                                    1991; Director, Ducommun Incorporated
                                    (manufacturing).

                                     PRINCIPAL BUSINESS EXPERIENCE DURING PAST
                                                    FIVE YEARS
             NAME              AGE     AND ALL POSITIONS WITH THE COMPANIES
             ----              --- --------------------------------------------
 William D. Schulte..........   62 Director, Operating Company and Realty;
                                    Investor; former Vice Chairman, KPMG Peat
                                    Marwick LLP; Director, H.F. Ahmanson &
                                    Company (thrift), Vastar Resources, Inc.
                                    (energy) and Leslie's Poolmart, Inc.
                                    (swimming pool supplies).
 Christopher T. Stirling.....   40 President and Chief Operating Officer,
                                    Realty, since April 1994; Vice President,
                                    Homart Development Company, 1989-1994;
                                    Senior Development Director, 1985-1989.
 Brian L. Fleming............   51 Executive Vice President, Chief Financial
                                    Officer and Secretary, Realty, since May
                                    1994; Senior Vice President, Carter Hawley
                                    Hale Stores, Inc., 1987-1994.
 Tommy D. Austin.............   52 Vice President, Realty, since 1995; Director
                                    of Development, Realty, 1994-1995; Owner,
                                    Austin Affiliates (development
                                    consultants), 1992-1994; Vice President,
                                    Western Region Design and Construction,
                                    Homart Development Company, 1989-1992.
 Frederick B. Cordova, III...   38 Vice President, Realty, since 1995; Manager
                                    of Land and Planning, Kaufman & Broad--
                                    South Bay Inc., 1994-1995; Chief Executive
                                    Officer and Co-Founder, Cordova Chase
                                    Company (industrial, retail and office
                                    development), 1987-1994.
 Richard D. Brumbaugh........   49 Vice President--Finance and Chief Financial
                                    Officer, Operating Company, since March
                                    1994; Vice President--Finance and Chief
                                    Financial Officer, LATC, since March 1994;
                                    Controller, LATC, 1985-1994; Assistant
                                    Controller, LATC, 1972-1985.
 Thomas S. Robbins...........   42 Vice President--Racing, Operating Company,
                                    since 1990; Vice President--Racing, LATC,
                                    since 1990; Director of Racing, LATC, 1990,
                                    Oak Tree Racing Association, since 1990 and
                                    Del Mar Thoroughbred Club, since 1992.
 Kathryn J. McMahon..........   34 General Counsel and Secretary, Operating
                                    Company, since May 1994; Secretary, LATC,
                                    since May 1994; Attorney, Sheppard, Mullin,
                                    Richter & Hampton, 1986-1994.
 Michael J. Manning..........   48 Vice President and Assistant General
                                    Manager, LATC, since 1993; Assistant
                                    General Manager, LATC, 1990-1993; Vice
                                    President and General Manager, Canterbury
                                    Downs, 1987-1990.
 Mark T. Stephens............   32 Vice President--Marketing and Customer
                                    Relations, LATC, since December 1994;
                                    Director of Marketing, LATC, 1993-1994;
                                    Director of Marketing, Bay Meadows
                                    Operating Co., 1991-1992; Stanford
                                    University Graduate School of Business,
                                    1989-1991.

  Each executive officer of Realty and Operating Company is appointed by the respective Board of Directors annually and holds office until a successor is duly appointed.

  Mr. Chillingworth filed a voluntary petition under Chapter 7 of the Bankruptcy Code in February 1994 in connection with loans made by a commercial bank to a real estate development corporation of which he was the principal stockholder and where such loans were personally guaranteed by Mr. Chillingworth. Mr. Chillingworth obtained a discharge from the bankruptcy proceeding in June 1994. Mr. Fleming was formerly a Senior Vice President of Carter Hawley Hale Stores, Inc. which filed a voluntary petition under Chapter 11 of the Bankruptcy Code in February 1991. Carter Hawley Hale Stores, Inc. emerged from Chapter 11 protection and declared its plan of reorganization effective in October 1992.

                           FEDERAL INCOME TAX MATTERS

  This section is a general summary of the material federal income tax considerations that may be relevant to prospective purchasers of paired Common Stock under the Code. This summary is based on existing provisions of the Code, final and proposed Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction with possible retroactive effect. The following discussion does not include all matters that may be relevant to any particular holder of paired Common Stock in light of such holder's particular facts and circumstances. Certain holders, such as foreign persons, tax-exempt entities, insurance companies and financial institutions, may be subject to special rules not discussed below. In particular, the following discussion does not discuss issues under the Foreign Investment in Real Property Tax Act of 1980 and foreign, state and local tax laws. Each prospective purchaser should consult, and must depend on, his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and sale of paired Common Stock and of Realty's election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

GENERAL CONSIDERATIONS

  In the opinion of management, Realty has operated in a manner which has qualified it as a REIT under Sections 856 through 860 of the Code. Realty intends to continue to operate in a manner which will allow it to qualify as a REIT under the Code. Under these sections, a corporation that is principally engaged in the business of investing in real estate and that, in any taxable year, meets certain requirements that qualify it as a REIT generally is not subject to federal income tax on its taxable income and gains that it distributes to its shareholders. Income and gains that are not so distributed will be taxed to a REIT at regular corporate rates. In addition, a REIT is subject to certain taxes on net income from "foreclosure property" as defined in the Code, income from the sale of property held primarily for sale to customers in the ordinary course of business and excessive unqualified income. O'Melveny & Myers, counsel to Realty, will render an opinion that for the calendar years 1992, 1993 and 1994, Realty met the requirements of the Code for qualification as a REIT, and if Realty continues its operations in the same manner as it has in such years, it will continue to so qualify, provided that the various tests for qualification as a REIT relating to its income, assets, distribution, ownership and certain administrative matters are satisfied in those years. However, qualification as a REIT depends on future transactions and events which cannot be known at this time. Accordingly, O'Melveny & Myers is unable to opine whether Realty will in fact continue to qualify as a REIT in the future. Moreover, Realty's qualification as a REIT depends on the qualification of Pacific as a REIT, a matter over which Realty does not exercise control. In rendering its opinion, O'Melveny & Myers will rely on various rulings which Realty has received from the Internal Revenue Service, on certain factual assumptions with regard to stock ownership and, as to other factual determinations and conclusions necessary to such opinion (including Pacific's qualification as a REIT), on such representations from management of Realty and other individuals and entities as are deemed appropriate.

REIT REQUIREMENTS

To qualify for tax treatment as a REIT under the Code, Realty must meet the following requirements, among others:

    (1) At least 95% of Realty's gross income each taxable year (excluding gains from the sale of property other than foreclosure property held primarily for sale to customers in the ordinary course of its trade or business) must be derived from:

      (a) rents from real property;

      (b) gain from the sale or disposition of real property that is not held primarily for sale to customers in the ordinary course of business;

      (c) interest on obligations secured by mortgages on real property (with certain minor exceptions);

      (d) dividends or other distributions from, or gains from the sale of, shares of qualified REITs that are not held primarily for sale to customers in the ordinary course of business;

      (e) abatements and refunds of real property taxes;

      (f) income and gain derived from foreclosure property;

      (g) most types of commitment fees related to either real property or mortgage loans;

      (h) gains from sales or dispositions of real estate assets that are not "prohibited transactions" under the Code;

      (i) dividends;

      (j) interest on obligations other than those secured by mortgages on properties; and

      (k) gains from sales or dispositions of securities not held primarily for sale to customers in the ordinary course of business.

    In addition, at least 75% of Realty's gross income each taxable year (excluding gains from the sale of property other than foreclosure property held primarily for sale to customers in the ordinary course of its trade or business) must be derived from items (a) through (h) above and from income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of Realty received during a one-year period beginning on the day such proceeds were received ("qualified temporary investment income"). For purposes of these requirements, the term "rents from real property" is defined in the Code to include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, and rent attributable to incidental personal property that is leased under, or in connection with, a lease of real property, provided that the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under such lease. The term "rents from real property" is also defined to exclude: (i) any amount received or accrued with respect to real property, if the determination of such amount depends in whole or in part on the income or profits derived by any person from the property (except that any amount so received or accrued shall not be excluded from "rents from real property" solely by reason of being determined on the basis of a fixed percentage of receipts or sales); (ii) any amount received or accrued, directly or indirectly, from any person or corporation if ownership of a 10% or greater interest in the stock, assets or net profits of such person or corporation is attributed to Realty; (iii) any amount received or accrued from property that Realty manages or operates or for which Realty furnishes services to the tenants, which would constitute unrelated trade or business income if received by certain tax-exempt entities, either itself or through another person who is not an "independent contractor" (as defined in the Code) from whom Realty does not derive or receive income; and (iv) any amount received or accrued from property with respect to which Realty furnishes (whether or not through an independent contractor) services not customarily rendered to tenants in properties of a similar class in the geographic market in which the property is located. Realty believes that any services furnished to tenants are not, and will not be, of a type that would cause any rents to fail to qualify as rents from real property, or, if so, that the amount of income derived from those activities will not jeopardize Realty's REIT status.

    If Realty should fail to satisfy the foregoing income tests but otherwise satisfies the requirements for taxation as a REIT and if such failure is held to be due to reasonable cause and not willful neglect and if certain other requirements are met, then Realty would continue to qualify as a REIT but would be subject to a 100% tax on the excessive unqualified income reduced by an approximation of the expenses incurred in earning that income.

    (2) Less than 30% of Realty's gross income during any taxable year can be derived from the sale or disposition of: (i) stock or securities held for less than one year; (ii) property held primarily for sale to customers in the ordinary course of business (other than foreclosure property); and
  (iii) real property (including interests in mortgages on each property) held for less than four years (other than foreclosure property and gains arising from involuntary conversions).

    (3) At the end of each calendar quarter, at least 75% of the value of Realty's total assets must consist of real estate assets (real property, interests in real property, interests in mortgages on real property, shares in qualified real estate investment trusts and stock or debt instruments attributable to the temporary investment of new capital), cash and cash items (including receivables) and government securities. With respect to securities that are not included in the 75% asset class, Realty may not at the end of any calendar quarter own either (i) securities representing more than 10% of the outstanding voting securities of any one issuer or (ii) securities of any one issuer having a value that is more than 5% of the value of Realty's total assets. Realty's share of income earned or assets held by a partnership in which Realty is a partner will be characterized by Realty in the same manner as they are characterized by the partnership for purposes of the assets and income requirements described in this paragraph
  (3) and in paragraphs (1) and (2) above.

    (4) The shares of Realty must be "transferable" and beneficial ownership of them must be held by 100 or more persons during at least 335 days of each taxable year (or a proportionate part of a short taxable year). More than 50% of the outstanding stock may not be owned, directly or indirectly, actually or constructively, by or for five or fewer "individuals" at any time during the last half of any taxable year. For the purpose of such determination, shares owned directly or indirectly by or for a corporation, partnership, estate or trust are considered as being owned proportionately by its shareholders, partners or beneficiaries; an individual is considered as owning shares directly or indirectly owned by or for members of his family; and the holder of an option to acquire shares is considered as owning such shares. In addition, because of the lessor-lessee relationship between Realty and LATC, no person may own, actually or constructively, 10% or more of the outstanding voting power or total number of shares of stock of the two companies. The bylaws of Operating Company and Realty preclude any transfer of shares which would cause the ownership of shares not to be in conformity with the above requirements. Each year Realty must demand written statements from the record holders of designated percentages of its shares disclosing the actual owners of the shares and must maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has thus received as to the actual ownership of such shares and a list of those persons failing or refusing to comply with such demand.

    (5) Realty must distribute to its shareholders dividends in an amount at least equal to the sum of 95% of its "real estate investment trust taxable income" before deduction of dividends paid (i.e., taxable income less any net capital gain and less any net income from foreclosure property or from property held primarily for sale to customers, and subject to certain other adjustments provided in the Code); plus (i) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code; less (ii) a portion of certain noncash items of Realty that are required to be included in income, such as the amounts includable in gross income under Section 467 of the Code (relating to certain payments for use of property or services). The distribution requirement is reduced by the amount by which the sum of such noncash items exceeds 5% of real estate investment trust taxable income. Such undistributed amount remains subject to tax at the tax rate then otherwise applicable to corporate taxpayers. Each year, Realty has, or will be deemed to have, distributed at least 95% of its real estate investment trust taxable income as adjusted.

    For this purpose, certain dividends paid by Realty after the close of the taxable year may be considered as having been paid during the taxable year. However, if Realty does not actually distribute each year at least the sum of (i) 85% of its real estate investment taxable income, (ii) 95% of its capital gain net income and (iii) any undistributed taxable income from prior periods, then the amount by which such sums exceed the actual distributions during the taxable year will be subject to a 4% excise tax.

    If a determination (by a court or by the Internal Revenue Service) requires an adjustment to Realty's taxable income that results in a failure to meet the percentage distribution requirements (e.g., a determination that increases the amount of Realty's real estate investment taxable income), Realty may, by following the "deficiency dividend" procedure of the Code, cure the failure to meet the annual percentage distribution requirement by distributing a dividend within 90 days after the determination, even though this deficiency dividend is not distributed to the shareholders in the same taxable year as that in which income was earned. Realty will, however, be liable for interest based on the amount of the deficiency dividend.

    (6) The directors of Realty must have authority over the management of Realty, the conduct of its affairs and, with certain limitations, the management and disposition of Realty's property.

    (7) Realty must have the calendar year as its annual accounting period.

    (8) Realty must satisfy certain procedural requirements.

TAXATION OF REALTY AS A REIT

  In any year in which Realty qualifies under the requirements summarized above, it generally will not be taxed on that portion of its ordinary income or net capital gain that is distributed to shareholders, other than net income from foreclosure property, excess unqualified income and gains from property held primarily for sale. Realty will be taxed at applicable corporate rates on any undistributed taxable income or net capital gain and will not be entitled to carry back any net operating losses. It also will be taxed at the highest rate of tax applicable to corporations on any net income from foreclosure property and, subject to the safe harbor described below, at the rate of 100% on any income derived from the sale or other disposition of property, other than foreclosure property, held primarily for sale. In computing its net operating losses and the income subject to these latter taxes, Realty will not be allowed a deduction for dividends paid or received.

  Although Realty will also be subject to a 100% tax on the gain derived from the sale of property (other than foreclosure property) held primarily for sale, a safe harbor is provided such that gains from the sale of real property are excluded from this 100% tax for a given year if each of the following conditions is satisfied:

    (a) the property has been held by Realty for at least four years;

    (b) total capital expenditures with respect to the property during the four-year period preceding the date of sale do not exceed 30% of the net selling price of the property;

    (c) either (i) Realty does not make more than seven sales of properties (other than foreclosure property) during the taxable year or (ii) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of property (other than foreclosure property) sold by Realty during the taxable year do not exceed 10% of the aggregate adjusted bases (as so determined) of all of the assets of Realty as of the beginning of the taxable year;

    (d) if the property has not been acquired through foreclosure or lease termination, the property has been held by Realty for the production of rental income for at least four years; and

    (e) if the requirement of paragraph (c)(i) is not satisfied, substantially all of the marketing and development expenditures with respect to the sold properties were made through independent contractors from whom Realty does not derive or receive any income.

TERMINATION OR REVOCATION OF REIT STATUS

  If, in any taxable year after it has filed an election with the Internal Revenue Service to be treated as a REIT, Realty fails to so qualify, Realty's election will be terminated, and Realty will not be permitted to file a new election to obtain such tax treatment until the fifth taxable year following the termination. However, if Realty's failure to qualify was due to reasonable cause and not due to willful neglect and if certain other requirements are met, Realty would be permitted to file a new election to be treated as a REIT for the year following the termination. If Realty voluntarily revokes its election for any year, it will not be eligible to file a new election until the fifth taxable year following such revocation.

  If Realty fails to qualify for taxation as a REIT in any taxable year and the above relief provisions do not apply, then Realty would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders of Realty with respect to any year in which Realty failed to qualify would not be deductible by Realty nor would they be required to be made. In such event, distributions to shareholders, to the extent out of current or accumulated earnings and profits, would be taxed as ordinary income but, subject to certain limitations of the Code, would be eligible for the dividends-received deduction for corporations (see "--Taxation of Realty's Shareholders"). Failure to qualify could result in Realty incurring substantial indebtedness (to the extent borrowings are feasible) or disposing of substantial investments, in order to pay the resulting taxes or, in the discretion of Realty, to maintain the level of Realty's distributions to its shareholders.

TAXATION OF REALTY'S SHAREHOLDERS

  So long as Realty qualifies for taxation as a REIT, distributions made to its shareholders out of current or accumulated earnings and profits (or deemed to be from current or accumulated earnings or profits), other than capital gain dividends (discussed below), will be dividends taxable as ordinary income. Distributions to shareholders of a REIT are not eligible for the dividends-received deduction for a corporation. Dividends to shareholders that are properly designated by Realty as capital gain dividends generally will be treated as long- term capital gain (to the extent they do not exceed Realty's actual net capital gain for the taxable year) regardless of how long a shareholder has owned his or her shares. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In general, any gain or loss realized upon a taxable disposition of shares will be treated as long-term capital gain or loss if the shares have been held for more than twelve months and otherwise as short-term capital gain or loss. However, if a shareholder receives a long-term capital gain dividend and such shareholder has held his or her stock for six months or less, any loss realized on the subsequent sale of the shares will, to the extent of the gain, be treated as long-term capital loss. Certain constructive ownership rules apply to determine the holding period.

  In the event that Realty distributes cash generated by its activities which exceeds its net earnings, and provided there are no undistributed current or accumulated earnings and profits and the distribution does not qualify as a "deficiency dividend," such distributions will constitute a return of capital to the extent they do not exceed a shareholder's tax basis for the shareholder's shares and will be tax free to the shareholder. In such event, the tax basis of the shares held by each shareholder must be reduced correspondingly by the amount of such distributions. If such distributions exceed the tax basis of the shares of a shareholder, the shareholder will recognize capital gain in an amount equal to such excess, provided the shareholder holds the shares as a capital asset. Shareholders may not include on their own returns any of Realty's ordinary or capital losses. Realty will notify each shareholder after the close of its taxable year as to the portions of the distributions that constitute ordinary income, return of capital and capital gain. For this purpose, any dividends declared in October, November or December of a year, which are payable to shareholders of record on any day of such a month, shall be treated as if they had been paid and received on December 31 of such year, provided such dividends are actually paid in January of the following year. Shareholders are required to include on their own returns any ordinary dividends in the taxable year in which such dividends are received.

  If in any taxable year Realty does not qualify as a REIT, it will be taxed as a corporation, and distributions to its shareholders will neither be required to be made nor will they be deductible by Realty in computing its taxable income, with the result that the assets of Realty and the amounts available for distribution to shareholders would be reduced to the extent of any tax payable. Disqualification as a REIT could occur even though Realty had previously distributed to its shareholders all of its income for such year, or years, in which it did not qualify as a REIT. In such circumstances, distributions, to the extent made out of Realty's current or accumulated earnings and profits, would be taxable to the shareholders as dividends, but, subject to certain limitations of the Code, would be eligible for the dividends-received deduction for corporations.

TAX-EXEMPT INVESTORS

  The Internal Revenue Service has ruled that amounts distributed by a REIT to a tax-exempt employee's pension trust do not constitute "unrelated trade or business income" and should therefore be nontaxable to such trust. This ruling does not apply to the extent the tax-exempt investor has borrowed to acquire shares of the REIT's stock. Moreover, the application of this ruling is subject to additional limitations that are beyond the scope of this disclosure.

STATE AND TERRITORIAL TAXES

  The state or territorial income tax treatment of Realty and its shareholders may not conform to the federal income tax treatment above. As a result, prospective shareholders should consult their own tax advisors for an explanation of the effect of state and territorial tax laws on their investment in Realty.

FOREIGN INVESTORS

  The preceding discussion does not address the federal income tax consequences to foreign investors of an investment in Realty. Foreign investors should consult their own tax advisors concerning the federal income tax considerations to them of the ownership of shares in Realty.

BACKUP WITHHOLDING

  The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a shareholder, among other things: (i) fails to furnish Realty with a properly certified taxpayer identification number; (ii) furnishes Realty with an incorrect taxpayer identification number; (iii) fails to report properly interest or dividends from any source or; (iv) under certain circumstances, fails to provide Realty or his or her securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding. The backup withholding rate is 31% of "reportable payments" which include dividends. Shareholders should consult their tax advisors as to the procedure for ensuring that Realty distributions to them will not be subject to backup withholding.

TAXATION OF OPERATING COMPANY

  Operating Company pays ordinary corporate income taxes on its taxable income. Any income, net of taxes, will be available for retention in Operating Company's business or for distribution to shareholders as dividends. Any dividends distributed by Operating Company will be subject to tax at ordinary rates and generally will be eligible for the dividends-received deduction for corporate shareholders to the extent of Operating Company's current or accumulated earnings and profits. Distributions in excess of current or accumulated earnings and profits are treated first as a return of investment and then, to the extent that such distribution exceeds a shareholder's investment, as gain from the sale or exchange of such shares. However, there is no tax provision which requires Operating Company to distribute any of its after-tax earnings and Operating Company does not expect to pay cash dividends in the foreseeable future.

FUTURE LEGISLATION

  It should be noted that future legislation could be enacted or regulations promulgated, the nature and likelihood of which cannot be predicted, that might change in whole or in part, the income tax consequences summarized herein and reduce or eliminate the advantages which may be derived from the ownership of paired common stock.

  The foregoing is a summary of some of the more significant provisions of the Code as it relates to REITs and is qualified in its entirety by reference to the Code and regulations promulgated thereunder.

                                 ERISA MATTERS

  A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA") should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in shares of paired Common Stock. Accordingly, among other factors, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA;
(ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA; and (iii) whether the investment is prudent considering the nature of the Companies' business, the possible limitations on the marketability of shares of paired Common Stock, the anticipated earnings of the Companies and any other relevant factors. Investors proposing to purchase shares of paired Common Stock for their Individual Retirement Accounts ("IRAs"), H.R. 10 Plans ("Keogh Plans") or plans which are not subject to ERISA (such as governmental and church plans) should consider that such plans may only make investments that are authorized by the appropriate governing instrument and applicable state law.

  Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code also impose certain prohibitions and restrictions with respect to "plan assets." Based on U.S. Department of Labor regulations relating to the definition of "plan assets," the Companies believe that, because the shares of paired Common Stock are being publicly offered, when an ERISA plan, IRA or Keogh Plan acquires shares offered hereby, only such shares, and not the underlying assets of the Companies, will be deemed to be assets of the ERISA plan, IRA or Keogh Plan that is a holder of shares of paired Common Stock.

                           DESCRIPTION OF SECURITIES

CAPITAL STOCK

  Realty and Operating Company have the same authorized capital structure, consisting of 19,000,000 shares of common stock, $.10 par value, and 6,000,000 shares of preferred stock, $.10 par value. The Board of Directors of each company is authorized without further stockholder authorization to issue the preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences. Such preferred shares may be subject to the Pairing Agreement described below (see "Description of Securities--Capital Stock--The Pairing").

  At the close of business on May 31, 1995, 11,256,353 shares of Realty Common Stock and 11,143,853 shares of Operating Company Common Stock were issued and outstanding and no shares of preferred stock were outstanding.

  Subject to provisions of law and the preferences of the preferred stock outstanding, if any, holders of common stock are entitled to receive dividends at such times and in such amounts as may be declared from time to time by the Board of Directors out of funds legally available therefor. To maintain eligibility as a REIT, Realty must in general distribute at least 95% of its "real estate investment trust taxable income" before deduction of dividends paid (less any net long-term capital gain and subject to certain other adjustments) to its stockholders (see "Federal Income Tax Matters--REIT Requirements").

 Voting Rights

  Holders of common stock are entitled to one vote for each share held on every matter submitted to a vote of stockholders and have the right to cumulate their votes in the election of directors. Except as otherwise provided by law or by the Certificate of Incorporation or by resolutions of the Board of Directors providing for the issue of any series of preferred stock, the holders of the common stock of each company have sole voting power.

 Transfer Agent and Registrar

  The transfer agent and registrar for the paired Common Stock is Harris Trust Company of California, Los Angeles, California. The paired Common Stock is transferable in Los Angeles, California and New York, New York.

 The Pairing

  The shares of Realty Common Stock and shares of Operating Company Common Stock are transferable and tradeable only in combination as units, each unit consisting of one share of Realty Common Stock and one share of Operating Company Common Stock. These restrictions on the transfer of shares of Realty Common Stock and Operating Company Common Stock are imposed by the respective bylaws of the Companies. The pairing is evidenced by "back-to-back" stock certificates; that is, certificates evidencing shares of Operating Company Common Stock are printed on the reverse side of certificates evidencing shares of Realty Common Stock. The certificates bear a legend referring to the restrictions on transfer imposed by the bylaws of each company. To permit proper allocation of the consideration received in connection with the sale of paired Common Stock, the Pairing Agreement between the Companies provides that Realty and Operating Company shall, as decided from time to time but not less than once a year, jointly make arrangements to determine the relative value of the stock of each company. The Companies will make such determination prior to the consummation of the offering made hereby.

 Restrictions on Transfers

  Under the Code, Realty may not own, directly or indirectly, after application of the attribution rules of the Code, 10% or more of the outstanding shares of common stock of Operating Company, if Realty is to qualify as a REIT. Moreover, Realty's common stock must be held by 100 or more stockholders and 50% or more of the Realty common stock may not be held by or for five or fewer individuals. The bylaws of Realty and Operating Company provide that if a stockholder obtained or obtains any ownership interest which is not in conformity with the requirements of the Code pertaining to a REIT, the Board of Directors of Realty or Operating Company may call for the purchase from such stockholder of such number of shares sufficient to reduce his holdings to conform to the requirements of the Code. The purchase price for the shares called for purchase shall be equal to the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed, or if such shares are not listed, then the last bid quotation for shares of such stock as of the close of business on the date fixed by the Board of Directors for such purchase. In addition, any transfer of shares which would cause a stockholder to own, as determined under the provisions of the Code, such an amount of the outstanding voting power or total number of outstanding shares as would cause Realty not to be in conformance with the requirements of the Code shall be void ab initio; or, if such provision is determined to be invalid, the transferee of such shares shall be deemed to have acted as agent on behalf of the company in acquiring such shares and to hold such shares on behalf of the company.

 Reports to Stockholders

  Realty and Operating Company will furnish their stockholders with annual reports containing audited financial statements and currently distributes quarterly reports containing unaudited financial information for the first three quarters of each year.

CONVERTIBLE NOTES

  In order to facilitate the offering by the Companies of paired Common Stock, the Underwriters will purchase the Companies' Convertible Notes due October 1, 1995 (the "Notes"). The Notes will be automatically converted into shares of paired Common Stock (at a conversion price equal to the price to public set forth on the cover page of this Prospectus of the paired Common Stock) upon certification to the Trustee (defined below) of the transfer of beneficial ownership of the Notes to any person or entity which is not an underwriter or dealer in the offering, or an affiliate of such underwriter or dealer. The automatic conversion will take place without physical delivery of the Notes to any transferee of such underwriter, dealer or affiliate; such transferee will receive only a certificate for the paired Common Stock issued upon such conversion. The structure of the offering is designed to prevent such underwriters, dealers and affiliates from collectively acquiring 10% or more of the paired Common Stock in violation of the bylaws of the Companies.

  Because the Notes automatically will be converted into paired Common Stock upon sale to the public, no market for the Notes is expected to develop. The following description of the Notes is provided in the event that any Notes are acquired and held by any Underwriter, selected dealer or affiliate of any of either in whose hands the Notes do not automatically convert into paired Common Stock.

  The Notes are to be issued under an indenture (the "Indenture") to be dated as of July 1, 1995 between the Companies and Harris Trust Company of California as trustee (the "Trustee"). The Trustee also serves as transfer agent for the Companies. A form of the proposed Indenture has been filed as an exhibit to the Joint Registration Statement (as hereinafter defined) of which this Prospectus is a part. The following statements relating to the Notes and the Indenture are summaries, do not purport to be complete and are qualified in their entirety by reference to the Notes and the Indenture.

  The Notes will not bear interest. The Notes will be issued in registered form, in denominations of the same dollar amount as a multiple of the initial public offering price of the paired Common Stock, and will be unsecured, several obligations of the Companies maturing on October 1, 1995. At the option of the Companies, the maturity date of the Notes may be extended, at any time or from time to time, by written notice to the Trustee prior to the maturity date, including any extension thereof, to a date not later than October 1,
1997. Realty will be obligated to pay     % of the Notes and Operating Company
the balance, in accordance with the allocation of the proceeds of the offering of the paired Common Stock set forth under "Use of Proceeds".

  There are no redemption or sinking fund provisions applicable to the Notes and the Notes are not subject to redemption prior to maturity by the Companies or either of them.

  The following are Events of Default under the Indenture: failure of Realty or Operating Company to pay principal owing by it in respect of any Note when due; failure of Realty or Operating Company to comply with any of its other agreements in the Notes or the Indenture, continued for 90 days after notice is given as provided in the Indenture; and certain events of bankruptcy, insolvency or reorganization. If an Event of Default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes outstanding may declare the entire principal amount of the Notes to be due and payable immediately. The Indenture does not require the Companies to provide the Trustee with periodic evidence as to the absence of default or as to compliance with the terms of the Indenture.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the Indenture unless it shall have received satisfactory indemnity from the holders of the Notes against any loss, liability or expense. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  The Indenture or the Notes may be amended or supplemented without the consent of the noteholders in certain circumstances and with the consent of holders of at least 66 2/3% of the principal amount of the Notes at the time outstanding, subject to certain exceptions. Any past default, or compliance with any provision, may be waived with the consent of the holders of a majority of the principal amount of the Notes at the time outstanding.

                                  UNDERWRITING

  Under the terms and subject to the conditions of the Underwriting Agreement, each of the underwriters named below (the "Underwriters"), for whom Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as the Representatives (the "Representatives"), have severally agreed to purchase, and the Companies have agreed to sell to each Underwriter, Notes convertible into the number of shares of paired Common Stock which equal the number of shares set forth opposite the name of such Underwriter.

                                                                        NUMBER
                              UNDERWRITERS                             OF SHARES
                              ------------                             ---------
   Smith Barney Inc. .................................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
                                                                       ---------
       TOTAL.......................................................... 3,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Notes convertible into shares of paired Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such Notes are taken.

  The Underwriters initially propose to offer part of the shares of paired Common Stock directly to the public at the price to public set forth on the cover page of this Prospectus and part to certain dealers at a price which
represents a concession not in excess of $    per share under the public
offering price (the "Selling Concession"). The Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $    per share to the other
Underwriters or to certain other dealers. After the public offering, the price to public and such concessions may be changed by the Underwriters.

  The Companies have granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase additional Notes convertible into up to an aggregate of 450,000 additional shares of paired Common Stock at the public offering price set forth on the cover page of this Prospectus, minus the underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional Notes convertible into additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Notes convertible into additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.

  The paired Common Stock will be offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the shares of paired Common Stock will be made in New York, New York, on or about July , 1995.

  Realty, Operating Company and their respective directors and executive officers have agreed not to sell or otherwise dispose of any shares of paired Common Stock, without the prior written consent of Smith Barney Inc., for a period of 120 days after the date of this Prospectus.

  The Companies have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the Underwriters may be required to make in respect thereof. The Companies and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

  Counsel for the Companies, O'Melveny & Myers, Los Angeles, California has delivered an opinion to the effect that the Notes will be legally valid and binding obligations of the Companies and the shares of paired Common Stock issuable upon conversion thereof will be validly issued. Sheppard, Mullin, Richter & Hampton, Los Angeles, California will act as counsel for the Underwriters in connection with this transaction.

                                    EXPERTS

  The financial statements included in this Prospectus and elsewhere in the Joint Registration Statement, to the extent and for the periods indicated in their reports, have been examined by Kenneth Leventhal & Company, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Companies have filed with the Securities and Exchange Commission (the "Commission") a Joint Registration Statement on Form S-3 (the "Joint Registration Statement") under the Securities Act for the registration of the paired Common Stock. This Prospectus, which constitutes a part of the Joint Registration Statement, does not contain all of the information set forth in the Joint Registration Statement, certain items of which are contained in schedules and exhibits to the Joint Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Companies and the paired Common Stock, reference is made to the Joint Registration Statement, including the exhibits thereto and financial statements, schedules and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Joint Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Realty and Operating Company are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of Realty and Operating Company and any material interest of such persons in transactions with the Companies is disclosed in proxy statements distributed to shareholders of the Companies and filed with the Commission. Such reports, proxy statements and other information concerning the Companies can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices in New York (26 Federal Plaza, Room 1029, New York, New York 10278) and Chicago (230 South Dearborn Street, Room 3190, Chicago, Illinois 60604); copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The paired Common Stock of Realty and Operating Company is listed on the New York Stock Exchange (the "Exchange") as Santa Anita Realty Enterprises (symbol
SAR). Certain information, reports and proxy statements of the Companies are on file with the Exchange and may be inspected at 20 Broad Street, New York, New York 10005.

  The Companies hereby undertake to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to under "Documents Incorporated by Reference" which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to The Santa Anita Companies, 285 West Huntington Drive, Arcadia, California 91066-6014, Attention: Secretary (telephone number (818) 574-7223).

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Companies with the Commission are incorporated by reference into this Prospectus.

  1. The Companies' Joint Annual Report on Form 10-K for the year ended December 31, 1994.

  2. The Companies' Joint Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

  3. The descriptions of Realty's and Operating Company's Common Stock and rights issuable pursuant to that certain Rights Agreement, dated June 15, 1989, among Realty, Operating Company and Union Bank, as Rights Agent, which are contained in joint registration statements filed under the Exchange Act, and any amendment or report filed for purposes of updating such descriptions.

  All documents subsequently filed by the Companies pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. This Prospectus does not set forth all information included in the Joint Registration Statement and the exhibits thereto filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
INDEPENDENT AUDITORS' REPORT..............................................   F-2
SANTA ANITA REALTY ENTERPRISES, INC. AND SANTA ANITA OPERATING COMPANY AND
 SUBSIDIARIES COMBINED
  Combined Balance Sheets as of December 31, 1994 and 1993 and unaudited
   as of March 31, 1995 ..................................................   F-3
  Combined Statements of Operations for the years ended December 31, 1994,
   1993 and 1992 and unaudited for the three months ended March 31, 1995
   and 1994...............................................................   F-4
  Combined Statements of Shareholders' Equity for the years ended December
   31, 1994, 1993 and 1992 and unaudited for the three months ended March
   31, 1995...............................................................   F-5
  Combined Statements of Cash Flows for the years ended December 31, 1994,
   1993 and 1992 and unaudited for the three months ended March 31, 1995
   and 1994...............................................................   F-6
SANTA ANITA REALTY ENTERPRISES, INC.
  Consolidated Balance Sheets as of December 31, 1994 and 1993 and
   unaudited as of March 31, 1995.........................................   F-7
  Consolidated Statements of Operations for the years ended December 31,
   1994, 1993 and 1992 and unaudited for the three months ended March 31,
   1995 and 1994..........................................................   F-8
  Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1994, 1993 and 1992 and unaudited for the three months
   ended March 31, 1995...................................................   F-9
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994, 1993 and 1992 and unaudited for the three months ended March 31,
   1995 and 1994..........................................................  F-10
SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES
  Consolidated Balance Sheets as of December 31, 1994 and 1993 and
   unaudited as of March 31, 1995.........................................  F-11
  Consolidated Statements of Operations for the years ended December 31,
   1994, 1993 and 1992 and unaudited for the three months ended March 31,
   1995 and 1994..........................................................  F-12
  Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1994, 1993 and 1992 and unaudited for the three months ended March 31, 1995...................................................  F-13
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994, 1993 and 1992 and unaudited for the three months ended March 31,
   1995 and 1994..........................................................  F-14
NOTES TO FINANCIAL STATEMENTS.............................................  F-15

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

  The Schedules listed below relate to Realty and Operating Company as indicated:

                                                                              SCHEDULES FOR
                                                                             ----------------
                                                                                    OPERATING
SCHEDULE                                                                     REALTY  COMPANY
- --------                                                                     ------ ---------
                                                                             (REFERENCE IS TO
                                                                               PAGE NUMBER)
 II       Valuation and Qualifying Accounts as of December 31, 1994 and 1993  F-36   Omitted
 III      Real Estate and Accumulated Depreciation as of December 31, 1994    F-37   Omitted

  Schedules not listed above have been omitted because either the conditions under which they are required are absent, not applicable, or the required information is included in the financial statements and related notes thereto.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
Santa Anita Realty Enterprises, Inc. and
Santa Anita Operating Company

  We have audited the financial statements and schedules listed on page F-1 of:

    (a) Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company and Subsidiaries Combined;

    (b) Santa Anita Realty Enterprises, Inc.; and

    (c) Santa Anita Operating Company and Subsidiaries.

  These financial statements and schedules are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the above-listed entities at December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Further, it is our opinion that the schedules referred to above, when considered in relation to the financial statements taken as a whole, present fairly in all material respects the information set forth therein.

  We have also previously audited, in accordance with generally accepted auditing standards, the financial position of the above-listed entities as of December 31, 1992, 1991 and 1990, and the related statements of operations and shareholders' equity for the years ended December 31, 1991 and 1990 (none of which are presented herein); and we expressed unqualified opinions on those financial statements. In our opinion, the information as of and for each of the fiscal years in the five year period ended December 31, 1994 set forth in the section entitled Selected Combined Financial Information, appearing on page 11, is fairly stated in all material respects in relation to the financial statements from which it has been derived.

                                                /s/ KENNETH LEVENTHAL & COMPANY

                                                    KENNETH LEVENTHAL & COMPANY

Newport Beach, California
February 10, 1995

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS

                                                           DECEMBER 31,
                                                     --------------------------
                                        MARCH 31,
                                           1995          1994          1993
                                       ------------  ------------  ------------
                                       (UNAUDITED)

                                     ASSETS

Real estate assets
  Santa Anita Racetrack, less
   accumulated depreciation
   of $19,866,000, $19,431,000 and
   $18,670,000.......................  $  7,869,000  $  8,304,000  $  7,719,000
  Commercial properties, less
   accumulated depreciation
   of $33,447,000, $32,247,000 and
   $41,079,000.......................   116,735,000   116,780,000   216,110,000
  Investments in unconsolidated joint
   ventures..........................     5,734,000     6,299,000     7,860,000
  Real estate loans and advances
   receivable........................    18,040,000    17,990,000    17,840,000
                                       ------------  ------------  ------------
                                        148,378,000   149,373,000   249,529,000
Cash.................................     9,508,000    12,674,000    17,328,000
Short-term investments, at cost
 (approximates market)...............    24,279,000     5,600,000     4,693,000
Accounts receivable..................     5,134,000     4,656,000     7,568,000
Prepaid expenses and other assets....     8,141,000     6,054,000     7,019,000
Investment in Pacific Gulf Properties
 Inc.................................    12,705,000    12,825,000           --
Property, plant and equipment, at
 cost, less accumulated
 depreciation of $25,195,000,
 $23,093,000 and $21,088,000.........    18,206,000    19,466,000    22,129,000
                                       ------------  ------------  ------------
                                       $226,351,000  $210,648,000  $308,266,000
                                       ============  ============  ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Real estate loans payable............  $102,162,000  $102,472,000  $106,731,000
Bank loans payable...................    13,937,000     9,829,000    81,167,000
Accounts payable.....................    19,470,000    13,179,000    13,748,000
Other liabilities....................    17,251,000    12,750,000    25,463,000
Dividends payable....................           --      2,251,000     3,788,000
Deferred revenues....................     1,223,000     2,427,000     2,872,000
Deferred income taxes................     3,565,000     3,565,000     3,565,000
                                       ------------  ------------  ------------
                                        157,608,000   146,473,000   237,334,000
Minority interest in consolidated
 joint ventures......................    (3,250,000)   (3,268,000)   (4,590,000)
Shareholders' equity
  Preferred stock, $.10 par value;
   authorized 6,000,000
   shares; none issued...............           --            --            --
  Common stock, $.10 par value;
   authorized 19,000,000 shares;
   issued and outstanding 11,143,853,
   11,143,853 and 11,140,853 shares..     2,227,000     2,227,000     2,227,000
  Additional paid-in capital.........   134,615,000   134,615,000   134,554,000
  Retained earnings (deficit)........   (64,849,000)  (69,399,000)  (61,259,000)
                                       ------------  ------------  ------------
                                         71,993,000    67,443,000    75,522,000
                                       ------------  ------------  ------------
                                       $226,351,000  $210,648,000  $308,266,000
                                       ============  ============  ============


                            See accompanying notes.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS

                          FOR THE THREE MONTHS
                             ENDED MARCH 31,       FOR THE YEARS ENDED DECEMBER 31,
                         ----------------------- --------------------------------------
                            1995        1994        1994         1993          1992
                         ----------- ----------- ----------- ------------  ------------
                               (UNAUDITED)
Revenues
  Horse racing.......... $35,206,000 $34,338,000 $64,584,000 $ 60,776,000  $ 66,272,000
  Rental property.......   5,182,000   7,930,000  27,030,000   41,354,000    37,018,000
  Interest and other....     725,000     459,000   2,448,000    5,405,000     3,712,000
                         ----------- ----------- ----------- ------------  ------------
                          41,113,000  42,727,000  94,062,000  107,535,000   107,002,000
                         ----------- ----------- ----------- ------------  ------------
Costs and expenses
  Horse racing operating
   costs................  22,250,000  22,663,000  46,921,000   45,284,000    50,758,000
  Rental property
   operating expenses...   1,646,000   3,118,000   9,714,000   16,522,000    13,533,000
  Depreciation and
   amortization.........   3,711,000   3,549,000  10,087,000   11,392,000    10,753,000
  General and
   administrative.......   3,459,000   3,533,000   9,813,000   10,045,000    10,310,000
  Interest and other....   2,516,000   3,046,000  11,317,000   12,970,000    12,525,000
  Losses from
   unconsolidated joint
   ventures.............     730,000     451,000   2,236,000    1,993,000     1,446,000
  Minority interest in
   earnings of
   consolidated joint
   ventures.............      21,000     260,000     617,000      477,000       458,000
  Write-down of land
   held for development.         --          --    1,043,000          --            --
  Loss on disposition of
   multifamily and
   industrial
   operations...........         --          --          --    10,974,000           --
                         ----------- ----------- ----------- ------------  ------------
                          34,333,000  36,620,000  91,748,000  109,657,000    99,783,000
                         ----------- ----------- ----------- ------------  ------------
Income (loss) before
 income taxes...........   6,780,000   6,107,000   2,314,000   (2,122,000)    7,219,000
Income tax benefit......         --          --          --     2,523,000       158,000
                         ----------- ----------- ----------- ------------  ------------
Net income.............. $ 6,780,000 $ 6,107,000 $ 2,314,000 $    401,000  $  7,377,000
                         =========== =========== =========== ============  ============
Weighted average number
 of common shares
 outstanding............  11,143,853  11,140,953  11,143,146   11,140,853    11,140,913
                         =========== =========== =========== ============  ============
Net income per common
 share.................. $       .61 $       .55 $       .21 $        .04  $        .66
                         =========== =========== =========== ============  ============
Dividends declared per
 common share........... $       .20 $       .34 $       .94 $       1.36  $       1.36
                         =========== =========== =========== ============  ============


                            See accompanying notes.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
             AND THE THREE MONTHS ENDED MARCH 31, 1995 (UNAUDITED)

                              COMMON STOCK        ADDITIONAL     RETAINED
                          ----------------------   PAID-IN       EARNINGS
                            SHARES      AMOUNT     CAPITAL       (DEFICIT)      TOTAL
                          ----------  ---------- ------------  ------------  ------------
 Combined balance,
 December 31, 1991......  11,140,965  $2,227,000 $134,555,000  $(38,731,000) $ 98,051,000
 Dividends declared on
  common stock..........         --          --           --    (15,153,000)  (15,153,000)
 Dividend reinvestment
  plan, net.............        (112)        --        (1,000)          --         (1,000)
 Net income.............         --          --           --      7,377,000     7,377,000
                          ----------  ---------- ------------  ------------  ------------
 Combined balance,
 December 31, 1992......  11,140,853   2,227,000  134,554,000   (46,507,000)   90,274,000
 Dividends declared on
  common stock..........         --          --           --    (15,153,000)  (15,153,000)
 Net income.............         --          --           --        401,000       401,000
                          ----------  ---------- ------------  ------------  ------------
 Combined balance,
 December 31, 1993......  11,140,853   2,227,000  134,554,000   (61,259,000)   75,522,000
 Stock issued in
  connection with stock
  option plan...........       3,000         --        61,000           --         61,000
 Dividends declared on
  common stock..........         --          --           --    (10,454,000)  (10,454,000)
 Net income.............         --          --           --      2,314,000     2,314,000
                          ----------  ---------- ------------  ------------  ------------
 Combined balance,
 December 31, 1994......  11,143,853   2,227,000  134,615,000   (69,399,000)   67,443,000
 Dividends declared on
  common stock..........         --          --           --     (2,230,000)   (2,230,000)
 Net income.............         --          --           --      6,780,000     6,780,000
                          ----------  ---------- ------------  ------------  ------------
 Combined balance, March
 31, 1995 (unaudited)...  11,143,853  $2,227,000 $134,615,000  $(64,849,000) $ 71,993,000
                          ==========  ========== ============  ============  ============



                            See accompanying notes.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                           FOR THE THREE MONTHS
                             ENDED MARCH 31,           FOR THE YEARS ENDED DECEMBER 31,
                         -------------------------  ----------------------------------------
                            1995          1994          1994          1993          1992
                         -----------  ------------  ------------  ------------  ------------
                               (UNAUDITED)
CASH FLOWS FROM
  OPERATING ACTIVITIES:
  Net income............ $ 6,780,000  $  6,107,000  $  2,314,000  $    401,000  $  7,377,000
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
   Depreciation and
    amortization........   3,711,000     3,549,000    10,087,000    11,392,000    10,753,000
   Net gain on sale of
    real estate.........         --            --            --            --       (646,000)
   Loss on disposition
    of multifamily and
    industrial
    operations..........         --            --            --     10,974,000           --
   Deferred income
    taxes...............         --            --            --       (108,000)     (141,000)
   Minority interest in
    earnings of
    consolidated joint
    ventures............      21,000       260,000       617,000       477,000       458,000
   Write-down of land
    held for
    development.........         --            --      1,043,000           --            --
   Equity in losses of
    unconsolidated joint
    ventures............     730,000       451,000     2,236,000     1,993,000     1,446,000
   Income from
    investment in
    Pacific Gulf
    Properties Inc......    (186,000)          --            --            --            --
   Net (increase)
    decrease in certain
    other assets........  (2,276,000)    3,919,000     1,243,000    (1,523,000)    1,866,000
   Net increase
    (decrease) in
    certain other
    liabilities.........   9,599,000     6,286,000      (156,000)    7,007,000       310,000
                         -----------  ------------  ------------  ------------  ------------
 Net cash provided by
  operating activities..  18,379,000    20,572,000    17,384,000    30,613,000    21,423,000
                         -----------  ------------  ------------  ------------  ------------
CASH FLOWS FROM
  INVESTING ACTIVITIES:
 Proceeds from
  disposition of
  multifamily and
  industrial
  operations............         --     44,425,000    43,114,000           --            --
 Proceeds from sales of
  real estate...........         --            --            --            --      5,425,000
 Payments received on
  loans and advances
  receivable............      57,000        64,000       371,000     4,076,000     1,152,000
 Origination of loans
  and advances
  receivable............    (107,000)     (352,000)     (357,000)   (1,305,000)   (9,345,000)
 Additions and
  improvements to real
  estate assets.........  (1,155,000)   (6,067,000)  (15,074,000)  (33,424,000)  (35,588,000)
 Additions to property,
  plant and equipment...    (842,000)     (356,000)   (1,553,000)   (1,450,000)   (6,030,000)
 Investments in
  unconsolidated joint
  ventures..............    (165,000)     (165,000)   (1,348,000)   (1,100,000)     (664,000)
 Capital distributions
  from unconsolidated
  joint ventures........         --            --        688,000     1,405,000       664,000
                         -----------  ------------  ------------  ------------  ------------
 Net cash (used in)
  provided by investing
  activities............  (2,212,000)   37,549,000    25,841,000   (31,798,000)  (44,386,000)
                         -----------  ------------  ------------  ------------  ------------
CASH FLOWS FROM
  FINANCING ACTIVITIES:
 Proceeds from real
   estate loans
   payable..............         --     21,077,000    86,755,000           --     11,191,000
 Proceeds from bank
  loans payable.........   4,300,000           --      7,300,000    20,981,000    26,832,000
 Repayment of real
  estate loans payable..    (310,000)          --    (36,932,000)     (924,000)   (6,154,000)
 Repayment of bank
  loans payable.........    (192,000)  (44,600,000)  (78,638,000)     (664,000)      (82,000)
 Net increase
  (decrease) in certain
  other liabilities.....       8,000    (3,836,000)  (11,721,000)    9,635,000       728,000
 Dividends paid.........  (4,458,000)   (3,788,000)  (11,993,000)  (15,153,000)  (15,153,000)
 Distributions to
  minority interest in
  consolidated joint
  ventures, net.........      (2,000)     (306,000)   (1,804,000)   (2,316,000)      (81,000)
 Proceeds from stock
  issued in connection
  with exercise of
  stock options and
  dividend reinvestment
  plan..................         --         61,000        61,000           --         (1,000)
                         -----------  ------------  ------------  ------------  ------------
 Net cash (used in)
  provided by financing
  activities............    (654,000)  (31,392,000)  (46,972,000)   11,559,000    17,280,000
                         -----------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............  15,513,000    26,729,000    (3,747,000)   10,374,000    (5,683,000)
Cash and cash
 equivalents at
 beginning of period....  18,274,000    22,021,000    22,021,000    11,647,000    17,330,000
                         -----------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period................. $33,787,000  $ 48,750,000  $ 18,274,000  $ 22,021,000  $ 11,647,000
                         ===========  ============  ============  ============  ============

                            See accompanying notes.

                      SANTA ANITA REALTY ENTERPRISES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                           MARCH 31,    --------------------------
                              1995          1994          1993
                          ------------  ------------  ------------
                          (UNAUDITED)
                             ASSETS
Real estate assets
  Santa Anita Racetrack,
   less accumulated
   depreciation of
   $19,866,000,
   $19,431,000 and
   $18,670,000........... $  7,869,000  $  8,304,000  $  7,719,000
  Commercial properties,
   less accumulated
   depreciation of
   $35,085,000,
   $33,842,000 and
   $42,503,000...........  121,565,000   121,653,000   221,154,000
  Investments in
   unconsolidated joint
   ventures..............    5,734,000     6,299,000     7,860,000
  Real estate loans and
   advances receivable...   18,040,000    17,990,000    17,840,000
                          ------------  ------------  ------------
                           153,208,000   154,246,000   254,573,000
Cash.....................    5,638,000     5,431,000     7,633,000
Accounts receivable......    2,509,000     2,274,000     4,386,000
Prepaid expenses and
 other assets............    5,907,000     3,357,000     4,624,000
Investment in Pacific
 Gulf Properties Inc.....   12,705,000    12,825,000           --
Due from (to) Operating
 Company.................    1,198,000    (1,056,000)      469,000
                          ------------  ------------  ------------
                          $181,165,000  $177,077,000  $271,685,000
                          ============  ============  ============
              LIABILITIES AND SHAREHOLDERS' EQUITY
Real estate loans
 payable................. $102,162,000  $102,472,000  $106,731,000
Bank loans payable.......   11,600,000     7,300,000    77,913,000
Accounts payable.........    2,549,000     2,379,000     3,678,000
Other liabilities........    1,781,000     2,159,000    15,346,000
Dividends payable........          --      2,251,000     3,788,000
                          ------------  ------------  ------------
                           118,092,000   116,561,000   207,456,000
Minority interest in
 consolidated joint
 ventures................   (3,250,000)   (3,268,000)   (4,590,000)
Shareholders' equity
  Preferred stock, $.10
   par value; authorized
   6,000,000 shares; none
   issued................          --            --            --
  Common stock, $.10 par
   value; authorized
   19,000,000 shares;
   issued and outstanding
   11,256,353 shares.....    1,125,000     1,125,000     1,125,000
  Additional paid-in
   capital...............  117,084,000   117,084,000   117,084,000
  Retained earnings
   (deficit).............  (51,886,000)  (54,425,000)  (49,390,000)
                          ------------  ------------  ------------
                            66,323,000    63,784,000    68,819,000
                          ------------  ------------  ------------
                          $181,165,000  $177,077,000  $271,685,000
                          ============  ============  ============


                            See accompanying notes.

                      SANTA ANITA REALTY ENTERPRISES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          FOR THE THREE MONTHS
                             ENDED MARCH 31,      FOR THE YEARS ENDED DECEMBER 31,
                         ----------------------- -----------------------------------
                            1995        1994        1994        1993        1992
                         ----------- ----------- ----------- ----------- -----------
                               (UNAUDITED)
Revenues
  Rent from Racetrack... $ 6,478,000 $ 7,791,000 $13,070,000 $11,634,000 $12,683,000
  Shopping centers......   3,943,000   3,412,000  15,969,000  14,396,000  15,418,000
  Office buildings......   1,018,000   1,073,000   4,301,000   4,521,000   4,290,000
  Apartments and
   industrial...........         --    3,157,000   4,916,000  20,036,000  15,582,000
  Interest and other....     585,000     370,000   2,007,000   4,991,000   2,318,000
                         ----------- ----------- ----------- ----------- -----------
                          12,024,000  15,803,000  40,263,000  55,578,000  50,291,000
                         ----------- ----------- ----------- ----------- -----------
Costs and expenses
  Shopping centers......   1,295,000   1,110,000   6,267,000   5,652,000   5,228,000
  Office buildings......     351,000     414,000   1,862,000   1,804,000   2,025,000
  Apartments and
   industrial...........         --    1,594,000   1,585,000   9,066,000   6,280,000
  Depreciation and
   amortization.........   1,652,000   1,946,000   6,007,000   8,795,000   8,156,000
  General and
   administrative.......     759,000   1,024,000   4,230,000   4,244,000   4,156,000
  Interest and other....   2,425,000   2,940,000  10,871,000  12,477,000  12,331,000
  Losses from
   unconsolidated joint
   ventures.............     730,000     451,000   2,236,000   1,993,000   1,446,000
  Minority interest in
   earnings of
   consolidated joint
   ventures.............      21,000     260,000     617,000     477,000     458,000
  Write-down of land
   held for development.         --          --    1,043,000         --          --
  Loss on disposition of
   multifamily and
   industrial
   operations...........         --          --          --   10,974,000         --
                         ----------- ----------- ----------- ----------- -----------
                           7,233,000   9,739,000  34,718,000  55,482,000  40,080,000
                         ----------- ----------- ----------- ----------- -----------
Income before income
 taxes..................   4,791,000   6,064,000   5,545,000      96,000  10,211,000
Income tax benefit......         --          --          --    2,523,000         --
                         ----------- ----------- ----------- ----------- -----------
Net income.............. $ 4,791,000 $ 6,064,000 $ 5,545,000 $ 2,619,000 $10,211,000
                         =========== =========== =========== =========== ===========
Weighted average number
 of common shares
 outstanding............  11,256,353  11,256,353  11,256,353  11,256,353  11,256,353
                         =========== =========== =========== =========== ===========
Net income per common
 share.................. $       .43 $       .54 $       .49 $       .23 $       .91
                         =========== =========== =========== =========== ===========
Dividends declared per
 common share........... $       .20 $       .34 $       .94 $      1.36 $      1.36
                         =========== =========== =========== =========== ===========


                            See accompanying notes.

                      SANTA ANITA REALTY ENTERPRISES, INC

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 AND THE THREE MONTHS ENDED
                           MARCH 31, 1995 (UNAUDITED)

                             COMMON STOCK        ADDITIONAL     RETAINED
                         ----------------------   PAID-IN       EARNINGS
                           SHARES      AMOUNT     CAPITAL       (DEFICIT)      TOTAL
                         ----------  ---------- ------------  ------------  ------------
Balance, December 31,
 1991................... 11,256,465  $1,125,000 $117,085,000  $(31,602,000) $ 86,608,000
  Dividend reinvestment
   plan, net............       (112)        --        (1,000)          --         (1,000)
  Dividends declared on
   common stock.........        --          --           --    (15,309,000)  (15,309,000)
  Net income............        --          --           --     10,211,000    10,211,000
                         ----------  ---------- ------------  ------------  ------------
Balance, December 31,
 1992................... 11,256,353   1,125,000  117,084,000   (36,700,000)   81,509,000
  Dividends declared on
   common stock.........        --          --           --    (15,309,000)  (15,309,000)
  Net income............        --          --           --      2,619,000     2,619,000
                         ----------  ---------- ------------  ------------  ------------
Balance, December 31,
 1993................... 11,256,353   1,125,000  117,084,000   (49,390,000)   68,819,000
  Dividends declared on
   common stock.........        --          --           --    (10,580,000)  (10,580,000)
  Net income............        --          --           --      5,545,000     5,545,000
                         ----------  ---------- ------------  ------------  ------------
Balance, December 31,
 1994................... 11,256,353   1,125,000  117,084,000   (54,425,000)   63,784,000
  Dividends declared on
   common stock.........        --          --           --     (2,252,000)   (2,252,000)
  Net income............        --          --           --      4,791,000     4,791,000
                         ----------  ---------- ------------  ------------  ------------
Balance, March 31, 1995
   (unaudited).......... 11,256,353  $1,125,000 $117,084,000  $(51,886,000) $ 66,323,000
                         ==========  ========== ============  ============  ============





                            See accompanying notes.

                      SANTA ANITA REALTY ENTERPRISES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE THREE MONTHS
                             ENDED MARCH 31,          FOR THE YEARS ENDED DECEMBER 31,
                         ------------------------  ----------------------------------------
                            1995         1994          1994          1993          1992
                         -----------  -----------  ------------  ------------  ------------
                               (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............. $ 4,791,000  $ 6,064,000  $  5,545,000  $  2,619,000  $ 10,211,000
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
   Depreciation and
    amortization........   1,652,000    1,946,000     6,007,000     8,795,000     8,156,000
   Net gain on sale of
    real estate.........         --           --            --            --       (646,000)
   Loss on disposition
    of multifamily and
    industrial
    operations..........         --           --            --     10,974,000           --
   Minority interest in
    earnings of
    consolidated joint
    ventures............      21,000      260,000       617,000       477,000       458,000
   Write-down of land
    held for
    development.........         --           --      1,043,000           --            --
   Equity in losses of
    unconsolidated joint
    ventures............     730,000      451,000     2,236,000     1,993,000     1,446,000
   Income from
    investment in
    Pacific Gulf
    Properties Inc. ....    (186,000)         --            --            --            --
   Net (increase)
    decrease in certain
    other assets........  (2,496,000)   2,900,000       445,000    (1,455,000)       18,000
   Net (decrease)
    increase in certain
    other liabilities...    (174,000)    (587,000)     (582,000)    2,268,000       602,000
                         -----------  -----------  ------------  ------------  ------------
 Net cash provided by
  operating activities..   4,338,000   11,034,000    15,311,000    25,671,000    20,245,000
                         -----------  -----------  ------------  ------------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from
  disposition of
  multifamily and
  industrial
  operations............         --    44,425,000    43,114,000           --            --
 Proceeds from sales of
  real estate...........         --           --            --            --      5,425,000
 Payments received on
  loans and advances
  receivable............      57,000       64,000       371,000     4,076,000     1,152,000
 Origination of loans
  and advances
  receivable............    (107,000)    (352,000)     (357,000)   (1,305,000)   (9,345,000)
 Additions and
  improvements to real
  estate assets.........  (1,155,000)  (6,067,000)  (15,074,000)  (33,424,000)  (35,588,000)
 Investments in
  unconsolidated joint
  ventures..............    (165,000)    (165,000)   (1,348,000)   (1,100,000)     (664,000)
 Capital distributions
  from unconsolidated
  joint ventures........         --           --        688,000     1,405,000       664,000
                         -----------  -----------  ------------  ------------  ------------
 Net cash (used in)
  provided by investing
  activities............  (1,370,000)  37,905,000    27,394,000   (30,348,000)  (38,356,000)
                         -----------  -----------  ------------  ------------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from real
  estate loans payable..         --    21,077,000    86,755,000           --     11,191,000
 Proceeds from bank
  loans payable.........   4,300,000          --      7,300,000    20,981,000    22,832,000
 Repayment of real
  estate loans payable..    (310,000)         --    (36,932,000)     (924,000)   (6,154,000)
 Repayment of bank
  loans payable.........         --   (44,425,000)  (77,913,000)          --            --
 (Increase) decrease in
  due from Operating
  Company...............  (2,254,000)  (4,674,000)    1,525,000    (1,428,000)    1,000,000
 Net increase
  (decrease) increase
  in certain other
  liabilities...........       8,000   (3,836,000)  (11,721,000)    9,635,000       728,000
 Dividends paid.........  (4,503,000)  (3,827,000)  (12,117,000)  (15,309,000)  (15,309,000)
 Distributions to
  minority interest in
  consolidated
  joint ventures, net...      (2,000)    (306,000)   (1,804,000)   (2,316,000)      (81,000)
 Proceeds from stock
  issued in connection
  with exercise of stock
  options and dividend
  reinvestment plan.....         --           --            --            --         (1,000)
                         -----------  -----------  ------------  ------------  ------------
 Net cash (used in)
  provided by financing
  activities............  (2,761,000) (35,991,000)  (44,907,000)   10,639,000    14,206,000
                         -----------  -----------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............     207,000   12,948,000    (2,202,000)    5,962,000    (3,905,000)
Cash and cash
 equivalents at
 beginning of period....   5,431,000    7,633,000     7,633,000     1,671,000     5,576,000
                         -----------  -----------  ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period................. $ 5,638,000  $20,581,000  $  5,431,000  $  7,633,000  $  1,671,000
                         ===========  ===========  ============  ============  ============


                            See accompanying notes.

                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                        MARCH 31,    --------------------------
                                           1995          1994          1993
                                       ------------  ------------  ------------
                                       (UNAUDITED)
                                   ASSETS
Current assets
  Cash                                 $  3,870,000  $  7,243,000  $  9,695,000
  Short-term investments, at cost
   (approximates market).............    24,279,000     5,600,000     4,693,000
  Accounts receivable................     2,625,000     2,382,000     3,182,000
  Prepaid expenses and other assets..       580,000     1,043,000     1,041,000
                                       ------------  ------------  ------------
    Total current assets.............    31,354,000    16,268,000    18,611,000
Investment in common stock of Realty.     2,122,000     2,122,000     2,179,000
Property, plant and equipment less
 accumulated depreciation of
 $25,195,000, $23,093,000 and
 $21,088,000.........................    18,206,000    19,466,000    21,831,000
                                       ------------  ------------  ------------
                                       $ 51,682,000  $ 37,856,000  $ 42,621,000
                                       ============  ============  ============
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable...................  $ 16,921,000  $ 10,800,000  $ 10,070,000
  Other liabilities..................    15,470,000    10,591,000    10,117,000
  Bank loans payable.................       812,000       794,000       726,000
  Due to (from) Realty...............     1,198,000    (1,056,000)      469,000
                                       ------------  ------------  ------------
    Total current liabilities........    34,401,000    21,129,000    21,382,000
Bank loans payable...................     1,525,000     1,735,000     2,528,000
Deferred revenues....................     1,223,000     2,427,000     2,872,000
Deferred income taxes................     3,565,000     3,565,000     3,565,000
                                       ------------  ------------  ------------
                                         40,714,000    28,856,000    30,347,000
                                       ------------  ------------  ------------
Shareholders' equity
  Preferred stock, $.10 par value;
   authorized 6,000,000 shares; none
   issued............................           --            --            --
  Common stock, $.10 par value;
   authorized 19,000,000 shares;
   issued and outstanding 11,143,853,
   11,143,853 and 11,140,853 shares..     1,114,000     1,114,000     1,114,000
  Additional paid-in capital.........    20,596,000    20,596,000    20,592,000
  Retained earnings (deficit)........   (10,742,000)  (12,710,000)   (9,432,000)
                                       ------------  ------------  ------------
                                         10,968,000     9,000,000    12,274,000
                                       ------------  ------------  ------------
                                       $ 51,682,000  $ 37,856,000  $ 42,621,000
                                       ============  ============  ============

                            See accompanying notes.

                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           FOR THE THREE MONTHS
                              ENDED MARCH 31,      FOR THE YEARS ENDED DECEMBER 31,
                          ----------------------- -------------------------------------
                             1995        1994        1994         1993         1992
                          ----------- ----------- -----------  -----------  -----------
                                (UNAUDITED)
Revenues
  Wagering commissions..  $25,075,000 $23,757,000 $39,256,000  $34,932,000  $38,571,000
  Admission related.....   10,131,000  10,581,000  25,328,000   25,844,000   27,701,000
  Interest and other....      162,000     128,000     565,000      571,000    1,382,000
                          ----------- ----------- -----------  -----------  -----------
                           35,368,000  34,466,000  65,149,000   61,347,000   67,654,000
                          ----------- ----------- -----------  -----------  -----------
Costs and expenses
  Horse racing operating
   costs................   22,250,000  22,663,000  46,921,000   45,284,000   50,758,000
  Depreciation and
   amortization.........    2,102,000   1,646,000   4,251,000    2,768,000    2,732,000
  General and
   administrative.......    2,700,000   2,509,000   5,583,000    5,801,000    6,154,000
  Interest..............       91,000     106,000     446,000      493,000      194,000
                          ----------- ----------- -----------  -----------  -----------
                           27,143,000  26,924,000  57,201,000   54,346,000   59,838,000
                          ----------- ----------- -----------  -----------  -----------
Income before rent and
 income taxes...........    8,225,000   7,542,000   7,948,000    7,001,000    7,816,000
Rental expense to Real-
 ty.....................    6,257,000   7,503,000  11,226,000    9,233,000   10,955,000
                          ----------- ----------- -----------  -----------  -----------
Income (loss) before in-
 come taxes.............    1,968,000      39,000  (3,278,000)  (2,232,000)  (3,139,000)
Income tax benefit......          --          --          --           --       243,000
                          ----------- ----------- -----------  -----------  -----------
Net income (loss).......  $ 1,968,000 $    39,000 $(3,278,000) $(2,232,000) $(2,896,000)
                          =========== =========== ===========  ===========  ===========
Weighted average number
 of common shares
 outstanding............   11,143,853  11,140,953  11,143,146   11,140,853   11,140,913
                          =========== =========== ===========  ===========  ===========
Net income (loss) per
 common share...........  $       .18 $       --  $      (.29) $      (.20) $      (.26)
                          =========== =========== ===========  ===========  ===========



                            See accompanying notes.

                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
             AND THE THREE MONTHS ENDED MARCH 31, 1995 (UNAUDITED)

                             COMMON STOCK       ADDITIONAL    RETAINED
                         ----------------------   PAID-IN     EARNINGS
                           SHARES      AMOUNT     CAPITAL     (DEFICIT)      TOTAL
                         ----------  ---------- ----------- ------------  -----------
Balance, December 31,
 1991................... 11,140,965  $1,114,000 $20,592,000 $ (4,304,000) $17,402,000
  Dividend reinvestment
   plan, net............       (112)        --          --           --           --
  Net loss..............        --          --          --    (2,896,000)  (2,896,000)
                         ----------  ---------- ----------- ------------  -----------
Balance, December 31,
 1992................... 11,140,853   1,114,000  20,592,000   (7,200,000)  14,506,000
  Net loss..............        --          --          --    (2,232,000)  (2,232,000)
                         ----------  ---------- ----------- ------------  -----------
Balance, December 31,
 1993................... 11,140,853   1,114,000  20,592,000   (9,432,000)  12,274,000
  Stock issued in
   connection with stock
   option plan..........      3,000         --        4,000          --         4,000
  Net loss..............        --          --          --    (3,278,000)  (3,278,000)
                         ----------  ---------- ----------- ------------  -----------
Balance, December 31,
 1994................... 11,143,853   1,114,000  20,596,000  (12,710,000)   9,000,000
  Net income............        --          --          --     1,968,000    1,968,000
                         ----------  ---------- ----------- ------------  -----------
Balance, March 31, 1995
 (unaudited)............ 11,143,853  $1,114,000 $20,596,000 $(10,742,000) $10,968,000
                         ==========  ========== =========== ============  ===========





                            See accompanying notes.

                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE THREE MONTHS
                             ENDED MARCH 31,        FOR THE YEARS ENDED DECEMBER 31,
                         ------------------------  -------------------------------------
                            1995         1994         1994         1993         1992
                         -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income (loss)..... $ 1,968,000  $    39,000  $(3,278,000) $(2,232,000) $(2,896,000)
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by operating
   activities:
    Depreciation and
     amortization.......   2,102,000    1,646,000    4,251,000    2,768,000    2,732,000
    Deferred income
     taxes..............         --           --           --      (108,000)    (141,000)
    Net decrease
     (increase) in
     certain other
     assets.............     220,000    1,019,000      798,000      (69,000)     931,000
    Net increase in
     certain other
     liabilities........   9,796,000    6,873,000      426,000    4,739,000      708,000
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   operating activities.  14,086,000    9,577,000    2,197,000    5,098,000    1,334,000
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Additions to property,
   plant and equipment..    (842,000)    (356,000)  (1,553,000)  (1,450,000)  (6,030,000)
  Decrease in investment
   in common stock of
   Realty...............         --        57,000       57,000          --           --
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   investing activities.    (842,000)    (299,000)  (1,496,000)  (1,450,000)  (6,030,000)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from bank
   loans payable........         --           --           --           --     4,000,000
  Repayment of bank
   loans payable........    (192,000)    (175,000)    (725,000)    (664,000)     (82,000)
  Decrease (increase) in
   due to Realty........   2,254,000    4,674,000   (1,525,000)   1,428,000   (1,000,000)
  Proceeds from stock
   issued in connection
   with exercise of
   stock options........         --         4,000        4,000          --           --
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   (used in) financing
   activities...........   2,062,000    4,503,000   (2,246,000)     764,000    2,918,000
                         -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............  15,306,000   13,781,000   (1,545,000)   4,412,000   (1,778,000)
Cash and cash
 equivalents at
 beginning of period....  12,843,000   14,388,000   14,388,000    9,976,000   11,754,000
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period................. $28,149,000  $28,169,000  $12,843,000  $14,388,000  $ 9,976,000
                         ===========  ===========  ===========  ===========  ===========

                            See accompanying notes.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1993 AND 1992

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company and Subsidiaries ("Operating Company") are two separate companies, the stocks of which trade as a single unit under a stock-pairing arrangement on the New York Stock Exchange. Realty and Operating Company were each incorporated in 1979 and are the successors of a corporation originally organized in 1934 to conduct thoroughbred horse racing in Southern California.

  Currently, Realty is principally engaged in holding and investing in retail and commercial property located primarily in Southern California, Phoenix, Arizona and Towson, Maryland. During 1994, Realty disposed of its multifamily and industrial properties. Realty operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 and, accordingly, pays no income taxes on earnings distributed to shareholders.

  Operating Company is engaged in thoroughbred horse racing. The thoroughbred horse racing operation is conducted by a subsidiary of Operating Company, Los Angeles Turf Club, Incorporated ("LATC"), which leases the Santa Anita Racetrack from Realty.

  Separate and combined financial statements have been presented for Realty and Operating Company. Realty and Combined Realty and Operating Company use an unclassified balance sheet presentation.

  The separate results of operations and the separate net income per share of Realty and Operating Company cannot usually be added together to total the combined results of operations and net income per share because of adjustments and eliminations arising from inter-entity transactions. All significant intercompany and inter-entity balances and transactions have been eliminated in consolidation and combination.

  Real Estate Assets

  Investment properties are carried at cost and consist of land, buildings and related improvements. Depreciation is provided on a straight-line basis over the estimated useful lives of the properties, ranging primarily from 15 to 40 years.

  Investments in Joint Ventures

  All joint ventures in which Realty exercises significant control and has a 50% or greater ownership interest are consolidated. The ownership interests of outside partners in Realty's consolidated joint ventures are reflected as minority interest (excess of liabilities over assets) on the balance sheets for Realty and Combined Realty and Operating Company.

  Investments in unconsolidated joint ventures are accounted for using the equity method of accounting.

  Cash and Cash Equivalents

  Highly liquid short-term investments, with remaining maturities of three months or less at the date of acquisition, are considered cash equivalents.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Property, Plant and Equipment

  Depreciation of property, plant and equipment and the capital lease obligation is provided primarily on the straight-line method generally over the following estimated useful lives:

         Building and improvements      25 to 45 years
         Machinery and other equipment   5 to 15 years
         Leasehold improvements          5 to 32 years

  Expenditures which materially increase property lives are capitalized. The cost of maintenance and repairs is charged to expense as incurred. When depreciable property is retired or disposed of, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is reflected in current operations.

  Income Taxes

  Realty and Operating Company adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. The new standard of accounting replaces SFAS No. 96, which the company adopted in 1988. The cumulative effect of adopting Statement 109 was immaterial for the year ended December 31, 1993.

  Deferred Revenues

  Operating Company's deferred revenues consist of prepaid admission tickets and parking, which are recognized as income ratably over the period of the related race meet. Also, deferred revenue includes prepaid rent from Oak Tree which is recognized over the remaining term of the lease.

  Shareholders' Equity

  The outstanding shares of Realty common stock and Operating Company common stock are only transferable and tradable in combination as a paired unit consisting of one share of Realty common stock and one share of Operating Company common stock.

  Operating Company's Revenues and Costs

  Operating Company has adopted an accounting policy whereby the revenues associated with thoroughbred horse racing at Santa Anita Racetrack are reported as they are earned. Costs and expenses associated with thoroughbred horse racing revenues are charged against income in those periods in which the thoroughbred horse racing revenues are recognized. Other costs and expenses are recognized as they actually occur throughout the year. The rental fee paid by Operating Company to Realty is recognized by both Realty and Operating Company as it is earned.

  Rental Property Revenues

  Rental property revenues are recorded on a straight-line basis over the related lease term. As a result, deferred rent is created when rental income is recognized during free rent periods of a lease or when the lease provides for rent escalations during the lease term. Deferred rent is included in prepaid expenses and other assets, evaluated for collectibility and amortized over the remaining term of the lease.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Horse Racing Revenues and Direct Operating Costs

  Operating Company's horse racing revenues and direct operating costs are shown net of state and local taxes, stakes, purses and awards.

  Concentration of Credit Risk

  Financial instruments which potentially subject Realty and Operating Company to concentrations of credit risk are primarily cash investments and receivables. Realty and Operating Company place their cash investments in investment grade short-term instruments and limit the amount of credit exposure to any one commercial issuer. Concentrations of credit risk with respect to accounts receivable are limited due to the number of retail, commercial and residential tenants, and Santa Anita catering patrons. Real estate receivables are secured by first trust deeds on commercial real estate located in Southern California and Phoenix, Arizona. Advances to unconsolidated joint ventures are unsecured and due from partnerships in which Realty is a 50% or less general partner.

  Financial Instruments with Off-Balance Sheet Risk

  Realty is an issuer of financial instruments with off-balance sheet risk in the normal course of business which exposes Realty to credit risks. These financial instruments include commitments to extend credit, financial guarantees and letters of credit.

  Fair Value of Financial Instruments

  Management has estimated the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimated values for Realty and Operating Company as of December 31, 1994 and 1993 are not necessarily indicative of the amounts that could be realized in current market exchanges.

  For those financial instruments for which it is practicable to estimate value, management has determined that the carrying amounts of Realty's and Operating Company's financial instruments approximate their fair value as of December 31, 1994 and 1993.

  Dividend Reinvestment Plan

  In November 1992, Realty and Operating Company terminated their dividend reinvestment and stock purchase plan (the "Plan"), which had enabled shareholders to reinvest dividends and purchase shares of Realty and Operating Company stock.

  Common Stock and Net Income (Loss) Per Common Share

  Net income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period for each company. Stock options have not been included in the computation since they have no material dilutive effect.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Operating Company holds shares of Realty's common stock which are unpaired pursuant to a stock option plan approved by the shareholders. The shares held totaled 112,500 as of December 31, 1994 and 115,500 as of December 31, 1993 and 1992. These shares affect the calculation of Realty's net income per common share but are eliminated in the combined calculation of net income per common share.

  Reclassifications

  Certain prior year and quarterly amounts have been restated to conform to current year presentation.

NOTE 2--INVESTMENT IN PACIFIC GULF PROPERTIES INC.

  In November 1993, Realty entered into a Purchase and Sale Agreement to sell its multifamily and industrial operations to Pacific Gulf Properties Inc. ("Pacific"), in conjunction with Pacific's proposed public offering of common stock and debentures.

  On February 18, 1994, Realty completed the first part of this transaction by selling to Pacific ten multifamily properties, containing 2,654 apartment units, located in Southern California, the Pacific Northwest and Texas and three industrial properties, containing an aggregate of 185,000 leasable square feet of industrial space, located in the State of Washington (the "Transferred Properties"). Realty's corporate headquarters building and related assets were also acquired by Pacific.

  In consideration of the sale of the Transferred Properties, Realty received $44,425,000 in cash and 150,000 shares of the common stock of Pacific. In addition, Realty was relieved of $44,290,000 of mortgage debt on the Transferred Properties.

  Effective October 1, 1994, Realty completed the second part of the transaction, the sale of its interest in Baldwin Industrial Park to Pacific. Effective October 31, 1994, Pacific delivered to Realty an additional 634,419 shares of Pacific common stock as consideration for the second part of the transaction and the corporate headquarters and other net assets. As a result of the sale, Baldwin Industrial Park ceased to be a consolidated joint venture which resulted in a decrease in cash of $1,311,000 and a reduction in mortgage debt of $9,415,000.

  The above transactions resulted in a loss of $10,974,000, which was reflected in the Realty and Combined Realty and Operating Company statements of operations for the year ended December 31, 1993. If the transactions had occurred as of January 1, 1994, Realty and Combined Realty and Operating Company revenues would have decreased by $4,477,000, expenses would have decreased by $4,929,000 and net income would have increased by $452,000, for the year ended December 31, 1994.

  As of December 31, 1994, Realty owned 16.3% of the Pacific's common stock and accounted for its investment by the equity method of accounting. The closing price of Pacific's common stock, on the American Stock Exchange, on the last trading day in 1994 was $15.00 per share.

  Financial information relating to Pacific, which is a separate public company, is available from the Securities and Exchange Commission (Commission file number 1-12546).

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 3--INVESTMENTS IN CONSOLIDATED JOINT VENTURES

  Realty's real estate properties include investments in the following consolidated real estate joint ventures at December 31, 1994:

                                     OWNERSHIP
                    NAME             PERCENTAGE     PROJECT
                    ----             ---------- ---------------
         Anita Associates...........    50%     Regional mall
         French Valley Partners.....    50%     Industrial land

  The financial condition and operations of the above joint ventures are consolidated with the financial statements of Realty and Combined Realty and Operating Company.

  Combined condensed financial information for the consolidated joint ventures as of December 31, 1994, 1993 and 1992 and for the years then ended is as follows:

                                            1994         1993          1992
                                         -----------  -----------  ------------
Real estate assets...................... $58,574,000  $74,570,000  $115,778,000
                                         ===========  ===========  ============
Liabilities
  Secured real estate loans............. $62,405,000  $47,447,000  $ 84,421,000
  Other.................................   2,659,000   24,085,000     5,320,000
                                         -----------  -----------  ------------
                                         $65,064,000  $71,532,000  $ 89,741,000
                                         ===========  ===========  ============
Partners' equity (deficit)
  Realty................................ $(3,222,000) $ 7,628,000  $ 28,788,000
  Others................................  (3,268,000)  (4,590,000)   (2,751,000)
                                         -----------  -----------  ------------
                                         $(6,490,000) $ 3,038,000  $ 26,037,000
                                         ===========  ===========  ============
Revenues................................ $14,974,000  $21,922,000  $ 23,912,000
                                         ===========  ===========  ============
Net income (loss)
  Realty................................ $  (379,000) $ 2,113,000  $  2,727,000
  Others................................     617,000      477,000       458,000
                                         -----------  -----------  ------------
                                         $   238,000  $ 2,590,000  $  3,185,000
                                         ===========  ===========  ============

  Consolidated joint venture net income (loss) for the year ended December 31, 1994, includes the following one-time unusual items:

  -- In January 1994, refinancing of the Anita Associates mortgage note payable on the Fashion Park mall was completed, resulting in debt repayment costs of $1,478,000 which have been reflected in "Interest and other" in the Realty and Combined Realty and Operating Company statements of operations.

  -- In December 1994, a decrease in a maturing note payable secured by land held for development by French Valley Partners was negotiated and the carrying cost of the related land was written down to its estimated market value. The resulting net charge of $1,043,000 has been reflected in "Write-down of land held for development" in the Realty and Combined Realty and Operating Company statements of operations.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 4--INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

  Realty's investments in unconsolidated joint ventures include investments in the following commercial real estate ventures at December 31, 1994:

                                                        OWNERSHIP
                            NAME                        PERCENTAGE     PROJECT
                            ----                        ----------  -------------
      Joppa Associates.................................    33 1/3%  Retail
      H-T Associates...................................     50%     Regional mall

  These partnerships comprise the properties associated with the operations of Towson Town Center in Towson, Maryland.

  Unaudited combined condensed financial statement information for the unconsolidated joint ventures as of December 31, 1994, 1993 and 1992 and for the years then ended is as follows:

                                          1994          1993          1992
                                      ------------  ------------  ------------
Real estate assets................... $207,775,000  $212,979,000  $216,137,000
                                      ============  ============  ============
Liabilities
  Advances from Realty............... $  4,355,000  $  4,016,000  $  3,750,000
  Secured real estate loans..........  181,136,000   181,136,000   175,968,000
  Other..............................    9,915,000    11,332,000    15,448,000
                                      ------------  ------------  ------------
                                      $195,406,000  $196,484,000  $195,166,000
                                      ============  ============  ============
Partners' equity
  Realty............................. $  6,299,000  $  7,860,000  $  9,206,000
  Others.............................    6,070,000     8,635,000    11,765,000
                                      ------------  ------------  ------------
                                      $ 12,369,000  $ 16,495,000  $ 20,971,000
                                      ============  ============  ============
Revenues............................. $ 21,414,000  $ 19,991,000  $ 15,666,000
                                      ============  ============  ============
Net loss
  Realty............................. $ (2,236,000) $ (1,993,000) $ (1,446,000)
  Others.............................   (4,639,000)   (1,263,000)     (418,000)
                                      ------------  ------------  ------------
                                      $ (6,875,000) $ (3,256,000) $ (1,864,000)
                                      ============  ============  ============

  Realty is a joint and several guarantor of loans issued to expand the Towson Town Center located in Towson, Maryland (owned 65% by H-T Associates) and property (owned 100% by Joppa Associates) adjacent to Towson Town Center in the amount of $74,382,000. The maximum loan balance to which the guarantees relate is $188,000,000. Realty's two partners in the ventures have also each executed repayment guarantees, although one of the partners has a limited repayment guaranty. Annually, the guarantors may request a reduction in the amount of the guaranty based on the economic performance of the regional mall.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 5--REAL ESTATE LOANS AND ADVANCES RECEIVABLE

  Realty's real estate loans and advances receivable as of December 31, 1994 and 1993 consist of the following:

                                                            1994        1993
                                                         ----------- -----------
6.5% to 8.5% loans receivable secured by trust deeds on
 commercial real estate due through 2002...............  $13,635,000 $13,824,000
Unsecured advances to unconsolidated joint venture,
 bearing interest at prime plus 2%, interest and
 principal due on demand...............................    4,355,000   4,016,000
                                                         ----------- -----------
                                                         $17,990,000 $17,840,000
                                                         =========== ===========

  Contractual principal repayments on real estate loans receivable as of December 31, 1994 are due as follows:

      1995.......................................................... $   261,000
      1996..........................................................   1,756,000
      1997..........................................................   6,574,000
      1998..........................................................     212,000
      1999..........................................................     231,000
      Thereafter....................................................   4,601,000
                                                                     -----------
                                                                     $13,635,000
                                                                     ===========

  The weighted average prime rate was 7.1% during 1994 and the prime rate was 8.5% at December 31, 1994.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 6--LOANS PAYABLE

  Realty's real estate loans payable as of December 31, 1994 and 1993 consist of the following:

                                                           1994         1993
                                                       ------------ ------------
REALTY
9.25% note, secured by real estate assets, due in
 installments
 through 2001........................................  $  8,892,000 $        --
9.75% note, secured by real estate assets, interest
 only, due in 1994...................................           --    10,000,000
8.5% note, secured by land with assignment of ground
 lease and rent as collateral, due in installments
 through 2009........................................     3,971,000    4,100,000
10.375% notes, secured by real estate assets, due in
 installments
 through 2008........................................           --       870,000
9.75% note, secured by real estate assets, interest
 only, due in 2001...................................       480,000          --
10% note, secured by real estate assets, interest
 only, due in 1994...................................           --       857,000
9.375% note, secured by real estate assets, interest
 only, due in 1998...................................    11,704,000   11,822,000
8.25%-9% variable rate notes, secured by real estate,
 due in installments through 2005....................    15,500,000          --
                                                       ------------ ------------
                                                         40,547,000   27,649,000
                                                       ------------ ------------
ANITA ASSOCIATES
9%-9.25% notes, secured by real estate assets, due in
 installments
 through 2003........................................    61,925,000          --
8.5% notes, secured by real estate assets, due in
 installments
 through 2011........................................           --    15,269,000
10% note, secured by real estate assets, due in
 installments
 through 1998........................................           --    10,044,000
                                                       ------------ ------------
                                                         61,925,000   25,313,000
                                                       ------------ ------------
                                                        102,472,000   52,962,000
                                                       ------------ ------------
LOANS SUBJECT TO THE PACIFIC TRANSACTION
9.5% note, secured by real estate assets, interest
 only, due in 1999...................................           --     8,625,000
10.5% notes, secured by real estate assets, due in
 installments
 through 1996........................................           --     4,751,000
9.5% note, secured by real estate assets, interest
 only through 1995, installments through 2000........           --     7,000,000
9.25% note, secured by real estate assets, interest
 only, due in 1996...................................           --    12,900,000
8.25% note, secured by real estate assets, interest
 only, due in 1997...................................           --     8,042,000
8%-10% note, secured by real estate assets, due in
 installments
 through 1998........................................           --     2,997,000
11.1% note, secured by real estate assets, interest
 only, due in 1996...................................           --       889,000
11.2% note, secured by real estate assets, due in
 installments
 through 1995........................................           --     8,565,000
                                                       ------------ ------------
                                                                --    53,769,000
                                                       ------------ ------------
                                                       $102,472,000 $106,731,000
                                                       ============ ============

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 6--LOANS PAYABLE (CONTINUED)

  In December 1994, Realty obtained secured loans on each of its six neighborhood shopping centers. The secured loans aggregating $15,500,000, have variable interest rates ranging from 8.25% to 9%, a 25-year amortization period and will be due in ten years. The interest rates are subject to adjustment every six months based on the six-month certificate of deposit rate in the secondary market as currently published in the Wall Street Journal. The maximum interest rate adjustment over the life of the loans is 5% and the increase in the monthly payment at each adjustment date is limited to 3.75%.

  Principal payments due on real estate loans payable as of December 31, 1994 are as follows:

      1995......................................................... $  1,329,000
      1996.........................................................    1,469,000
      1997.........................................................    1,606,000
      1998.........................................................   12,851,000
      1999.........................................................    1,729,000
      Thereafter...................................................   83,488,000
                                                                    ------------
                                                                    $102,472,000
                                                                    ============

  Realty's bank loans payable as of December 31, 1994 and 1993 consist of the following:

                                                            1994       1993
                                                         ---------- -----------
Realty
  Borrowings under revolving credit agreement........... $7,300,000 $       --
  Unsecured notes, subject to line of credit agreements,
   interest only, due on various dates through 1996.....        --   33,488,000
Bank loans payable subject to the Pacific transaction
  Unsecured notes, subject to line of credit agreements,
   interest only, due on various dates through 1996.....        --   44,425,000
                                                         ---------- -----------
                                                         $7,300,000 $77,913,000
                                                         ========== ===========

  In November 1994, Realty entered into a $30,000,000 revolving credit agreement with a commercial bank. Borrowings under the revolving credit agreement are due one year from the date of funding but no later than November 30, 1995 and bear interest, at Realty's option, at the prime rate, at LIBOR (London Interbank Offered Rate) plus 1%, or at the 30-day, 60-day or 90-day certificate of deposit rate plus 1%. Borrowings at December 31, 1994 were at a rate of 7.25% which was based on the 30-day certificate of deposit rate plus 1%. Borrowings under the revolving credit agreement and other available cash were used to repay the outstanding balances of the unsecured notes which were subject to the line of credit agreements.

  Under the terms of the former line of credit agreements, Realty borrowed funds, at Realty's option, based upon prime rates, LIBOR-based rates or certificate of deposit rates. At December 31, 1993, all funds were borrowed at prime or at LIBOR. LIBOR rates ranged from 2.80% to 3.84% and the prime rate was 6% at December 31, 1993.

  The revolving credit agreement contains a restriction on the payment of dividends and certain other financial ratio and maintenance restrictions. Dividends are limited to the lesser of $.80 per share or $9,200,000 in any twelve-month period beginning on or after July 1, 1994. Realty's current dividend policy is in

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 6--LOANS PAYABLE (CONTINUED)

compliance with this dividend restriction. Additionally, at December 31, 1994, Realty is in compliance with the other financial ratio and maintenance restrictions.

  Operating Company entered into a sale-leaseback transaction related to the financing of certain television, video monitoring and production equipment under a five-year lease expiring in December 1997. This financing arrangement is accounted for as a capital lease. Accordingly, the equipment and related lease obligation are reflected as machinery and other equipment and bank loans payable in the Operating Company and Combined Realty and Operating Company balance sheets. Realty has guaranteed the capital lease obligation of $2,529,000.

  Assets relating to the capital lease are as follows:

                                                           1994         1993
                                                        -----------  ----------
Machinery and equipment................................ $ 4,000,000  $4,000,000
Accumulated amortization...............................  (1,154,000)   (641,000)
                                                        -----------  ----------
                                                        $ 2,846,000  $3,359,000
                                                        ===========  ==========

  Total future minimum lease payments under the capital lease and the present value of the minimum lease payments as of December 31, 1994 are as follows:

      FOR THE YEAR ENDING
          DECEMBER 31,
      -------------------
            1995.................................................. $   989,000
            1996..................................................     989,000
            1997..................................................     907,000
                                                                   -----------
                                                                     2,885,000
          Less amount representing interest.......................    (356,000)
                                                                   -----------
          Present value of minimum lease payments................. $ 2,529,000
                                                                   ===========
          Current portion......................................... $   794,000
          Long-term portion.......................................   1,735,000
                                                                   -----------
                                                                   $ 2,529,000
                                                                   ===========

  Interest costs for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                     DECEMBER 31, 1994
                                             ----------------------------------
                                                          OPERATING
                                               REALTY      COMPANY   COMBINED
                                             -----------  --------- -----------
Total incurred.............................. $13,143,000  $446,000  $13,589,000
Capitalized.................................  (2,272,000)      --    (2,272,000)
                                             -----------  --------  -----------
Total interest expense...................... $10,871,000  $446,000  $11,317,000
                                             ===========  ========  ===========
Total interest paid......................... $11,967,000  $446,000  $12,413,000
                                             ===========  ========  ===========

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 6--LOANS PAYABLE (CONTINUED)

                                                     DECEMBER 31, 1993
                                             ----------------------------------
                                                          OPERATING
                                               REALTY      COMPANY   COMBINED
                                             -----------  --------- -----------
Total incurred.............................. $13,959,000  $493,000  $14,452,000
Capitalized.................................  (1,482,000)      --    (1,482,000)
                                             -----------  --------  -----------
Total interest expense...................... $12,477,000  $493,000  $12,970,000
                                             ===========  ========  ===========
Total interest paid......................... $12,463,000  $493,000  $12,956,000
                                             ===========  ========  ===========

                                                     DECEMBER 31, 1992
                                             ----------------------------------
                                                          OPERATING
                                               REALTY      COMPANY   COMBINED
                                             -----------  --------- -----------
Total incurred.............................. $13,000,000  $194,000  $13,194,000
Capitalized.................................    (669,000)      --      (669,000)
                                             -----------  --------  -----------
Total interest expense...................... $12,331,000  $194,000  $12,525,000
                                             ===========  ========  ===========
Total interest paid......................... $12,670,000  $194,000  $12,864,000
                                             ===========  ========  ===========

NOTE 7--OTHER LIABILITIES

  Other liabilities as of December 31, 1994 and 1993 consist of the following:

                                                      DECEMBER 31, 1994
                                              ----------------------------------
                                                          OPERATING
                                                REALTY     COMPANY    COMBINED
                                              ---------- ----------- -----------
Accrued salaries............................. $  100,000 $   878,000 $   978,000
Deferred compensation........................  1,045,000   3,705,000   4,750,000
Accrued interest.............................    208,000         --      208,000
State license fees...........................        --    1,695,000   1,695,000
Other........................................    530,000   4,313,000   4,843,000
Advances payable.............................    276,000         --      276,000
                                              ---------- ----------- -----------
                                              $2,159,000 $10,591,000 $12,750,000
                                              ========== =========== ===========

                                                     DECEMBER 31, 1993
                                            -----------------------------------
                                                         OPERATING
                                              REALTY      COMPANY    COMBINED
                                            ----------- ----------- -----------
Accrued salaries........................... $       --  $   765,000 $   765,000
Deferred compensation......................   1,075,000   3,682,000   4,757,000
Accrued interest...........................     554,000         --      554,000
State license fees.........................         --    1,500,000   1,500,000
Other......................................     678,000   4,170,000   4,848,000
Advances payable...........................  11,997,000         --   11,997,000
Accrued liabilities subject to the Pacific
 transaction...............................   1,042,000         --    1,042,000
                                            ----------- ----------- -----------
                                            $15,346,000 $10,117,000 $25,463,000
                                            =========== =========== ===========

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 7--OTHER LIABILITIES (CONTINUED)

  Advances payable represent amounts due to Realty's other partner in Anita Associates. The advances payable at December 31, 1993 were substantially repaid in 1994 from the proceeds of the refinancing of Anita Associates' debt. The advances bear interest at 10% and are unsecured.

NOTE 8--INCOME TAXES

  As a REIT, Realty is taxed only on undistributed REIT income. During each of the years ended December 31, 1994, 1993 and 1992, Realty distributed at least 95% of its REIT taxable earnings to its shareholders. For the years ended December 31, 1994, 1993 and 1992, 55.4%, 41.2% and 41.2%, of the dividends distributed to shareholders represented a return of capital. Pursuant to Internal Revenue Code Section 857(b)(3)(C) and the Regulations thereunder, for the year ended December 31, 1994, Realty hereby elects to designate 44.6% of the dividends distributed as capital gains dividends. None of the dividends distributed to shareholders during the years ended December 31, 1993 and 1992 represented capital gains dividends.

  In prior years, Realty had filed claims with the California Franchise Tax Board for refunds with respect to the 1970 through 1979 tax years; LATC was assessed California franchise tax and interest for the years 1980 through 1982; and, Operating Company was assessed additional franchise tax for the years 1983 through 1985. In 1993, a refund of interest and taxes in the amount of $6,082,000 was received from the California Franchise Tax Board in the settlement of the above claims. Realty recognized $3,211,000 of interest income, net of expenses of $120,000 and an income tax benefit of $2,523,000. Operating Company recorded additional deferred taxes payable of $228,000.

  The composition of Operating Company's income tax provision (benefit) and income taxes paid for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                   1994     1993       1992
                                                  ------- ---------  ---------
Current state provision (benefit)................ $   --  $ 108,000  $(102,000)
Deferred provision (benefit).....................     --   (108,000)  (141,000)
                                                  ------- ---------  ---------
                                                  $   --  $     --   $(243,000)
                                                  ======= =========  =========
Income taxes paid................................ $25,000 $ 313,000  $   5,000
                                                  ======= =========  =========

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 8--INCOME TAXES (CONTINUED)

  Deferred income taxes arise from temporary differences in the recognition of certain items of revenues and expenses for financial statement and tax reporting purposes. The sources of temporary differences and their related tax effect for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                1994       1993        1992
                                              --------  -----------  ---------
Accelerated depreciation and amortization
 methods utilized for tax reporting
 purposes...................................  $(16,000) $   109,000  $ (92,000)
Reinstatement of deferred taxes due to tax
 net operatingloss carryovers...............   100,000    1,733,000    173,000
State income tax provision (benefit)
 deductible when paid for federal income tax
 purposes...................................   (52,000)    (485,000)  (191,000)
Deductions previously deducted for book
 purposes, deductible for tax purposes
 currently..................................   (66,000)         --         --
Income previously included for tax purposes,
 includable for book purposes currently.....       --           --      34,000
Income resulting from settlement of state
 unitary tax issues.........................       --    (1,426,000)       --
Decrease in valuation allowance for deferred
 tax assets.................................    24,000          --         --
Other, net..................................    10,000      (39,000)   (65,000)
                                              --------  -----------  ---------
                                              $    --   $  (108,000) $(141,000)
                                              ========  ===========  =========

  A reconciliation of Operating Company's total income tax provision for the years ended December 31, 1994, 1993 and 1992 to the statutory federal corporate income tax rate of 34% is as follows:

                                              1994        1993        1992
                                           -----------  ---------  -----------
Computed "expected" tax provision......... $(1,316,000) $(759,000) $(1,067,000)
State income taxes, net of federal income
 taxes....................................         --      34,000     (271,000)
Nondeductible political contributions.....      59,000     28,000       49,000
Decrease (increase) in cash surrender
 value of life insurance..................      34,000   (269,000)     (28,000)
Establishment of book net operating loss
 carryforwards............................   1,236,000    982,000    1,169,000
Other, net................................     (13,000)   (16,000)     (95,000)
                                           -----------  ---------  -----------
                                           $       --   $     --   $  (243,000)
                                           ===========  =========  ===========

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 8--INCOME TAXES (CONTINUED)

  The deferred tax assets and liabilities as of December 31, 1994 and 1993 consist of the following:

                                                         1994         1993
                                                      -----------  -----------
Deferred tax assets
  Compensation deductible for tax purposes when paid. $ 1,487,000  $ 1,478,000
  Pension contribution deductible for tax purposes
   when paid.........................................     170,000      246,000
  Contribution carryover.............................      78,000       67,000
  Other--Arizona tax.................................      24,000       24,000
  Utilization of state net operating loss carryovers.     185,000       85,000
  Valuation allowance................................     (23,000)     (47,000)
                                                      -----------  -----------
    Total deferred assets............................   1,921,000    1,853,000
                                                      -----------  -----------
Deferred tax liabilities
  Difference between tax and book depreciation.......  (1,604,000)  (1,588,000)
  Income previously included for book purposes, not
   includable for tax purposes.......................    (137,000)    (137,000)
  State income tax deductible when paid for federal
   tax purposes......................................  (3,745,000)  (3,693,000)
                                                      -----------  -----------
    Total deferred tax liabilities...................  (5,486,000)  (5,418,000)
                                                      -----------  -----------
Net liability for deferred income taxes.............. $(3,565,000) $(3,565,000)
                                                      ===========  ===========

  The Franchise Tax Board has audited the 1986 through 1988 tax years of Operating Company. Operating Company has protested the proposed assessments. These assessments have been accrued by Operating Company. In February 1994, the Franchise Tax Board initiated an audit of Operating Company's 1989 through 1991 tax years. At December 31, 1994, the agent has completed his review and has not proposed any adjustments for the 1989 through 1991 tax years. However, these years remain open pending resolution of the proposed assessments for the 1986 through 1988 tax years.

  At December 31, 1994, Operating Company's net operating loss carryforward, for federal income tax purposes, was $11,949,000 of which $5,531,000 expires in 2002, $3,001,000 in 2007 and $3,417,000 in 2009.

NOTE 9--COMMITMENTS AND CONTINGENCIES

  Realty's wholly owned and consolidated real estate investments consist of Santa Anita Racetrack, Fashion Park (a regional mall), various neighborhood shopping centers, and office buildings. The racetrack is leased to LATC; the land underlying Fashion Park has been ground leased for 65 years; each of the various neighborhood shopping centers has been leased to non-anchor tenants with terms ranging from three to five years; and, the office buildings have been leased with terms generally ranging from two to ten years.

  The minimum future lease payments to be received from Realty's wholly owned and consolidated real estate investments (excluding rentals relating to Santa Anita Racetrack which are paid by LATC to Realty) for the five years ended December 31, are as follows:

      1995.......................................................... $12,875,000
      1996..........................................................  12,507,000
      1997..........................................................  11,200,000
      1998..........................................................   9,916,000
      1999..........................................................   8,804,000

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED)

  Substantially all of the retail leases provide for additional contingent rentals based upon the gross income of the tenants in excess of stipulated minimums. Realty's share of these contingent rentals totaled $192,000 in 1994, $258,000 in 1993 and $337,000 in 1992.

  Realty leases the Santa Anita Racetrack to Operating Company's subsidiary, LATC. The lease, which was scheduled to expire December 31, 1994, was amended and extended for an additional five years. The lease amounts have been eliminated in the Combined Realty and Operating Company statement of operations.

  Realty has entered into several general and limited partnerships to own and operate real estate. As of December 31, 1994, Realty has committed to invest an additional $208,000 in these partnerships.

  Realty and Operating Company have entered into severance agreements with certain officers. Under certain circumstances, the severance agreements provide for a lump sum payment if there is a "change in control" of the entities. No provision under these severance agreements has been accrued or funded.

  Certain other claims, suits and complaints arising in the ordinary course of business have been filed or are pending against Realty and Operating Company. In the opinion of management, all such matters are adequately covered by insurance or, if not covered, are without merit or are of such kind or involve such amounts as would not have a significant effect on the financial position or results of operations if disposed of unfavorably.

  On February 9, 1995, Realty purchased a 5-year option to acquire a 50% interest in the Bell Jackpot Casino, a fully licensed card club in the City of Bell, California. Exercise of the option by Realty is conditioned on the passage of legislation in California to allow public companies to own and operate card club facilities and state licensing and other regulatory approvals. On exercise, Realty would be required to pay an exercise payment.

NOTE 10--STOCK OPTION PROGRAM AND EMPLOYEE DEFINED BENEFIT PLANS

  Stock Option Program

  Realty has reserved 400,000 shares of common stock for sale under its Stock Option Plan and Operating Company has reserved 622,820 shares for sale under its Stock Option Program. Each company has also reserved 400,000 shares for issuance under the other company's plan. The shares are to be issued either as Incentive Stock Options or Non-Qualified Stock Options.

  The Options, which are contingent upon continuous employment, are exercisable at any time once vested, for up to three years after the date of retirement or death and for up to 90 days after resignation. For both Realty and Operating Company, Incentive Stock Options and Non-Qualified Stock Options expire in 1995 through 2004.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 10--STOCK OPTION PROGRAM AND EMPLOYEE DEFINED BENEFIT PLANS (CONTINUED)

  Information with respect to shares under option as of December 31, 1994, 1993 and 1992 is as follows:

                                         REALTY                         OPERATING COMPANY
                          ------------------------------------ ------------------------------------
                            SHARES                  AVAILABLE    SHARES                  AVAILABLE
 UTSTANDING ATO           SUBJECT TO                FOR FUTURE SUBJECT TO                FOR FUTURE
 DECEMBER 31,               OPTION       PRICE        GRANT      OPTION       PRICE        GRANT
- --------------            ---------- -------------- ---------- ---------- -------------- ----------
 1992                      114,506   $17.63--$29.00  274,000     315,500  $17.63--$29.00      --
   Granted...............      --                                111,000      $17.38
   Exercised.............      --                                    --
   Cancelled.............      --                                (16,000) $17.63--$29.00
                           -------                              --------
 1993                      114,506   $17.63--$29.00  274,000     410,500  $17.38--$29.00  127,820
   Granted...............  122,500   $17.13--$20.25              126,000      $17.13
   Exercised.............      --                                 (3,000)
   Cancelled.............  (75,000)  $17.63--$29.00             (125,000) $17.38--$29.00
                           -------                              --------
 1994                      162,006   $17.13--$29.00  226,500     408,500  $17.13--$29.00  126,820
                           =======                              ========

  At the time of exercise of Realty options, employees also have to buy directly from Operating Company shares of Operating Company stock at its fair market value per share to pair with Realty shares.

  In addition, Operating Company is required to purchase Realty shares to pair with the Operating Company shares being purchased by its employees. Operating Company has purchased 112,500 shares of Realty stock for this purpose.

  Retirement Income Plan

  Realty and Operating Company have a defined benefit retirement plan for the year-round employees who are at least 21 years of age with one or more years of service and who are not covered by collective bargaining agreements. Plan assets consist of a group annuity contract with a life insurance company. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with federal requirements that are imposed by law.

  The net periodic pension cost for Realty and Operating Company for 1994 was $85,000 and $390,000; for 1993 was $104,000 and $367,000; and for 1992 was
$109,000 and $339,000. The provisions include amortization of past service cost over 30 years. The present value of accumulated plan benefits (calculated using a rate of return of 8.5%) at December 31, 1994 was $6,032,000 and the plan's net assets available for benefits were $6,032,000.

  Combined net periodic pension cost for the years ended December 31, 1994, 1993 and 1992 for the retirement income plan included the following components:

                              1994       1993       1992
                            ---------  ---------  ---------
Service cost..............  $ 278,000  $ 288,000  $ 286,000
Interest cost on projected
 benefit obligation.......    569,000    569,000    550,000
Actual return on plan
 assets...................   (390,000)  (391,000)  (446,000)
Net amortization and
 deferral.................     18,000      5,000     58,000
                            ---------  ---------  ---------
  Net periodic pension
   cost...................  $ 475,000  $ 471,000  $ 448,000
                            =========  =========  =========

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 10--STOCK OPTION PROGRAM AND EMPLOYEE DEFINED BENEFIT PLANS (CONTINUED)

  The following table sets forth the funded status of Realty's and Operating Company's retirement income plan and amounts recognized in the balance sheets at December 31, 1994 and 1993.

                                                         1994         1993
                                                      -----------  -----------
                                                                   (RESTATED)
Actuarial present value of accumulated benefit
 obligations at December 31:
  Vested............................................  $ 5,906,000  $ 6,816,000
  Nonvested.........................................      126,000      152,000
                                                      -----------  -----------
                                                        6,032,000    6,968,000
Additional amounts related to projected compensation
 levels.............................................    1,018,000    1,284,000
                                                      -----------  -----------
Total actuarial project benefit obligations for
 service rendered...................................    7,050,000    8,252,000
Plan assets at fair value at December 31............    6,032,000    5,797,000
                                                      -----------  -----------
Projected benefit obligations in excess of plan
 assets.............................................   (1,018,000)  (2,455,000)
Unrecognized net actuarial loss from difference in
 actuarial
 experience from that assumed.......................      300,000    1,389,000
Unrecognized prior service cost.....................      215,000      233,000
Initial unrecognized transition obligation
 recognized over 15 years...........................      424,000      485,000
                                                      -----------  -----------
Accrued pension cost................................  $   (79,000) $  (348,000)
                                                      ===========  ===========

  Assumptions used in determining the funded status of the retirement income plan are as follows:

                                                           1994     1993    1992
                                                           ----  ---------- ----
                                                                 (RESTATED)
Weighted average discount rate............................ 8.5%     7.5%    7.5%
Weighted average rate of increase in compensation levels.. 5.0%     5.0%    6.0%
Expected long-term rate of return......................... 8.5%     8.5%    8.5%

  In 1994, the measurement date and related assumptions for the funded status of Realty's and Operating Company's retirement income plan were as of the end of the year. In prior years, the measurement date and related assumptions were as of the beginning of the year. Prior year disclosures have been restated to reflect these changes.

  Deferred Compensation Plan

  Realty and Operating Company have defined benefit deferred compensation agreements which provide selected management employees with a fixed benefit at retirement. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment.

  The net periodic pension cost for 1994 for Realty and Operating Company was $121,000 and $594,000; for 1993 was $263,000 and $860,000; and for 1992 was
$93,000 and $243,000. It is the policy of Realty and Operating Company to fund only amounts sufficient to cover current deferred compensation benefits payable to retirees. The present value of accumulated plan benefits (calculated using a rate of 8.5%) at December 31, 1994, was $5,208,000 and Realty's and Operating Company's combined accrued liability was $4,750,000. At December 31, 1994, there were no plan net assets available for benefits.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 10--STOCK OPTION PROGRAM AND EMPLOYEE DEFINED BENEFIT PLANS (CONTINUED)

  Net periodic pension cost for the years ended December 31, 1994, 1993 and 1992 for the deferred compensation plan included the following components:

                                                   1994      1993       1992
                                                 -------- ----------  ---------
Service costs..................................  $146,000 $  152,000  $ 199,000
Interest cost on projected benefit obligation..   436,000    404,000    409,000
Nonrecurring charge resulting from the death of
 an officer....................................       --     961,000        --
Actual return on plan assets...................       --    (394,000)  (354,000)
Amortization of unrecognized net obligation and
 experience losses.............................   133,000        --      82,000
                                                 -------- ----------  ---------
Net periodic pension cost......................  $715,000 $1,123,000  $ 336,000
                                                 ======== ==========  =========

  The following table sets forth the funded status of Realty's and Operating Company's deferred compensation plan and amounts recognized in the balance sheets at December 31, 1994 and 1993:

                                                         1994         1993
                                                      -----------  -----------
                                                                   (RESTATED)
Actuarial present value of accumulated benefit
 obligations at December 31:
  Vested............................................  $ 4,947,000  $ 5,907,000
  Nonvested.........................................      261,000      262,000
                                                      -----------  -----------
                                                        5,208,000    6,169,000
Additional amounts related to projected compensation
 levels.............................................      301,000      589,000
                                                      -----------  -----------
Total actuarial projected benefit obligations for
 service rendered...................................    5,509,000    6,758,000
Plan assets at fair value at December 31............          --           --
                                                      -----------  -----------
Projected benefit obligations in excess of plan
 assets.............................................   (5,509,000)  (6,758,000)
Unrecognized net obligation and experience losses...      759,000    2,001,000
Unrecognized prior service cost.....................          --           --
                                                      -----------  -----------
Accrued pension cost................................  $(4,750,000) $(4,757,000)
                                                      ===========  ===========

  Assumptions used in determining the funded status of the deferred compensation plan are as follows:

                          1994     1993    1992
                          ----  ---------- ----
                                (RESTATED)
Weighted average
 discount rate..........  8.5%      7.5%   10.0%
Weighted average rate of
 increase in
 compensation levels....  5.0%      5.0%    6.0%
Expected long-term rate
 of return..............  --       10.0%   10.0%

  In 1994, the measurement date and related assumptions for the funded status of Realty's and Operating Company's deferred compensation plan were as of the end of the year. In prior years, the measurement date and related assumptions were as of the beginning of the year. Prior year disclosures have been restated to reflect these changes.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 11--SHAREHOLDER RIGHTS PLAN

  Under a shareholder rights plan, one right was distributed in August 1989 for each outstanding share of common stock. Each right entitles the holder to purchase from Realty, initially, one one-hundredth of a share of junior participating preferred stock at a price of $100 per share, subject to adjustment. The rights are attached to all outstanding common shares, and no separate rights certificates will be distributed. The rights are not exercisable or transferable apart from the common stock until the earlier of ten business days following a public announcement that a person or group has acquired beneficial ownership of 10% or more of Realty's general voting power or ten business days following the commencement of, or announcement of the intention to commence, a tender or exchange offer that would result in a person or group beneficially owning 10% or more of Realty s general voting power.

  Upon the occurrence of certain other events related to changes in the ownership of Realty's outstanding common stock or business combinations involving a holder of more than 10% of Realty's general voting power, each holder of a right would be entitled to purchase shares of Realty's common stock, or an acquiring corporation's common stock, having a market value of two times the exercise price of the right.

  During such time as the stock-pairing arrangement between Realty and Operating Company shall remain in effect, Operating Company will issue, on a share-for-share basis, Operating Company common shares, or, as the case may be, Operating Company junior participating preferred shares to each person receiving Realty common shares or preferred shares upon exercise or in exchange for one or more rights.

  Realty is entitled to redeem the rights in whole, but not in part, at a price of $.001 per right prior to the earlier of the expiration of the rights in August 1999 or the close of business ten days after the announcement that a 10% position has been acquired.

NOTE 12--RELATED PARTY TRANSACTIONS

  LATC leases the Santa Anita Racetrack from Realty. Rent is based upon 1.5% of the aggregate live on-track wagering and 40% of LATC s revenues received from simulcast and satellite wagering on races originating at Santa Anita Racetrack. For the years ended December 31, 1994, 1993 and 1992, LATC paid Realty (including charity days) $13,070,000, $11,634,000 and $12,683,000 in rent, of which $11,226,000, $9,233,000 and $10,955,000 were attributable to the Santa Anita meets (exclusive of charity days), with the remainder being attributable to the Oak Tree meets and charity days. The lease arrangement between LATC and Realty requires LATC to assume costs attributable to taxes, maintenance and insurance.

  The lease between LATC and Realty which was scheduled to expire December 31, 1994, was amended and extended for an additional five years. The amended lease provides for rent of 1.5% of the aggregate on-track wagering on live races at Santa Anita Racetrack and 26.5% of LATC's wagering commissions from satellite wagering on races originating at Santa Anita Racetrack. In addition, Realty will receive 26.5% of LATC's wagering commissions from satellite wagering on races originating at certain other racetracks. If the amended lease terms had been in effect for the year ended December 31, 1994, LATC would have paid Realty (including charity days) $11,123,000 in rent.

  At times Realty and Operating Company have notes receivable outstanding from certain officers and/or directors resulting from their exercise of stock options. Such notes receivable as of December 31, 1994 and 1993, for Realty were none and $81,000 and for Operating Company were $75,000 and $393,000.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 13--SUPPLEMENTAL CASH FLOW INFORMATION

  Realty

  The disposition of the multifamily and industrial operations involved the transfer of the following noncash items:

      Real estate assets.......................................... $107,031,000
      Other assets................................................      898,000
      Real estate loans payable...................................   53,705,000
      Other liabilities...........................................      547,000

  Operating Company

  Operating Company's consolidated statements of cash flows involved the following noncash items:

      Noncash addition to property, plant and equipment............... $333,000

NOTE 14--COMBINED QUARTERLY FINANCIAL INFORMATION--UNAUDITED

  Condensed unaudited quarterly results of operations for Combined Realty and Operating Company are as follows:

                                                                    NET INCOME
                                                      NET INCOME    (LOSS) PER
 QUARTER ENDED                            REVENUES      (LOSS)     COMMON SHARE
 -------------                           ----------- ------------  ------------
1994
  December 31........................... $18,018,000 $ (4,376,000)    $ (.39)
  September 30..........................  12,121,000     (866,000)      (.08)
  June 30...............................  21,196,000    1,449,000        .13
  March 31..............................  42,727,000    6,107,000        .55
1993 (Restated)
  December 31........................... $22,243,000 $(11,140,000)    $(1.00)
  September 30..........................  15,757,000     (170,000)      (.02)
  June 30...............................  23,930,000    1,870,000        .17
  March 31..............................  45,605,000    9,841,000        .88
1992
  December 31........................... $21,270,000 $    (60,000)    $ (.01)
  September 30..........................  15,003,000   (2,502,000)      (.22)
  June 30...............................  24,966,000      866,000        .08
  March 31..............................  45,763,000    9,073,000        .81

  Operating Company has adopted an accounting practice whereby the revenues associated with thoroughbred horse racing at Santa Anita Racetrack are reported as they are earned. Costs and expenses associated with thoroughbred horse racing revenues are charged against income in those interim periods in which the thoroughbred horse racing revenues are recognized. Other costs and expenses are recognized as they actually occur throughout the year.

                    SANTA ANITA REALTY ENTERPRISES, INC. AND
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992


NOTE 14--COMBINED QUARTERLY FINANCIAL INFORMATION--UNAUDITED (CONTINUED)

  The total of the amounts shown above as quarterly net income per common share may differ from the amount shown on the combined statements of operations because the annual computation is made separately and is based upon the average number of shares outstanding for the year.

  Combined Realty and Operating Company are subject to significant seasonal variations in revenues and net income (loss) due primarily to the seasonality of thoroughbred horse racing.

  Operating Company's 1993 first and second quarters were restated to reflect a retroactive reduction in fees due to the State of California, which was previously reflected in the second quarter of 1993.

                      SANTA ANITA REALTY ENTERPRISES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           DECEMBER 31, 1994 AND 1993

                                           ADDITIONS
                                      --------------------
                                      CHARGED TO  CHARGED              BALANCE AT
                          BALANCE AT   COSTS AND  TO OTHER               END OF
      DESCRIPTIONS         BEGINNING   EXPENSES   ACCOUNTS DEDUCTIONS    PERIOD
      ------------        ----------  ----------- -------- ----------- -----------
1994
  Deducted from
   commercial properties:
    Allowance for loss on
     disposition of
     multifamily and
     industrial
     operations.......... $10,974,000 $       --  $    --  $10,974,000 $       --
                          =========== =========== ======== =========== ===========
1993
  Deducted from
   commercial properties:
    Allowance for loss on
     disposition of
     multifamily and
     industrial
     operations.......... $       --  $10,974,000 $    --  $       --  $10,974,000
                          =========== =========== ======== =========== ===========

                      SANTA ANITA REALTY ENTERPRISES, INC.

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                                DECEMBER 31, 1994

                                                             COSTS CAPITALIZED
                                                               SUBSEQUENT TO           GROSS AMOUNT AT WHICH CARRIED
                                 INITIAL COSTS TO COMPANY       ACQUISITION                 AT CLOSE OF PERIOD
                                 ------------------------ ------------------------ -------------------------------------
                                              BUILDINGS                                         BUILDINGS
                                                 AND                                               AND
   DESCRIPTION      ENCUMBRANCE     LAND     IMPROVEMENTS    LAND     IMPROVEMENTS    LAND     IMPROVEMENTS    TOTAL
   -----------      -----------  ----------- ------------ ----------  ------------ ----------- ------------ ------------
RACING FACILITY
 Santa Anita Race-
 track (a)........  $            $   549,000 $15,150,000  $3,448,000  $ 8,588,000  $ 3,997,000 $ 23,738,000 $ 27,735,000
REGIONAL MALLS
 California Fash-
 ion Park (a)(c)..    61,925,000              17,688,000   2,704,000   45,391,000    2,704,000   63,079,000   65,783,000
 Land underlying
  Fashion Park....     3,971,000     102,000                                           102,000                   102,000
SHOPPING CENTERS
 California
  Yorba Linda.....     3,494,000   2,038,000   6,162,000                1,734,000    2,038,000    7,896,000    9,934,000
  Orange..........     1,722,000   1,800,000   3,275,000                  268,000    1,800,000    3,543,000    5,343,000
  Encinitas.......     4,332,000   2,842,000   8,954,000                  901,000    2,842,000    9,855,000   12,697,000
  Phoenix, Arizona
   Tatum &
   Thunderbird....     2,880,000     728,000   1,672,000     233,000    1,829,000      961,000    3,501,000    4,462,000
  28th and Indian
   School.........     1,677,000     807,000   1,793,000                  230,000      807,000    2,023,000    2,830,000
  67th and Indian
   School.........     1,395,000   1,751,000   3,396,000                1,640,000    1,751,000    5,036,000    6,787,000
OFFICE BUILDINGS
 California
  Santa Ana.......    11,704,000   6,670,000  16,130,000     200,000      980,000    6,870,000   17,110,000   23,980,000
  Upland..........                 1,560,000   3,440,000     193,000    1,173,000    1,753,000    4,613,000    6,366,000
  Arcadia.........     8,892,000               9,122,000                7,609,000                16,731,000   16,731,000
LAND
 California
  Temecula........       480,000   1,208,000                (728,000)                  480,000                   480,000
                    ------------ ----------- -----------  ----------  -----------  ----------- ------------ ------------
                    $102,472,000 $20,055,000 $86,782,000  $6,050,000  $70,343,000  $26,105,000 $157,125,000 $183,230,000(d)
                    ============ =========== ===========  ==========  ===========  =========== ============ ============
                                                           LIFE ON WHICH
                                                          DEPRECIATIONS IN
                                                           LATEST INCOME
                    ACCUMULATED       DATE OF      DATE     STATEMENT IS
   DESCRIPTION      DEPRECIATION    CONSTRUCTION ACQUIRED     COMPUTED
   -----------      --------------- ------------ -------- ----------------
RACING FACILITY
 Santa Anita Race-
 track (a)........  $19,431,000         1934       1934      5-35 Years(b)
REGIONAL MALLS
 California Fash-
 ion Park (a)(c)..   13,476,000         1974       1974        40 Years
 Land underlying
  Fashion Park....                                 1934
SHOPPING CENTERS
 California
  Yorba Linda.....    2,328,000         1985       1985      3-40 Years
  Orange..........      808,000         1986       1985      3-40 Years
  Encinitas.......    1,468,000         1985       1985      3-40 Years
  Phoenix, Arizona
   Tatum &
   Thunderbird....      878,000         1981       1983      3-40 Years
  28th and Indian
   School.........      689,000         1979       1983      3-40 Years(b)
  67th and Indian
   School.........    1,236,000         1968       1986      3-40 Years
OFFICE BUILDINGS
 California
  Santa Ana.......    7,434,000         1980       1984      5-40 Years
  Upland..........    1,826,000         1982       1984      5-35 Years
  Arcadia.........    3,699,000         1986       1987      5-45 Years
LAND
 California
  Temecula........                                 1989
                    ---------------
                    $53,273,000(e)
                    ===============

- -----
(a)Initial costs December 31, 1979 book value
(b)Component depreciation used
(c)All dollar figures represent 100% of amounts attributable to the property

The accompanying notes are an integral part of this schedule.

                      SANTA ANITA REALTY ENTERPRISES, INC.

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                         DECEMBER 31, 1994 (CONTINUED)

                                          1994          1993          1992
                                      ------------  ------------  ------------
(d)  Balance at beginning of
      period.......................   $290,046,000  $274,064,000  $242,812,000
     Additions--capital
      expenditures.................     15,074,000    33,424,000    35,588,000
     Disposals.....................     (1,645,000)   (6,468,000)   (4,336,000)
     Allowance for loss on
      disposition of multifamily
      and industrial operations....            --    (10,974,000)          --
     Disposition of multifamily and
     industrial operations.........   (120,245,000)          --            --
                                      ------------  ------------  ------------
     Balance at end of period......   $183,230,000  $290,046,000  $274,064,000
                                      ============  ============  ============
(e)  Balance at beginning of
      period.......................   $ 61,173,000  $ 59,038,000  $ 50,811,000
     Additions--depreciation
      expense, net of amortization
      expense......................      5,779,000     8,795,000     8,156,000
     Disposals.....................       (130,000)   (6,660,000)       71,000
     Disposition of multifamily and
     industrial operations.........    (13,549,000)          --            --
                                      ------------  ------------  ------------
     Balance at end of period......   $ 53,273,000  $ 61,173,000  $ 59,038,000
                                      ============  ============  ============

                                 [INSIDE BACK COVER PHOTOGRAPHS:

                          (i) PHOTOGRAPH DEPICTING THROUGHBRED HORSE RACE AT SANTA ANITA RACETRACK (UNCAPTIONED);

                          (ii)   PHOTOGRAPHS DEPICTING
                          AND    BALDWIN CLUB FACILITIES (CAPTIONED
                          (iii)  "SANTA ANITA PARK'S NEW JOHN HENRY
                                 RACE & SPORTS ROOM (ABOVE) AND
                                 HISTORIC CHANDELIER ROOM (LEFT)
                                 ARE PART OF THE BALDWIN
                                 CLUB'S PRIME ACCOMMODATIONS FOR
                                 RACE FANS.")]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Use of Proceeds...........................................................    9
Capitalization............................................................    9
Price Range of Common Stock and Dividends.................................   10
Selected Combined Financial Information ..................................   11
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   12
Business..................................................................   17
Management................................................................   30
Federal Income Tax Matters................................................   32
ERISA Matters.............................................................   38
Description of Securities.................................................   38
Underwriting..............................................................   41
Legal Matters.............................................................   42
Experts...................................................................   42
Available Information.....................................................   42
Documents Incorporated by Reference.......................................   43
Index to Financial Statements.............................................  F-1


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               3,000,000 SHARES

                           THE SANTA ANITA COMPANIES

                              PAIRED COMMON STOCK



               [LOGO OF THE SANTA ANITA COMPANIES APPEARS HERE]


                                  -----------

                                  PROSPECTUS

                                      , 1995

                                  -----------

                               SMITH BARNEY INC.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses in connection with the offering are as follows:

   Securities and Exchange Commission Registration Fee................ $ 18,589
   NASD registration fee..............................................    5,891
   NYSE listing fee...................................................   12,075
   Accounting fees and expenses.......................................  100,000
   Legal fees and expenses............................................  275,000
   Blue sky fees and expenses.........................................   15,000
   Printing...........................................................  160,000
   Transfer agent fees................................................    1,000
   Trustee's fees and expenses........................................      550
   Miscellaneous......................................................   11,895
                                                                       --------
   Total.............................................................. $600,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 102 of the General Corporation Law of Delaware (the "GCL"), both the Certificate of Incorporation of Realty and the Certificate of Incorporation of Operating Company eliminate personal liability of its respective directors to such company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to such company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under Section 174 of the Delaware General Corporation Law relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit.

  As permitted by Section 145 of the GCL, both Realty's Bylaws and Operating Company's Bylaws provide for indemnification of directors and officers (and permit the respective Boards of Directors to provide for indemnification of employees and agents) of such Registrant against expenses (including attorneys'
fees) and other amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of such Registrant and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the respective Registrant, such a person may not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the respective Registrant, unless and only to the extent the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as such court may deem proper. In each case, indemnification shall be made only upon specific authorization of a majority of disinterested directors, by written opinion of independent legal counsel or by the stockholders, unless the director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action or suit, in which case he shall be indemnified without such authorization. Both Realty's Bylaws and Operating Company's Bylaws require such Registrant to pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt by such Registrant of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification and permit such Registrant to advance such expenses to other employees and agents of such Registrant upon such terms and conditions as are specified by the respective Registrant's Board of Directors. The advancement of expenses, as well as indemnification, pursuant to each Registrant's Bylaws is not exclusive of any other rights which those seeking indemnification or advancement of expenses from such Registrant may have.

  Individual indemnification agreements (the "Indemnification Agreements") have been entered into by each of Realty and Operating Company with certain of its respective directors and officers. The Indemnification Agreements provide for indemnification to the fullest extent permitted by law and provide contractual assurance to directors and officers that indemnity and advancement of expenses will be available to them regardless of any amendment or revocation of such Registrant's Bylaws.

  Both Realty's Bylaws and Operating Company's Bylaws permit such Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of such Registrant against liability asserted against him or her in any such capacity, whether or not such Registrant would have the power to indemnify him against such liability under the provisions of the Bylaws. Both Realty and Operating Company maintain liability insurance providing officers and directors with coverage with respect to certain liabilities.

ITEM 16. EXHIBITS.

   EXHIBIT
   NUMBER  DESCRIPTION
   ------- -----------
    1      Form of Proposed Underwriting Agreement.
    4.1    Pairing Agreement by and between Santa Anita Realty Enterprises,
           Inc. and Santa Anita Operating Company, dated as of December 20,
           1979 (incorporated by reference to Exhibit 5 to Registration
           Statement on Form 8-A of Santa Anita Operating Company filed
           February 5, 1980).
    4.2    Rights Agreement, dated June 15, 1989, among Santa Anita Realty
           Enterprises, Inc., Santa Anita Operating Company, and Union Bank, as
           Rights Agent (incorporated by reference to Exhibit 2.1 to
           Registration Statement on Form 8-A of Santa Anita Realty
           Enterprises, Inc. filed June 19, 1989).
    4.3    Form of Convertible Note Due October 1, 1995 (included in Exhibit
           4.4 as Exhibit A thereto).*
    4.4    Form of Indenture to be dated as of July 1, 1995 between Santa Anita
           Realty Enterprises, Inc., Santa Anita Operating Company, and Harris
           Trust Company of California as Trustee.*
    5      Opinion of O'Melveny & Myers.*
    8      Opinion of O'Melveny & Myers.
   10.1    Lease dated as of May 2, 1995 between Santa Anita Realty
           Enterprises, Inc. and American Multi-Cinema, Inc. (incorporated by reference to Exhibit 10.8 of the Joint Quarterly Report on Form 10-Q
           of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating
           Company for the quarter ended March 31, 1995).
   10.2    Commitment Letter dated May 31, 1995 from First Interstate Bank of
           California to Realty.*
   23.1    Consent of Kenneth Leventhal & Company.*
   23.2    Consent of KPMG Peat Marwick LLP.*
   23.3    Consents of O'Melveny & Myers (included in Exhibits 5 and 8).
   24.1    Power of Attorney (included in Part II to the Joint Registration
           Statement).
   25      Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939.*

- --------

* Previously filed.

ITEM 17. UNDERTAKINGS

  The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrants' annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Joint Registration Statement shall be deemed to be a new joint registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

  Each of the undersigned Registrants hereby undertakes that:

    (1) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Joint Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Joint Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new joint registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 26, 1995.

                                     SANTA ANITA REALTY ENTERPRISES, INC.

                                     By
                                                         *
                                        ________________________________________
                                               Sherwood C. Chillingworth,
                                           Vice Chairman and Chief Executive
                                                        Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Joint Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Vice Chairman and Chief         June 26, 1995
____________________________________ Executive Officer
     Sherwood C. Chillingworth

        /s/Brian L. Fleming          Executive Vice President,       June 26, 1995
____________________________________ Chief Financial Officer and
          Brian L. Fleming           Secretary (Principal
                                     Financial and Accounting
                                     Officer)

                 *                   Director                        June 26, 1995
____________________________________
          William C. Baker

                 *                   Director                        June 26, 1995
____________________________________
       Thomas J. Barrack, Jr.

                 *                   Director                        June 26, 1995
____________________________________
          Richard S. Cohen

                 *                   Director                        June 26, 1995
____________________________________
          Arther Lee Crowe



             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Director                        June 26, 1995
- ------------------------------------
          Taylor B. Grant

                 *                   Director                        June 26, 1995
- ------------------------------------
         Stephen F. Keller


                 *                   Director                        June 26, 1995
- ------------------------------------
         J. Terrence Lanni


                 *                   Director                        June 26, 1995
- ------------------------------------
         Thomas P. Mullaney


                 *                   Director                        June 26, 1995
- ------------------------------------
         William D. Schulte



*By:  /s/ Brian L. Fleming
     --------------------------

       Brian L. Fleming

       Attorney-in-fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 26, 1995.

                                     SANTA ANITA OPERATING COMPANY

                                     By
                                                         *
                                        ----------------------------------------
                                                   Stephen F. Keller
                                                Chairman, President and
                                                Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Joint Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Chairman, President and         June 26, 1995
- ------------------------------------ Chief Executive Officer
         Stephen F. Keller


                 *                   Vice President--Financial       June 26, 1995
- ------------------------------------ and Chief Financial Officer
        Richard D. Brumbaugh         (Principal Financial and
                                     Accounting Officer)

                 *                   Director                        June 26, 1995
- ------------------------------------
          William C. Baker


                 *                   Director                        June 26, 1995
- ------------------------------------
       Thomas J. Barrack, Jr.


                 *                   Director                        June 26, 1995
- ------------------------------------
          Richard S. Cohen


                 *                   Director                        June 26, 1995
- ------------------------------------
          Arther Lee Crowe


                 *                   Director                        June 26, 1995
- ------------------------------------
        Clifford C. Goodrich


                 *                   Director                        June 26, 1995
- ------------------------------------
         J. Terrence Lanni


                 *                   Director                        June 26, 1995
- ------------------------------------
         Thomas P. Mullaney


                 *                   Director                        June 26, 1995
- ------------------------------------
         William D. Schulte



*By: /s/ Brian L. Fleming
     ---------------------

     Brian L. Fleming

     Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT                                                                              SEQUENTIALLY
 NUMBER                                 DESCRIPTION                                     NUMBERED
 -------                                -----------                                       PAGE
                                                                                      ------------
   1     Form of Proposed Underwriting Agreement.
   4.1   Pairing Agreement by and between Santa Anita Realty Enterprises, Inc.
         and Santa Anita Operating Company, dated as of December 20, 1979
         (incorporated by reference to Exhibit 5 to Joint Registration Statement on Form 8-A of Santa Anita Operating Company filed February 5, 1980).
   4.2   Rights Agreement, dated June 15, 1989, among Santa Anita Realty
         Enterprises, Inc., Santa Anita Operating Company, and Union Bank, as
         Rights Agent (incorporated by reference to Exhibit 2.1 to Joint
         Registration Statement on
         Form 8-A of Santa Anita Realty Enterprises, Inc. filed June 19, 1989).
   4.3   Form of Convertible Note Due October 1, 1995 (included in Exhibit 4.4 as
         Exhibit A thereto).*
   4.4   Form of Indenture to be dated as of July 1, 1995 between Santa Anita
         Realty Enterprises, Inc., Santa Anita Operating Company, and Harris
         Trust Company of California as Trustee.*
   5     Opinion of O'Melveny & Myers.*
   8     Opinion of O'Melveny & Myers.
  10.1   Lease dated as of May 2, 1995 between Santa Anita Realty Enterprises,
         Inc. and American Multi-Cinema, Inc. (incorporated by reference to
         Exhibit 10.8 of the Joint Quarterly Report on Form 10-Q of Santa Anita
         Realty Enterprises, Inc. and Santa Anita Operating Company for the
         quarter ended March 31, 1995).
  10.2   Commitment Letter dated May 31, 1995 from First Interstate Bank of
         California
         to Realty.*
  23.1   Consent of Kenneth Leventhal & Company.*
  23.2   Consent of KPMG Peat Marwick LLP.*
  23.3   Consents of O'Melveny & Myers (included in Exhibits 5 and 8).
  24.1   Power of Attorney (included in Part II to the Joint Registration
         Statement).
  25     Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act
         of 1939.*

- --------

* Previously filed.